Exhibit 10.1

EXECUTION VERSION

AMENDMENT AGREEMENT

This Amendment Agreement, dated as of September 29, 2011 (this “Amendment Agreement”) to the Original Credit Agreement referred to below and is entered into among Radiation Therapy Services, Inc. (as successor to RTS Merger Co., Inc.), a Delaware corporation (“Borrower”), Radiation Therapy Services Holdings, Inc., a Delaware corporation (“Parent”), the Subsidiaries of the Borrower identified as “Subsidiary Guarantors” on the signature pages hereto (the “Subsidiary Guarantors” together with Parent, the “Guarantors”), the Lenders signatory hereto and Wells Fargo Bank, National Association (formerly known as Wachovia Bank, National Association), in its capacity as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, reference is made to that certain credit agreement entered into among the Borrower, the institutions from time to time party thereto as Lenders (the “Lenders”), the Administrative Agent and the other agents and arrangers named therein on February 21, 2008 (as such credit agreement has been amended by Amendment No. 1 to the Credit Agreement, Amendment No. 2 to the Credit Agreement and Amendment No. 3 to the Credit Agreement on August 15, 2008, April 1, 2010 and May 3, 2010, respectively, the “Original Credit Agreement”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Original Credit Agreement.

WHEREAS, Section 10.1 of the Original Credit Agreement provides that the Existing Credit Agreement may be amended, modified and waived from time to time;

WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders party hereto agree to amend the Credit Agreement in certain respects as set forth herein and the Lenders party hereto and the Administrative Agent are agreeable to the same, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto hereby agree as follows:

Section 1.        Amendment and Restatement

The Original Credit Agreement is, effective as of the Amendment and Restatement Effective Date (as defined below), hereby amended and restated as set forth in Exhibit A hereto (the Original Credit Agreement as amended hereby, the “Amended and Restated Credit Agreement”).

Exhibit A to the Credit Agreement may be modified by the Administrative Agent and the Borrower in order to reflect the division of the Revolving Commitments into the Extended Revolving Commitments and the Non-Extended Revolving Commitments.

Schedule 7.8(e) to the Original Credit Agreement shall be replaced with Schedule 7.8(e) to the Amended and Restated Credit Agreement, and other than as specifically referred to above or in the Amended and Restated Credit Agreement, the Exhibits and the Schedules to the Original Credit Agreement shall be the Exhibits and Schedules to the Amended and Restated Credit Agreement.

Section 2.        Extension of Certain Revolving Commitments

All Revolving Facility Lenders may elect to become Extended Revolving Lenders (as defined in the Amended and Restated Credit Agreement) and holders of Extended Revolving Commitments and Extended Revolving Loans (each as defined in the Amended and Restated Credit Agreement) subject to all of the rights, obligations and conditions thereto under the Amended and Restated Credit Agreement by executing the signature page hereof as an “Extended Revolving Lender” and delivering to the Administrative Agent such signature page prior to the Response Time (as defined below) and, by so delivering such signature page, shall be deemed on and as of the Amendment and Restatement Effective Date, on the terms set forth in the Amended and Restated Credit Agreement, to extend, convert and reclassify all of its outstanding Revolving Commitments as Extended Revolving Commitments and all of its outstanding Revolving Loans as Extended Revolving Loans; provided that the Borrower may, in its discretion, accept any signature page delivered after the Response Time.

Section 3.        Conditions Precedent to the Effectiveness of this Amendment Agreement

This Amendment Agreement shall become effective as of the date (the “Amendment and Restatement Effective Date”) when, and only when, the following conditions precedent have been satisfied:

(a)           Administrative Agent shall have received prior to 5:00 p.m. (New York City time) on September 30, 2011 (x) counterparts of this Amendment Agreement, duly executed by (1) the Borrower, (2) each Guarantor and (3) the Administrative, (4) a number of Lenders sufficient to constitute the (x) Required Lenders and (y) Majority Revolving Lenders.

(b)           No Default or Event of Default exists and is continuing or would exist immediately after giving effect to the transactions contemplated by this Amendment Agreement.

(c)           As of the Amendment and Restatement Effective Date and after giving effect to the transactions contemplated by this Amendment Agreement, the representations and warranties (x) set forth in Section 4 of the Credit Agreement are true and correct in all material respects as of the date hereof (except for those which expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date) and (y) set forth in Section 4 below are true and correct in all material respects, in each case, to the extent such covenant or other agreement is not already subject to a “materiality” or “Material Adverse Effect” qualifier on and as of such date as if made on and as of such date (other than representations and warranties which speak only as of a certain date, which representations and warranties shall be made only on such date).

(d)           The fees set forth in Section 5 and the costs and expenses in Section 9 shall in each case have been (or shall simultaneously with the Amendment and Restatement Effective Date be) paid.

(e)           The Administrative Agent shall have received a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each Mortgaged Property and, if located in a Special Flood Hazard Area, together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and if applicable, each Loan Party relating thereto (it being understood that all documents required to be delivered pursuant to this Section 3(e) have been delivered prior to the date hereof).

(f)            The Administrative Agent shall have received a copy of, or a certificate as to coverage under, and a declaration page relating to, the insurance policies required by Section 6.5 of the Credit Agreement (including, without limitation, flood insurance policies) and the applicable provisions of the Security Documents, each of which (i) shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable), (ii) shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured and (iii) shall be otherwise in form and substance satisfactory to the Administrative Agent (it being understood that all documents required to be delivered pursuant to this Section 3(f) have been delivered prior to the date hereof).

(g)           Each Extended Revolving Lender executing this Amendment as an “Extended Revolving Lender” shall have received, if requested by it, one or more replacement Notes payable to the order of such Extended Revolving Lender duly executed by the Borrower in substantially the form of Exhibit E-1 to the Original Credit Agreement with such modifications as are deemed appropriate by the Borrower and the Administrative Agent to reflect the extension of the maturity date thereof, evidencing such Extended Revolving Lenders’ Revolving Commitments, as extended; provided that such Extended Revolving Lender shall have returned to the Borrower any Revolving Note held by it prior to the Amendment and Restatement Effective Date.

(h)           Such opinions and other documents that shall have previously been agreed by the Administrative Agent and the Borrower to be delivered shall have been delivered.

Section 4.        Representations and Warranties

On and as of the Amendment and Restatement Effective Date, after giving effect to the transactions contemplated by this Amendment Agreement, the Borrower hereby represents and warrants to the Administrative Agent and each Lender as follows:

(a)           this Amendment Agreement has been duly authorized, executed and delivered by the Loan Parties and constitutes the legal, valid and binding obligation of the Loan Parties enforceable against the Loan Parties in accordance with its terms and the Loan Documents, as amamended by this Amendment Agreement, constitute the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with its terms; and

(b)           No consent, approval, authorization or offer of, or filing, registration or qualification with, any court or governmental authority or third party is required by the Borrower in connection with the execution, delivery or performance by such Person of this Amendment Agreement.

Section 5.        Amendment Fee

Each Lender that delivers a signature page to this Amendment Agreement at or prior to noon Eastern Daylight Time at noon (New York City Time) on September 27, 2011 (the “Response Time”) shall be paid a cash fee by Borrower in an amount equal to (i) 50 basis points of the aggregate principal amount of the Revolving Commitments of each Extended Revolving Lender (the “Extension Fee”) and (ii) 12.5 basis points of the aggregate principal amount of such Lender’s Revolving Commitments (whether used or unused) and outstanding Tranche B Term Loans as of the Response Time (the “Consent Fee” and together with the Extension Fee, the “Amendment Fees”).

Section 6.        Real Estate Matters

(a)           To the extent such items have not been delivered as of the Amendment and Restatement Effective Date, within sixty (60) days after the Amendment and Restatement Effective Date, unless extended by the Collateral Agent in its sole discretion, the Borrower shall deliver or cause to be delivered to the Collateral Agent, with respect to each Mortgaged Property identified on Schedule 1 hereto, the following:

(i)            with respect to each Mortgage encumbering Mortgaged Property, an amendment (each a “Mortgage Amendment”) duly executed and acknowledged by the applicable Loan Party, and in form for recording in the recording office where each such Mortgage was recorded, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof under applicable law, in each case in form and substance reasonably satisfactory to the Collateral Agent;

(ii)           with respect to each Mortgage Amendment, an endorsement to the existing Title Policy assuring the Collateral Agent that the Mortgage, as amended by the Mortgage Amendment, is a valid and enforceable first priority lien on such  Mortgaged Property in favor of the Collateral Agent for the benefit of the Secured Parties free and clear of all Liens except those Liens created or permitted by the Mortgage or by the Collateral Agent, and such Mortgage Policy shall otherwise be in form and substance reasonably satisfactory to the Collateral Agent;

(iii)          with respect to each Mortgage Amendment, opinions of local counsel to the Loan Parties, which opinions (x) shall be addressed to Administrative Agent and each of the Secured Parties, (y) shall cover (i) the due authorization, execution and delivery of such Mortgage Amendment and (ii) the enforceability of the respective Mortgage as amended by the Mortgage Amendment, and (z) shall be in form and substance reasonably satisfactory to the Administrative Agent;

(iv)          with respect to each Mortgaged Property, such affidavits, certificates, information and instruments of indemnification as shall be required to induce the title insurance company to issue the endorsement to Title Policy contemplated in subparagraph (ii) of this Section 6; and

(v)           evidence acceptable to the Collateral Agent of payment by the appropriate Loan Party of all applicable title insurance premiums, search and examination charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgage Amendments and issuance of the endorsements to Title Policies referred to in subparagraph (ii) of this Section 6.

Section 7.        Reference to and Effect on the Loan Documents

(a)           On the Amendment and Restatement Effective Date (i) each Revolving Lender that has executed and delivered a counterpart to this Amendment as an “Extended Revolving Lender” and has designated on its signature page shall have its Revolving Commitments and Revolving Loans automatically reclassified as Extended Revolving Commitments and Extended Revolving Loans, respectively, for the purpose of the Amended and Restated Credit Agreement in an aggregate principal amount equal to its existing Revolving Commitments and Revolving Loans and (ii) all Revolving Commitments and Revolving Loans (as defined in the Existing Credit Agreement) that are not so reclassified as Extended Revolving Commitments or Extended Revolving Loans shall automatically be reclassified as Non-Extended Revolving Commitments and Non-Extended Revolving Loans, respectively, for the purpose of the Amended and Restated Credit Agreement, and all Revolving Lenders who hold Non-Extended Revolving Loans or Non-Extended Revolving Commitments shall automatically be deemed Non-Extended Revolving Lenders.

(b)           As of the Amendment and Restatement Effective Date, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference in the other Loan Documents to the Credit Agreement (including, without limitation, by means of words like “thereunder,” “thereof” and words of like import), shall mean and be a reference to the Credit Agreement as amended hereby, and this Amendment Agreement and the Amended and Restated Credit Agreement shall be read together and construed as a single instrument.

(c)           As of the Amendment and Restatement Effective Date and after giving effect to the transactions contempated by this Amendment Agreement, Borrower hereby acknowledges that it has received and reviewed a copy of the Amended and Restated Credit Agreement and acknowledges and agrees to be bound by all covenants, agreements and acknowledgments in the Amended and Restated Credit Agreement and any other Loan Document and to perform all obligations and duties required of it by the Amended and Restated Credit Agreement.

(d)           Except as expressly amended hereby or specifically waived above, all of the terms and provisions of the Credit Agreement and all other Loan Documents are and shall remain in full force and effect and are hereby ratified and confirmed.

(e)           The execution, delivery and effectiveness of this Amendment Agreement shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders, the Borrower or the Administrative Agent under any of the Loan Documents, nor constitute a waiver or amendment of any other provision of any of the Loan Documents or for any purpose except as expressly set forth herein.

(f)            This Amendment Agreement shall constitute a Loan Document under the terms of the Amended and Restated Credit Agreement.

Section 8.        Acknowledgement of Guarantors and Reaffirmation

The Guarantors acknowledge and consent to all terms and conditions of this Amendment Agreement and agree that this Amendment Agreement, the transactions contemplated hereby and all documents executed in connection herewith do not operate to reduce or discharge the Guarantors’ obligations under the Loan Documents.

Each Loan Party hereby (i) expressly acknowledges the terms of this Amendment Agreement and the Amended and Restated Credit Agreement, (ii) ratifies and affirms after giving effect to this Amendment Agreement and the Amended and Restated Credit Agreement its obligations under the Loan Documents (including guarantees and security agreements) executed by such Loan Party and (iii) after giving effect to this Amendment Agreement and the transactions contemplated hereby, acknowledges, renews and extends its continued liability under all such Loan Documents and agrees such Loan Documents remain in full force and effect, as amended hereby and in the Amended and Restated Credit Agreement.  Each Loan Party hereby (a) affirms and confirms its guarantees, pledges, grants and other commitments under the Security Documents and (b) agrees that, notwithstanding the effectiveness of this Amendment, (i) each Security Document shall continue to be in full force and effect and (ii) all guarantees, pledges, grants and other commitments thereunder shall continue to be in full force and effect with respect to the Obligations (as the Obligations are modified pursuant to this Amendment Agreement and the transactions contemplated hereby) and shall accrue to the benefit of the Secured Parties.  Each of the Loan Parties further agrees to take any action that may be required or that is reasonably requested by the Administrative Agent to effect the purposes of this Amendment Agreement, the transactions contemplated hereby or the Loan Documents and hereby reaffirms its obligations under each provision of each Loan Document to which it is party.

Section 9.        Costs and Expenses

The Borrower agrees to pay all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, reproduction, execution and delivery of this Amendment Agreement and the transactions contemplated hereby (including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto).

Section 10.      Execution in Counterparts

This Amendment Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document.  Delivery of an executed counterpart by telecopy shall be effective as delivery of a manually executed counterpart of this Amendment Agreement.

Section 11.      Lender Signatures

Each Lender that signs a signature page to this Amendment Agreement shall be deemed to have approved this Amendment Agreement and shall be further deemed for the purposes of the Loan Documents to have approved this Amendment Agreement.  Each Lender signatory to this Amendment  Agreement agrees that such Lender shall not be entitled to receive a copy of any other Lender’s signature page to this Amendment, but agrees that a copy of such signature page may be delivered to the Borrower and the Administrative Agent.

Section 12.      Governing Law

THIS AMENDMENT AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WILL BE REQUIRED THEREBY.

Section 13.      Section Titles

The section titles contained in this Amendment Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto, except when used to reference a section.  Any reference to the number of a clause, subclause or subsection of any Loan Document immediately followed by a reference in parenthesis to the title of the section of such Loan Document containing such clause, subclause or subsection is a reference to such clause, subclause or subsection and not to the entire section; provided, however, that, in case of direct conflict between the reference to the title and the reference to the number of such section, the reference to the title shall govern absent manifest error.  If any reference to the number of a section (but not to any clause, subclause or subsection thereof) of any Loan Document is followed immediately by a reference in parenthesis to the title of a section of any Loan Document, the title reference shall govern in case of direct conflict absent manifest error.

Section 14.      Notices

All communications and notices hereunder shall be given as provided in the Credit Agreement.

Section 15.      Severability

The fact that any term or provision of this Amendment Agreement is held invalid, illegal or unenforceable as to any person in any situation in any jurisdiction shall not affect the validity, enforceability or legality of the remaining terms or provisions hereof or the validity, enforceability or legality of such offending term or provision in any other situation or jurisdiction or as applied to any person.

Section 16.      Successors

The terms of this Amendment Agreement shall be binding upon, and shall inure to the benefit of, the Lenders, the parties hereto and their respective successors and assigns.

Section 17.      Waiver of Jury Trial

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AMENDMENT AGREEMENT OR ANY OTHER LOAN DOCUMENT.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

RADIATION THERAPY SERVICES HOLDINGS, INC., as Parent

By:	/s/ Bryan J. Carey
	Name:	Bryan J. Carey
	Title:	Interim Senior Vice President and Chief Financial Officer

RADIATION THERAPY SERVICES, INC., as Borrower

By:	/s/ Bryan J. Carey
	Name:	Bryan J. Carey
	Title:	Interim Senior Vice President and Chief Financial Officer

[RTS - Amendment Agreement]

21ST CENTURY ONCOLOGY MANAGEMENT SERVICES, INC.

21ST CENTURY ONCOLOGY OF ALABAMA, LLC

21ST CENTURY ONCOLOGY MANAGEMENT SERVICES OF ARIZONA, INC.

21ST CENTURY ONCOLOGY OF HARFORD COUNTY MARYLAND, LLC

21ST CENTURY ONCOLOGY OF KENTUCKY, LLC

21ST CENTURY ONCOLOGY OF JACKSONVILLE, INC.

21ST CENTURY ONCOLOGY OF NEW JERSEY, INC.

21ST CENTURY ONCOLOGY OF PENNSYLVANIA LLC

21ST CENTURY ONCOLOGY OF PRINCE GEORGES COUNTY, MARYLAND, LLC

21ST CENTURY ONCOLOGY OF SOUTH CAROLINA, LLC

21ST CENTURY ONCOLOGY, LLC

AMERICAN CONSOLIDATED TECHNOLOGIES, L.L.C.

ARIZONA RADIATION THERAPY MANAGEMENT SERVICES, INC.

ATLANTIC UROLOGY CLINICS, LLC

AURORA TECHNOLOGY DEVELOPMENT LLC

BERLIN RADIATION THERAPY TREATMENT CENTER, LLC

CALIFORNIA RADIATION THERAPY MANAGEMENT SERVICES, INC.

CAROLINA RADIATION AND CANCER TREATMENT CENTER, LLC

CAROLINA REGIONAL CANCER CENTER, LLC

DERM RAD INVESTMENT COMPANY LLC

DEVOTO CONSTRUCTION OF SOUTHWEST FLORIDA, INC.

FINANCIAL SERVICES OF SOUTHWEST FLORIDA, LLC

GETTYSBURG RADIATION, LLC

JACKSONVILLE RADIATION THERAPY SERVICES, INC.

MARYLAND RADIATION THERAPY MANAGEMENT SERVICES, LLC

MICHIGAN RADIATION THERAPY MANAGEMENT SERVICES, INC.

NEVADA RADIATION THERAPY MANAGEMENT SERVICES, INCORPORATED

NEW ENGLAND RADIATION THERAPY MANAGEMENT SERVICES INC.

[RTS - Amendment Agreement]

NEW YORK RADIATION THERAPY MANAGEMENT SERVICES, INCORPORATED

NORTH CAROLINA RADIATION THERAPY MANAGEMENT SERVICES, LLC

PHOENIX MANAGEMENT COMPANY, LLC

RADIATION THERAPY SCHOOL FOR RADIATION THERAPY TECHNOLOGY, INC

RADIATION THERAPY SERVICES INTERNATIONAL, INC.

WEST VIRGINIA RADIATION THERAPY SERVICES, INC.
as Subsidiary Guarantors

By:	/s/ Bryan J. Carey
Name: Bryan J. Carey
Title: Interim Vice President

[RTS - Amendment Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:	/s/ Kent Davis
Name: Kent Davis
Title: Managing Director

[RTS - Amendment Agreement]

[LENDER SIGNATURE PAGE ATTACHED TO POSTING MEMO]

[RTS - Amendment Agreement]

EXHIBIT A

AMENDED AND RESTATED CREDIT AGREEMENT

Exhibit A

[Amended and Restated Credit Agreement]

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of September 29, 2011

among

RADIATION THERAPY SERVICES HOLDINGS, INC.,

RADIATION THERAPY SERVICES, INC.
(as successor to RTS MERGERCO, INC.),

as Borrower,

The Several Lenders from Time to Time Parties Hereto

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent, Collateral Agent, Issuing Bank and Swingline Lender,

BNP PARIBAS

and GENERAL ELECTRIC CAPITAL CORPORATION,

as Co-Syndication Agents

SUMITOMO MITSUI BANKING CORPORATION

and FIFTH THIRD BANK,

as Co-Documentation Agents

WELLS FARGO SECURITIES, LLC,

BNP PARIBAS SECURITIES CORP.

and SUMITOMO MITSUI BANKING CORPORATION,

as Joint Lead Arrangers

and

WELLS FARGO SECURITIES, LLC,

as Sole Bookrunner

Cahill Gordon & Reindel LLP
80 Pine Street
New York, NY 10005

2

i

SCHEDULES:

1.1A	Commitments
1.1C	Unrestricted Subsidiaries
1.1D	Insurance Subsidiaries
4.4	Consents, Authorizations, Filings and Notices
4.6	Litigation
4.8	Real Property
4.9	Licenses
4.15(a)	Organizational Structure
4.15(b)	Subsidiaries
4.19(a)	UCC Filing Jurisdictions
4.22	Insurance
4.24	Brokers’ Fees
5.1(k)(ii)	Local Counsel
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens
7.8(e)	Existing Investments
10.2	Borrower’s Website

EXHIBITS:

A	Form of Assignment and Assumption
B	Form of Borrowing Notice
C	Form of Interest Election Request
D	Form of Guaranty and Collateral Agreement
E-1	Form of Revolving Note
E-2	Form of Swingline Note
E-3	Form of Term Note
F	Form of Legal Opinion of Kirkland & Ellis LLP
G	Form of Reinvestment Notice
H	Form of Compliance Certificate
I	Form of United States Tax Compliance Certificate
J	Form of Patriot Act Certificate
K	Form of Funding Indemnity Letter
L	Form of Account Designation Notice
M	Form of Mortgage

v

AMENDED AND RESTATED CREDIT AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”) dated as of September 29, 2011, among Radiation Therapy Services Holdings, Inc., a Delaware corporation (together with its successors, “Parent”), RTS MergerCo, Inc., a Florida corporation that is a wholly owned subsidiary of Parent (to be merged with and into the Company (as hereinafter defined), “MergerSub”), Radiation Therapy Services, Inc., a Florida corporation (together with its successors, the “Company” or the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”) and Wells Fargo Bank, National Association (“Wells Fargo”), as administrative agent, collateral agent, issuing bank and swingline lender.

RECITALS

WHEREAS, Parent, MergerSub and the Company are parties to the Transaction Agreement (such term, and other capitalized terms used but not defined in these recitals, having the meanings hereinafter specified), pursuant to which MergerSub is merging with and into the Company (the “Merger”), with the Company being the surviving corporation of the Merger and a wholly owned subsidiary of Parent;

WHEREAS, in connection with the Merger, the Borrower will pay the Merger Consideration and cause the Debt Discharge to be consummated; and

WHEREAS, in order to finance the Merger Consideration, the Debt Discharge and the payment of Closing Costs, the parties are consummating the Financing Transactions, including the execution and delivery of this Agreement; and

WHEREAS, pursuant to the Amendment Agreement, the parties hereto have agreed to amend and restate in its entirety the Original Credit Agreement and to replace it in its entirety with this Agreement on the terms and subject to the conditions set forth herein. This Agreement is the Amended and Restated Credit Agreement contemplated by the Amendment Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:

Section 18.

DEFINITIONS

(a)                                  Defined Terms.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”:  shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%.  For purposes hereof, “Prime Rate”:  shall mean the rate of interest per annum publicly announced from time to time by Wells Fargo as its prime rate (the Prime Rate not being intended to be the lowest or best rate of interest charged by Wells Fargo, in connection with extensions of credit to debtors).  Any change in the ABR due to a change in the Prime Rate or the

Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“ABR Loans”:  shall mean Loans the rate of interest applicable to which is based upon the ABR.

“Account Designation Notice”:  shall mean the Account Designation Notice dated as of the Closing Date from the Borrower to the Administrative Agent in substantially the form attached hereto as Exhibit L.

“Acquired EBITDA”:  shall mean, with respect to any Acquired Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business (determined as if references to the Borrower and the Subsidiaries in the definition of Consolidated EBITDA were references to such Acquired Entity or Business and its Subsidiaries (except to the extent such Acquired Entity or Business or such Subsidiaries will not constitute Subsidiaries immediately after giving effect to such acquisition)), all as determined on a consolidated basis for such Acquired Entity or Business.

“Acquired Entity or Business”:  shall have the meaning set forth in the definition of the term “Consolidated EBITDA.”

“Acquisition”:  shall mean any acquisition of all or substantially all of the assets or more than 50% of the Capital Stock of any Person or the acquisition of all or substantially all of a division or line of business (or any substantial part for which audited financial statements or other customary financial information is available) of any Person.

“Additional Lender”:  shall have the meaning set forth in Section 2.23.

“Adjustment Date”:  shall have the meaning set forth in the Pricing Grid.

“Administrative Agent”:  shall mean Wells Fargo, as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors permitted under Section 9.

“Affiliate”:  shall mean, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly to direct or cause the direction of the management and policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Agents”:  shall mean the collective reference to the Joint Lead Arrangers, the Sole Bookrunner, the Co-Syndication Agents, the Co-Documentation Agents, the Collateral Agent and the Administrative Agent.

“Aggregate Exposure”:  shall mean, with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Tranche B Term Loans, (ii) the amount of such Lender’s Available Delayed Draw

Commitments and (iii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments of the Lenders have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”:  shall mean, with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”:  shall have the meaning set forth in the preamble.

“Amendment Agreement” means that certain Amendment Agreement to this Agreement dated as of September 29, 2011 entered into among Borrower, Parent, the Subsidiary Guarantors, the Lenders signatory thereto and the Administrative Agent.

“Amendment and Restatement Effective Date” has the meaning set forth in the Amendment Agreement.

“Applicable Equity Amount”:  shall mean, at any time (any such time, the “Applicable Equity Amount Reference Time”), an amount equal to, without duplication, the amount of any capital contributions to Parent made in cash, or any Net Cash Proceeds of any issuance of Permitted Capital Stock of Parent (other than the Equity Financing or the Net Cash Proceeds of any issuance of Capital Stock required to be used to prepay Tranche B Term Loans pursuant to Section 2.11(b)), in each case to the extent contributed to the Borrower during the period from and including the Closing Date through and including the Applicable Equity Amount Reference Time, minus the sum of (A) the aggregate amount of Investments made pursuant to Section 7.8(y), (B) the aggregate amount of Restricted Payments made pursuant to Section 7.6(b)(i)(B) or Section 7.6(l), (C) the aggregate amount of Excluded Capital Expenditures made pursuant to clause (iv) of the definition thereof and (D) the aggregate amount expended pursuant to Section 7.9(a)(i)(B), in each case on and following the Closing Date and prior to the Applicable Equity Amount Reference Time; provided that if the Applicable Equity Amount is used for more than one of such clauses (A), (B), (C) or (D) above at the same time, all of such uses shall be deemed to reduce the Applicable Equity Amount.

“Applicable Equity Amount Reference Time”: shall have the meaning given to such term in the definition of “Applicable Equity Amount.”

“Applicable Margin”:  shall mean, for each Type of Loan (depending on whether it is a Revolving Loan or a Tranche B Term Loan), the rate per annum set forth under the relevant column heading below:

	ABR Loans	Eurodollar Loans

Extended Revolving Loans	3.75%	4.75%

Non-Extended Revolving Loans	3.25%	4.25%

Tranche B Term Loans	3.75%	4.75%

; provided that, on and after the first Adjustment Date after the Closing Date, the Applicable Margin with respect to Non-Extended Revolving Loans only will be determined pursuant to the Pricing Grid.

“Applicable Period”: shall have the meaning given to such term in the definition of “Pricing Grid”.

“Application”:  shall mean an application, in such form as the Issuing Bank may reasonably specify from time to time, requesting the Issuing Bank to open a Letter of Credit.

“Approved Fund”:  shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale”:  shall mean any Disposition of property or series of related Dispositions of property, excluding (i) any such Disposition permitted by clause (a), (b), (c), (d), (e), (g), (h), (i) (to the extent such Disposition is made with respect to property, to the extent the purchase of which property is then being financed by Borrower or one of its Subsidiaries with Indebtedness incurred pursuant to Section 7.2(e) as part of such Disposition transaction), (j), (k), (l), (m), (n), (o), (p) (to the extent the Investment being Disposed of was made pursuant to Section 7.8(y)) or (r) of Section 7.5, and (ii) other Dispositions to the extent that the Net Cash Proceeds to the Borrower and its Subsidiaries of all such other Dispositions do not exceed $500,000 for any one such Disposition (or series of related Dispositions) or $2,500,000 in the aggregate for all such Dispositions so in excess of $500,000 in any fiscal year.

“Assignment and Assumption”:  shall mean an Assignment and Assumption, substantially in the form of Exhibit A.

“Available Delayed Draw Commitment”:  shall mean, as of any time, an amount equal to the excess, if any, of (a) the amount of the Delayed Draw Tranche B Term Commitment as of such time over (b) the sum of the aggregate principal amount of all Delayed Draw Tranche B Term Loans made hereunder prior to such time.

“Available Extended Revolving Commitment”:  shall mean, as to any Extended Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Extended Revolving Commitment then in effect over (b) such Lender’s Extended Revolving Extensions of Credit then outstanding.

“Available Revolving Commitment”:  shall mean, as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding.

“Benefitted Lender”:  shall have the meaning set forth in Section 10.7(a).

“Board”:  shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors” shall mean, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers or managing member of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.

“Borrower”:  shall mean, prior to the Merger, MergerSub, and from and after the Merger, the Company.

“Borrowing Date”:  shall mean any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Borrowing Notice”:  with respect to any request for a borrowing of Loans hereunder, a notice from the Borrower, substantially in the form of, and containing the information prescribed by, Exhibit B, delivered to the Administrative Agent.

“Broker Dealer Subsidiary” means any Subsidiary that is registered as a broker dealer pursuant to Section 15 of the Exchange Act (as in effect from time to time) or that is regulated as a broker dealer or underwriter under any foreign securities law.

“Business Day”:  shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided that, with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Expenditures”:  shall mean, for any period, the aggregate amount incurred that would, in accordance with GAAP, be included on the consolidated statement of cash flows of the Borrower and its Subsidiaries for such period as additions to equipment, fixed assets, real property or improvements or other capital assets (including, without limitation, Capital Lease Obligations incurred during such period) (other than Excluded Capital Expenditures)).

“Capital Lease Obligations”:  shall mean, as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, to the extent such obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”:  shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Collateralize” shall mean, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Bank or Revolving Lenders, as collateral for L/C Exposure or obligations of Revolving Lenders to fund their respective undivided interests in respect of Letters of Credit pursuant to Section 3.4, cash or deposit account balances or, if the Administrative Agent and the Issuing Bank shall agree in their reasonable discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Bank.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents”:  shall mean (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States (or, in the case of a Foreign Subsidiary, of the national government in which such Foreign Subsidiary is based), in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender that accepts such deposits in the ordinary course of business or by any commercial bank organized under the laws of the United States or any state thereof (or, in the case of a Foreign Subsidiary, of the national government in which such Foreign Subsidiary is based) having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory thereof or, in the case of a Foreign Subsidiary, by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or, in the case of a Foreign Subsidiary, foreign government (as the case may be) are rated at least A by S&P or A-2 by Moody’s; (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender that issues such standby letters of credit in the ordinary course of business or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest substantially in assets satisfying the requirements of clauses (a) through (f) of this definition; (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended and (ii) are rated AAA by S&P and Aaa by Moody’s; or (i) other short-term investments utilized by Foreign Subsidiaries in accordance with the normal investment practices for cash management in investments of a type analogous to the foregoing.

“Cash Management Agreement”: shall mean any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank”: shall mean any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

“Change of Control”:  shall mean (a) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”) (whether or not otherwise in compliance with the provisions of this Agreement), other than to the Sponsor; (b) the approval by the holders of Capital Stock of the Borrower of any plan or proposal for the liquidation or dissolution of the Borrower (whether or not otherwise in compliance with the provisions of this Agreement); (c)(1) for any reason, Parent shall cease to own, directly or indirectly, 100% of the outstanding voting power of all Capital Stock of the Borrower on a fully diluted basis; or (2) the Borrower becomes aware (whether by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) that any Person or Group (other than the Sponsor and any entity formed for the purpose of owning Capital Stock of the Borrower) is or has become the beneficial owner, directly or indirectly, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of Borrower; or (d) the replacement of a majority of the Board of Directors of the Borrower over a two-year period from the directors who constituted the Board of Directors of the Borrower at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Borrower then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

“Closing Costs”:  shall mean non-recurring out-of-pocket costs, fees, commissions, bonuses and expenses, including without limitation attorneys’ costs, fees and expenses, investment banking costs, fees and expenses; sponsor costs, fees and expenses and non-recurring costs, fees and expenses payable under the Fee Letter, in each case incurred and paid by the Sponsor or any of the Loan Parties in connection with the Transactions, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby or incurred in furtherance thereof.

“Closing Date”:  shall mean February 21, 2008.

“Co-Documentation Agents”:  shall mean Sumitomo Mitsui Banking Corporation and Fifth Third Bank, in their capacity as co-documentation agents hereunder.

“Co-Syndication Agents”:  shall mean BNP Paribas and General Electric Capital Corporation, in their capacity as co-syndication agents hereunder.

“Code”:  shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”:  shall mean all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agent”:  shall mean Wells Fargo, as the collateral agent for the Secured Parties under this Agreement and the other Loan Documents, together with any of its successors in such capacity.

“Commitment”:  shall mean, as to any Lender, the sum of the Tranche B Term Commitment and the Revolving Commitment of such Lender.

“Commitment Fee Rate”:  shall mean a rate per annum equal to 1/2 of 1%; provided that, on and after the first Adjustment Date after the Closing Date, the Commitment Fee Rate will be determined pursuant to the Pricing Grid.

“Commonly Controlled Entity”:  shall mean an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group of entities that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Company”:  shall have the meaning set forth in the preamble.

“Company Material Adverse Effect” means any facts, circumstances, events or changes that are materially adverse to the business, properties, assets, results of operation, financial condition or profitability of the Company, its Affiliates (as defined in the Transaction Agreement) and the Managed Practices (as defined in the Transaction Agreement), taken as a whole, but shall not include facts, circumstances, events or changes (a) generally affecting the industries in which the Company, its Subsidiaries and the Managed Practices (as defined in the Transaction Agreement) operate in the United States or the economy or the financial or securities markets in the United States or elsewhere in the world, including political conditions or developments (including any outbreak or escalation of hostilities or acts of war or terrorism) or (b) to the extent resulting from (i) the announcement or the existence of, or compliance with, the Transaction Agreement or the announcement of the Merger (as defined in the Transaction Agreement) or any of the other transactions contemplated by the Transaction Agreement, (ii) changes in applicable Law (as defined in the Transaction Agreement), changes in GAAP (as defined in the Transaction Agreement) or accounting standards, or (iii) any actions required under the Transaction Agreement to obtain any antitrust approval for the consummation of the transactions contemplated by the Transaction Agreement, provided, however, that any change, effect, development, event or occurrence described in the foregoing clause (a) or (b)(ii) above shall not constitute or give rise to a Company Material Adverse Effect only if and to the extent that such change, effect, development, event or occurrence does not have a materially disproportionate effect on the Company and its Affiliates (as defined in the Transaction Agreement) as compared to other participants in the industries in which the Company, its Affiliates (as defined in the Transaction Agreement) and the Managed Practices (as defined in the Transaction Agreement) operate in the United States; and provided further that in the event the Company should fail to meet any expected financial or operating performance targets, the fact of such failure, alone, would not constitute a Company Material Adverse Effect, it being understood that the facts or occurrences giving rise to or contributing to such failure, but not otherwise excluded from the definition of a Company Material Adverse Effect, may be taken into account in determining whether there has been a Company Material Adverse Effect.  Notwithstanding the foregoing, prior to obtaining Company Shareholder Approval (as defined in the Transaction Agreement), facts, circumstances, events or changes that have a materially disproportionate adverse effect on the industries in which the Company and its Subsidiaries and Managed Practices (as defined in the Transaction Agreement) operate in the United States shall constitute a Company Material Adverse Effect.

“Compliance Certificate”:  shall mean a certificate duly executed by a Responsible Officer substantially in the form of Exhibit H.

“Consolidated Current Assets”:  shall mean, at any date, all amounts (other than cash and Cash Equivalents and deferred income taxes) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.

“Consolidated Current Liabilities”:  shall mean, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date, but excluding (a) the current portion of any Indebtedness (including accrued but unpaid interest) of the Borrower and its Subsidiaries, (b) the current portion of current and deferred income taxes and (c) without duplication of clause (a) above, all Indebtedness consisting of Revolving Loans or Swingline Loans or L/C Exposure to the extent otherwise included therein.

“Consolidated EBITDA”:  shall mean, for any period, Consolidated Net Income for such period plus, without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income (other than with respect to clause (g) below), the sum of (a) income tax expense (and franchise taxes in the nature of income taxes) and foreign withholding tax expense for such period and any state single business unitary or similar tax, (b) consolidated interest expense and, to the extent not reflected in consolidated interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans) and any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill impairment), (e) Non-Cash Charges, (f) Management Fees paid in cash or accrued during such period to the extent permitted to be paid hereunder, (g) proceeds of business interruption insurance received during such period, (h) charges, losses, or expenses incurred to the extent covered by indemnification or refunding provisions in any document, including those pertaining to any acquisition consummated prior to the Closing Date, or any insurance to the extent reimbursed, (i) any non-compete payment, (j) non-cash expenses incurred in connection with the issuance of stock options, warrants or other Permitted Capital Stock by Parent to employees of Parent and its Subsidiaries and any costs or expenses incurred by the Borrower and its Subsidiaries pursuant to any management equity plan or stock option plan or any management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent such costs or expenses are funded with cash proceeds contributed to the capital of Parent or Net Cash Proceeds of an issuance of Permitted Capital Stock of Parent Not Otherwise Applied, (k) any Transaction Bonuses, (l) unusual or non-recurring losses, expenses, charges, severance costs and relocation costs, including any costs and expenses incurred in connection with any litigation related to the Transactions and (m) any deductions attributable to minority interests of Subsidiary Guarantors, and minus (a) without duplication and to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) any unusual or non-recurring income or gains, (ii) income tax credits (to the extent not netted from income tax expense), (iii) any other non-cash income and (iv) any interest income and gains on hedging or other derivative instruments entered into for the purpose of hedging interest rate risk and (b) any cash payments made during such period in respect of Non-Cash Charges described in clause (e) which cash payments are made subsequent to the fiscal quarter in which the relevant Non-Cash Charges were reflected as a charge in the statement of Consolidated Net Income, but only to the extent that such cash payments do not exceed such Non-Cash Charges, all as determined on a consolidated basis.  In addition, Consolidated EBITDA shall be calculated without giving effect to (w) any gains or losses from Asset Sales, (x) any gain or loss recognized in determining Consolidated Net Income for such period in respect of post-retirement benefits as a result of the application of FASB 106, (y) charges, expenses or losses incurred in connection with puts or calls of equity held by employees or directors (or former employees, their estates, descendants, spouses or former spouses) and (z) any gain or loss recognized in determining Consolidated Net Income for such period resulting from the payment of Earnout Obligations.  Furthermore, (A) there shall be included in determining Consolidated EBITDA for any period, without duplication, Acquired EBITDA of any Person, property, business or asset acquired (other than in the ordinary course of business) by the Borrower or any Subsidiary during such period (but not the Acquired EBITDA of any related Person, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed of by the Borrower or such Subsidiary (each such Person, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), based on the actual Acquired EBITDA of such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) and the Pro Forma Adjustments, if any, applicable thereto and (B) there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business transferred or otherwise disposed of, closed or classified as discontinued operations by the Borrower or any Subsidiary during such period (each such Person, property, business so sold or disposed of, a “Sold Entity or Business”), based on the actual Disposed EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer or disposition).  In addition, Consolidated EBITDA will be adjusted to the extent a Subsidiary is designated an Unrestricted Subsidiary or an Unrestricted Subsidiary shall no longer be an Unrestricted Subsidiary.  Notwithstanding the foregoing, in no event shall the percentage of Consolidated EBITDA of the Borrower and its Subsidiaries which is derived from (x) Medical Developers for any period exceed 25% and (y) Subsidiaries that are not Guarantors for any period exceed 40%, except, in each case (but without duplication of other amounts already included in Consolidated EBITDA for such period), to the extent any such Consolidated EBITDA which is so derived represents cash that is actually distributed to the Borrower or a Subsidiary Guarantor in such period, in which case such Consolidated EBITDA represented by such cash shall not be included in the calculation of such 25% and 40% limitations.

For the purpose of the definition of Consolidated EBITDA, “Non-Cash Charges” means (a) any impairment charge or asset write-off related to intangible assets, long-lived assets, and investments in debt and equity securities pursuant to GAAP, (b) all non-cash losses from investments recorded using the equity method, (c) stock-based awards compensation expense, and (d) other non-cash charges (provided that if any non-cash charges referred to in this clause (d) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period), in each case excluding any non-cash charge in respect of an item that was included in Consolidated Net Income in a prior period.

“Consolidated Interest Expense”:  shall mean, for any period, total cash interest expense (including that attributable to Capital Lease Obligations), net of cash interest income, of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP); provided, however, that (a) Consolidated Interest Expense shall be determined excluding (to the extent otherwise included therein) all non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations and financing fees, as calculated on a consolidated basis in accordance with GAAP, (b) for purposes of determining the Interest Coverage Ratio (but subject to clause (c) below), Consolidated Interest Expense for the period of four consecutive fiscal quarters ending (i) on March 31, 2008 shall be deemed to be equal to Consolidated Interest Expense for the fiscal quarter then ended multiplied by four (with the Consolidated Interest Expense for the fiscal quarter ending March 31, 2008 for all purposes of this definition being equal to the product obtained by multiplying (x) the Consolidated Interest Expense accruing from and including the Closing Date to and including the last day of the fiscal quarter ending March 31, 2008 times (y) a fraction, the numerator of which is the number of days in the fiscal quarter ending March 31, 2008 and the denominator of which is the number of days in the period from and including the Closing Date to and including the last day of the fiscal quarter ending March 31, 2008), (ii) on June 30, 2008 shall be deemed to be equal to Consolidated Interest Expense for the two consecutive fiscal quarters then ended multiplied by two and (iii) on September 30, 2008 shall be deemed to be equal to Consolidated Interest Expense for the three consecutive fiscal quarters then ended multiplied by 4/3 and (c) for purposes of determining the Interest Coverage Ratio, if any Indebtedness is incurred (including pre-existing Indebtedness of any Person that becomes a Subsidiary) or repaid in connection with the acquisition of an Acquired Entity or Business or sale or disposition of a Sold Entity or Business, in each case subsequent to the commencement of the period for which the Interest Coverage Ratio is being determined, then the Consolidated Interest Expense for such period shall be determined giving pro forma effect to such incurrence or repayment of Indebtedness as if such incurrence or repayment had occurred at the beginning of such period; provided that, for the purposes of this definition of Consolidated Interest Expense only, to the extent not otherwise reflected due to the operation of the other provisions of this definition, Consolidated Interest Expense on the Tranche B Term Loans shall not be deemed to accrue on the portion of the Tranche B Term Loans that represents the Discount Amount.  For purposes of clause (c) of the foregoing (i) if any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of incurrence had been the applicable rate for the entire period, (ii) interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period, and (iii) interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate (including any applicable margin)

actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.

“Consolidated Net Income”:  shall mean, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP excluding to the extent otherwise included in such net income, without duplication, (a) extraordinary items for such period, (b) the cumulative effect of a change in accounting principles during such period, to the extent included in such net income (loss), (c) Closing Costs, to the extent incurred on or prior to December 31, 2008, plus non-recurring costs, fees, commissions and expenses including, without limitation, attorneys’ costs, fees and expenses payable pursuant to the requirements of Section 6.9 at any time and any amortization thereof thereafter, (d) any non-recurring fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, asset disposition, sale made by Borrower or any of its Subsidiaries, issuance or repayment of Indebtedness, issuance of Capital Stock (including in connection with any registration of securities or exchange offer), refinancing transaction or amendment, amendment and restatement, waiver or modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, (e) the after-tax effect of any income (or loss) for such period attributable to the early extinguishment of Indebtedness, (f) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with Borrower or any of its Subsidiaries, (g) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions, and (h) the undistributed earnings of any Subsidiary (other than a Guarantor) of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary, provided, however, that this clause (h) shall not apply if such Subsidiary is not prohibited from making intercompany loans to Borrower or a Subsidiary Guarantor.  There also shall be excluded from Consolidated Net Income for any period (without duplication of the foregoing) the purchase accounting effects of adjustments to property and equipment, other intangible assets, deferred revenue, lease contracts and debt line items required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and its Subsidiaries), as a result of the Transactions, any acquisition consummated prior to the Closing Date, any Permitted Acquisitions, or the amortization or write-off of any amounts thereof.

“Consolidated Total Debt”:  shall mean, at any date, the excess of (x) the aggregate principal amount of all Indebtedness of the Borrower and the Subsidiaries within the meaning of clause (a), (c) or (e) of the definition of Indebtedness at such date, determined on a consolidated basis; provided that the percentage of the total Indebtedness included in this clause (x) of any Subsidiary that is not a Subsidiary Guarantor shall not exceed the percentage of the outstanding Capital Stock of such Subsidiary held (directly or indirectly) by Borrower at such date; provided further that the full principal amount of Indebtedness of a Subsidiary that is not a Guarantor in respect of which Borrower or a Subsidiary Guarantor has a Guarantee Obligation pursuant to Section 7.2(c) shall be included in this clause (x) minus (y) the aggregate amount of unrestricted cash and Cash Equivalents of the Borrower and the Subsidiary Guarantors at such date minus (z) the aggregate amount of unrestricted cash and Cash Equivalents of all Subsidiaries that are not Subsidiary Guarantors at such date; provided that the percentage of the total cash and Cash Equivalents included in this clause (z) of any Subsidiary that is not a Subsidiary Guarantor shall not exceed the percentage of the outstanding Capital Stock of such Subsidiary held (directly or indirectly) by Borrower at such date; provided further that no cash or Cash Equivalents of any such Subsidiary that is not a Guarantor may be included in this clause (z) if such Subsidiary is prohibited from distributing the cash or Cash Equivalents to the Borrower by the terms of any Contractual Obligation (other than any Loan Document) or Requirement of Law applicable to such Subsidiary; provided that the immediately foregoing proviso shall not apply to any Subsidiary that is not prohibited from making intercompany loans of its cash to Borrower or a Subsidiary Guarantor; provided further that, for the purposes of this definition of Consolidated Total Debt only, to the extent all or any portion of the Discount Amount is not deducted from the principal amount of the Tranche B Term Loans due to the operation of the definition of Indebtedness, then all or such portion of the Discount Amount shall be deducted from the principal amount of the Tranche B Term Loans in calculating the aggregate principal amount of Indebtedness for purposes of clause (x) of this definition (it being understood that the principal amount of the Tranche B Term Loans shall never be deemed to be less than zero for this purpose); provided further that at any time that the Revolving Extensions of Credit of the Revolving Lenders exceed $10,000,000, the sum of cash and Cash Equivalents included in clauses (y) and (z) of this definition shall not exceed $25,000,000 in the aggregate.

“Consolidated Working Capital”:  shall mean, at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Contractual Obligation”:  shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Controlled Subsidiary Non-Guarantor” shall mean any Subsidiary that is not a Wholly Owned Subsidiary that is precluded from becoming a Subsidiary Guarantor (or, to so become, would require the consent of a third party who is a holder of the Capital Stock of such Subsidiary) by the terms of such Subsidiary’s organizational or related documents but over which the Borrower or a Subsidiary Guarantor controls the cash and Cash Equivalents of such Subsidiary and, unless such Subsidiary can make an intercompany loan to Borrower or a Subsidiary Guarantor of its cash and Cash Equivalents, such Subsidiary is not restricted from distributing cash or Cash Equivalents to the Borrower or a Subsidiary Guarantor by the terms of any Contractual Obligation (other than any Loan Document) applicable to such Subsidiary.

“Covenant Parties”:  shall mean the Borrower and its Subsidiaries.

“Credit Increase”:  shall have the meaning set forth in Section 2.23.

“Debt Discharge”:  shall mean (a) the payment in full of all loans outstanding under the Existing Credit Agreement and all accrued and unpaid interest, fees and other amounts owing thereunder, the termination of all commitments to extend credit thereunder and the release of all Liens securing obligations thereunder and (b) the payment in full of all other Indebtedness of the Company and its Subsidiaries outstanding on the Closing Date and all accrued and unpaid interest, fees and other amounts owing in respect of such Indebtedness or under any agreements relating thereto, the termination of all commitments to extend credit in respect of any such Indebtedness and the release of all Liens securing obligations thereunder; provided that clause (b) above shall not apply to (i) Indebtedness in respect of the Facilities or the Senior Subordinated Loans incurred on the Closing Date or (ii) Indebtedness permitted by clause (b), (c), (d), (i), (j), (n), (o), (q), (r), (s), (t) or (u) of Section 7.2.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws, rules or regulations of the United States or other applicable jurisdictions from time to time in effect.

“Default”:  shall mean any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both as set forth in such Section has been satisfied.

“Defaulting Lender” shall mean, subject to Section 2.24(b), any Revolving Lender that (a) has failed to (i) fund all or any portion of its Revolving Loans within one Business Day of the date such Loans were required to be funded hereunder unless such Revolving Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Revolving Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Revolving Lender any other amount required to be paid by it hereunder (including in respect of its interest in Letters of Credit or its Fronted Swingline Amount) within one Business Day of the date when due, (b) has notified the Borrower, the Administrative Agent or the Issuing Bank or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Revolving Lender’s obligation to fund a Revolving Loan hereunder and states that such position is based on such Revolving Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Revolving Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Revolving Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Revolving Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Revolving Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Revolving Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Revolving Lender.  Any determination by the Administrative Agent that a Revolving Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Revolving Lender shall be deemed to be a Defaulting Lender (subject to Section 2.24(b)) upon delivery of written notice of such determination to the Borrower, the Issuing Bank, the Swingline Lender and each Revolving Lender.

“Delayed Draw Availability Period”:  shall mean the period from and including the Closing Date to the earlier of (i) the third anniversary of the Closing Date and (ii) the date of termination of the Tranche B Term Commitments pursuant to Section 8.

“Delayed Draw Commitment Fee Rate”:  shall mean, with respect to the Available Delayed Draw Commitment applicable to Lenders with a Delayed Draw Tranche B Term Commitment, (a) on any day from and including the Closing Date to but excluding the six-month anniversary of the Closing Date, 50% of the Applicable Margin in effect on the Closing Date applicable to Tranche B Term Loans that are Eurodollar Loans, (b) on any day from and including the six-month anniversary of the Closing Date to but excluding the first anniversary of the Closing Date, 75% of the Applicable Margin in effect on the Closing Date applicable to Tranche B Term Loans that are Eurodollar Loans, and (c) on any day from and including the first anniversary of the Closing Date to but excluding the last day of the Delayed Draw Availability Period, 100% of the Applicable Margin in effect on the Closing Date applicable to Tranche B Term Loans that are Eurodollar Loans.

“Delayed Draw Tranche B Term Commitment”:  shall mean, as to any Lender, the obligation of such Lender, if any, to make a term loan to the Borrower in a principal amount not to exceed the amount set forth under the heading “Delayed Draw Tranche B Term Commitment” opposite such Lender’s name on Schedule 1.1A, as the same may be reduced pursuant to the terms hereof.  The original aggregate amount of the Delayed Draw Tranche B Term Commitments is $40,000,000.

“Delayed Draw Tranche B Term Facility”:  shall have the meaning set forth in the definition of “Facility.”

“Delayed Draw Tranche B Term Lender”:  shall mean each Lender that has a Delayed Draw Tranche B Term Commitment or holds a Delayed Draw Tranche B Term Loan.

“Delayed Draw Tranche B Term Loan”:  shall mean a Loan made pursuant to a Delayed Draw Tranche B Term Commitment.

“Discount Amount” shall have the meaning set forth in Section 2.2.

“Disposed EBITDA”  shall mean, with respect to any Sold Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business (determined as if references to the Borrower and the Subsidiaries in the definition of Consolidated EBITDA were references to such Sold Entity or Business and its Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business.

“Disposition”:  shall mean, with respect to any property, any sale, lease, sale and leaseback, assignment (other than an assignment for security), conveyance, transfer or other disposition thereof.  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollars” and “$”:  shall mean dollars in lawful currency of the United States.

“Domestic Subsidiary”:  shall mean any Subsidiary of the Borrower organized under the laws of the United States, any state thereof or the District of Columbia, other than any such entity that is a Foreign Subsidiary.

“Earnout Obligations”:  shall mean those payment obligations of Borrower and its Subsidiaries to former owners of businesses which were acquired by Borrower or one of its Subsidiaries pursuant to an Acquisition which are in the nature of deferred purchase price to the extent such payment obligations are actually earned and due and payable and required to be set forth on a balance sheet prepared in accordance with GAAP.

“ECF Percentage”:  shall mean 50%; provided that the ECF Percentage shall be 25% in respect of such Excess Cash Flow Period if the Total Leverage Ratio as of the last day of such Excess Cash Flow Period is less than 3.50:1.00.

“Eligible Assignee”:  shall mean (i) any Lender, (ii) an Affiliate of any Lender, (iii) an Approved Fund and (iv)(a) if the assignment does not include an assignment of a Revolving Commitment, any other Person approved by the Administrative Agent and the Borrower (each such approval not to be unreasonably withheld or delayed) or (b) if the assignment includes an assignment of a Revolving Commitment, any other Person approved by the Administrative Agent, the Issuing Bank, the Swingline Lender and the Borrower (each such approval not to be unreasonably withheld or delayed); provided that (x) no approval of the Borrower shall be required during the continuance of an Event of Default under Section 8(a) or 8(f) and (y) “Eligible Assignee” shall not include the Parent, the Borrower or any of its Subsidiaries or any natural person.

“Employee Benefit Plan”:  shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA (other than any Multiemployer Plan) which is maintained or contributed to by Borrower or any Subsidiary or, solely with respect to an employee benefit plan subject to Title IV of ERISA, any ERISA Affiliate.

“Environment”:  shall mean ambient air, indoor air, surface water, groundwater, land and subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Laws”:  shall mean any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or common law regulating, relating to or imposing liability or standards of conduct concerning protection of the Environment or of human health (to the extent relating to exposure to Materials of Environmental Concern) or employee health and safety, as now or may at any time hereafter be in effect.

“Equity Financing”:  shall mean the contribution of equity contributions indirectly to the Parent (through Holdings) in an aggregate amount equal to at least $620,000,000; provided that not more than $107,250,000 of any “rollover” equity in Holdings or the Parent issued to members of management of Holdings or the Parent or any of its Subsidiaries shall be treated as cash equity contributions for purposes of determining the minimum cash equity contributions referred to above.

“ERISA”:  shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”:  shall mean any Person who together with the Borrower or any Subsidiary is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Eurocurrency Reserve Requirements”:  shall mean, for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”:  shall mean, with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Reuters Screen LIBOR01 Page as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period.  In the event that such rate does not appear on Reuters Screen LIBOR01 Page (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Loans”:  shall mean Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”:  shall mean, with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”:  shall mean the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”:  shall mean any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess”: shall mean, the amount (if any) by which the Revolving Extensions of Credit of the Revolving Lenders shall exceed the Available Extended Revolving Commitments of all Extended Revolving Lenders on the Non-Extended Revolving Termination Date (after giving effect to the termination of the Non-Extended Revolving Commitments on such date and the reallocation set forth in Sections 2.24(a)(iv) and 3.11 on such date).

“Excess Cash Flow”:  shall mean, for any period, (a) Consolidated Net Income for such period, plus (b) if there was a net decrease in Consolidated Working Capital during such period, the amount of such net decrease, plus (c) an amount equal to the amount of non-cash charges to the extent deducted in arriving at such Consolidated Net Income, plus (d) non-cash losses from asset sales for such period (other than from sales in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income, plus (e) proceeds of business interruption insurance received during such period, minus (f) regularly scheduled amortization payments of the principal of any Indebtedness during such period (other than any such payments and prepayments of principal of Indebtedness made with the proceeds of any issuance of Capital Stock or other Indebtedness incurred by Borrower or any of its Subsidiaries), but only to the extent that any such prepaid amounts cannot by their terms be reborrowed or redrawn and do not occur in connection with a refinancing of all or any portion of such Indebtedness for such period, minus (g) without duplication of amounts deducted pursuant to clause (n) below in prior fiscal years, Capital Expenditures (other than Capital Expenditures financed with Indebtedness permitted hereunder (other than Revolving Loans) or funded with the proceeds of Capital Stock or a capital contribution and other Excluded Capital Expenditures then, minus (h) without duplication of amounts deducted pursuant to clause (n) below in prior fiscal years, the cash portion of consideration for Permitted Acquisitions and other Investments permitted hereunder (other than consideration for Permitted Acquisitions and other Investments financed with Indebtedness (other than Revolving Loans) or issuances of Capital Stock permitted hereunder) for such period or payable within 30 days of the end of such period (provided that amounts so deducted shall not be deducted in any subsequent period), minus (i) non-cash gains from asset sales for such period (other than from sales in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income, minus (j) if there was a net increase in Consolidated Working Capital during such period the amount of such net increase, minus (k) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges included in clauses (a) through (e) of the definition of Consolidated Net Income, minus (l) cash payments by the Borrower and its Subsidiaries during such period in respect of long-term liabilities of the Borrower and its Subsidiaries other than Indebtedness (other than cash payments in respect of claims offset by receivables from insurance companies), minus (m) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and its Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness, minus (n) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration (excluding any such consideration intended to be financed with Indebtedness (other than Revolving Loans) or issuances of

Capital Stock) required to be paid in cash by the Borrower or any of its Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions or Capital Expenditures to be consummated or made during the period of two consecutive fiscal quarters of the Borrower following the end of such period, provided that, to the extent the aggregate amount of internally-generated cash and proceeds of Revolving Loans actually utilized to finance such Permitted Acquisitions during such period of two consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of two consecutive fiscal quarters, minus (o) cash payments made during such period in respect of Earnout Obligations, to the extent such Earnout Obligations were not deducted in calculating Excess Cash Flow for such period or any prior period, minus (p) cash payments made pursuant to non-compete contracts to the extent not deducted in arriving at Consolidated Net Income, minus (q) investments and dividends permitted by this Agreement and made during such period, minus (r) voluntary prepayments of debt (other than under the Facilities) made during such period, minus (s) without duplication to the extent already deducted in calculating Excess Cash Flow, all amounts paid in cash and added back to Consolidated Net Income pursuant to clauses (c) and (d) thereof.

“Excess Cash Flow Application Date”:  shall have the meaning set forth in Section 2.11(d).

“Excess Cash Flow Period”  shall mean (i) the period from July 1, 2008 and ending on December 31, 2008 (taken as one accounting period) and (ii) each fiscal year of the Borrower thereafter.

“Excess Interest”:  shall mean any interest imposed by a relevant taxing authority in excess of underpayment rate described under Section 6621(a)(2) of the Code or similar provisions under the state or local tax laws.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

“Exchange Notes” shall mean any notes that may be offered in exchange for the Rollover Loans under the Exchange Note Indenture (as such term is defined in the Senior Subordinated Loan Agreement).

“Excluded Capital Expenditures”:  shall mean all Capital Expenditures:

(i)           made to restore, replace, develop, maintain, improve, upgrade or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with, or subsequently reimbursed out of, insurance proceeds, indemnity payments, condemnation awards (or payments in lieu of) or damage recovery proceeds or other settlements relating to any such damage, loss, destruction or condemnation;

(ii)          constituting reinvestment of proceeds (to the extent permitted herein) from Asset Sales and Recovery Events;

(iii)         made by the Borrower or any of its Subsidiaries as a tenant in leasehold improvements, to the extent reimbursed by the landlords;

(iv)         made in an amount not to exceed the Applicable Equity Amount at such time;

(v)          made as payment of the consideration for any Investment pursuant to Section 7.8(g), (r), (s), (w), (x) or (y) (including any property, plant and equipment obtained as part thereof); or

(vi)         actually paid for by a third party (excluding any of Parent, the Borrower or any of its Subsidiaries) and for which none of Parent, the Borrower or any of its Subsidiaries has provided or is required to provide or incur, directly or indirectly, any consideration or monetary obligation to such third party or any other Person (whether before, during or after such period).

“Excluded Taxes”: shall mean with respect to the Administrative Agent or any Lender, (i) Taxes imposed on the Administrative Agent or such Lender as a result of the recipient being organized or incorporated in, or having its principal office in, the jurisdiction of the Governmental Authority imposing such Tax or in the case of any Lender, having its applicable lending office in such jurisdiction, or as a result of any other present or former connection between the Administrative Agent or such Lender and such jurisdiction or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent’s or such Lender’s having executed, enforced, delivered, performed its obligations, become a party to or received any payment under this Agreement or any other Loan Document), provided that, for the avoidance of doubt, a U.S. federal withholding tax under the current version of sections 871(a), 881(a), 1441 or 1442 of the Code shall not be an Excluded Tax under this clause (i); (ii) U.S. federal withholding tax imposed on amounts payable to a Lender pursuant to a law in effect at the time such Lender becomes a party to this Agreement or designates a new lending office (other than pursuant to Section 2.21), except to the extent that such Lender or Lender’s assignor (if any) was entitled, at the time of the designation of a new lending office or assignment, to receive additional amounts with respect to such Taxes pursuant to Section 2.19(a); and (iii) any Taxes that are attributable to a Lender’s failure to comply with the requirements of Section 2.19(e) (i.e., failure to deliver a form that it is legally entitled to deliver).

“Existing Credit Agreement”:  shall mean the Fourth Amended and Restated Credit Agreement dated as of December 16, 2005, as amended to date, among the Borrower, the lenders party thereto, Bank of America, N.A., as administrative agent and the syndication agent referred to therein.

“Extended Portion”:  shall mean, with respect to any Revolving Commitment existing immediately prior to the Amendment and Restatement Effective Date, (a) if such Revolving Commitment has been submitted for conversion to an Extended Revolving Commitment on the Amendment and Restatement Effective Date pursuant to the Amendment Agreement, the entire principal amount of such Revolving Commitment and (b) if such Revolving Commitment has not been submitted for conversion to an Extended Revolving Commitment pursuant to the Amendment Agreement, $0.

“Extended Revolving Commitment”:  shall mean, as to any Lender, the obligation of such Lender, if any, to make Extended Revolving Loans and participate or be assigned interests in Swingline Loans and Letters of Credit (in each case, whether or not such Loans or Letters of Credit are actually made, issued or drawn) in an aggregate principal and/or face amount equal to the Revolving Commitment on the Amendment and Restatement Effective Date of such Lender, to the extent such Lender has executed the Amendment Agreement in the capacity of an “Extended Revolving Lender”, or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.  The amount of the Total Extended Revolving Commitments of the Lenders as of the Amendment and Restatement Effective Date is $40,100,000.

“Extended Revolving Commitment Period”:  shall mean the period from and including the Closing Date to the Extended Revolving Termination Date.

“Extended Revolving Extensions of Credit”:  shall mean, as to any Extended Revolving Lender at any time, an amount equal to the sum without duplication of (a) the aggregate principal amount of all Extended Revolving Loans held by such Lender then outstanding, (b) such Lender’s Extended Revolving Percentage of the L/C Exposure at such time and (c) such Lender’s Extended Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Extended Revolving Facility”:  shall have the meaning set forth in the definition of “Facility”.

“Extended Revolving Lender”:  shall mean each Lender that has an Extended Revolving Commitment or that holds Revolving Extensions of Credit.

“Extended Revolving Loans”:  shall have the meaning set forth in Section 2.4.

“Extended Revolving Percentage”:  shall mean, as to any Extended Revolving Lender at any time, the percentage which such Lender’s Extended Revolving Commitment then constitutes of the Total Extended Revolving Commitments or, at any time after the Extended Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Extended Revolving Loans then outstanding constitutes of the aggregate principal amount of the Extended Revolving Loans then outstanding, provided that, in the event that the Extended Revolving Loans are paid in full prior to the reduction to zero of the Total Extended Revolving Extensions of Credit, the Extended Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Extended Revolving Extensions of Credit shall be held by the Extended Revolving Lenders on a comparable basis.

“Extended Revolving Termination Date”:  shall mean the sixth anniversary of the Closing Date, or, if such date is not a Business Day, the next preceding Business Day.

“Facility”:  shall mean each of (a) the Initial Tranche B Term Commitments and the Initial Tranche B Term Loans made thereunder (the “Initial Tranche B Term Facility”) (b) the Delayed Draw Tranche B Term Commitments and the Delayed Draw Tranche B Term Loans made thereunder (the “Delayed Draw Tranche B Term Facility,” collectively with the Initial Tranche B Term Facility, the “Tranche B Term Facility”), (c) the Extended Revolving Commitments

and the extensions of credit made thereunder (the “Extended Revolving Facility”) and (d) the Non-Extended Revolving Commitments and the extensions of credit made thereunder (the “Non-Extended Revolving Facility”).

“Federal Funds Effective Rate”:  shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by Wells Fargo, from three federal funds brokers of recognized standing selected by it.

“Fee Letter”:  shall mean the amended and restated fee letter dated February 11, 2008, among the Parent, Wachovia Bank, National Association, Wachovia Investment Holdings, LLC and Wachovia Capital Markets, LLC.

“Fee Payment Date”:  shall mean (a) the last Business Day of each March, June, September and December, (b) the last day of the Extended Revolving Commitment Period or any earlier date on which the Extended Revolving Commitments are terminated and there is no remaining Extended Revolving Extension of Credit (in the case of fees payable in respect of the Extended Revolving Facility or any Extended Revolving Extension of Credit), (c) the last day of the Non-Extended Revolving Commitment Period or any earlier date on which the Non-Extended Revolving Commitments are terminated and there is no remaining Non-Extended Revolving Extension of Credit (in the case of fees payable in respect of the Non-Extended Revolving Facility or any Non-Extended Revolving Extension of Credit) and (d) the last day of the Delayed Draw Availability Period.

“Financing Transactions”:  shall mean (a) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of proceeds thereof and the issuance of Letters of Credit, (b) the execution, delivery and performance by each Loan Party that is to be a party thereto of the Senior Subordinated Loan Agreement and the borrowing of the Senior Subordinated Loans and, in each case, the use of the proceeds thereof and (c) the Equity Financing.

“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Lender”: shall be as defined in Section 2.19(e).

“Foreign Subsidiary”:  shall mean (i) any Subsidiary of the Borrower that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code (“CFC”), (ii) any Subsidiary of a CFC or (iii) any Subsidiary of the Borrower that has no material assets other than stock of entities described in clauses (i) or (ii).

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, (a) with respect to the Issuing Bank (solely in its capacity as such), such Defaulting Lender’s Revolving Percentage times the outstanding L/C Exposure (other than L/C Exposure as to which such Defaulting Lender’s undivided interest therein has been reallocated to other Revolving Lenders pursuant to Section 2.24(a) or Cash Collateralized in accordance with Section 2.25) and (b) with respect to the Swingline Lender (solely in its capacity as such), the excess of such Defaulting Lender’s Revolving Percentage times the outstanding Swingline Loans over the amount actually paid by such Defaulting Lender in cash to the Swingline Lender respect of its Swingline Participation Amount relating to such Swingline Loans pursuant to Section 2.7(c) (such excess, such Defaulting Lender’s “Fronted Swingline Amount”); provided that the Fronting Exposure of the Swingline Lender (solely in its capacity as the Swingline Lender) shall be reduced by the amount of the Fronted Swingline Amount of such Defaulting Lender reallocated to other Revolving Lenders pursuant to Section 2.24(a)(iv).

“Fund”:  shall mean any Person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funding Office”:  shall mean the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”:  shall mean generally accepted accounting principles in the United States as in effect from time to time.  In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in compliance with the covenants in this Agreement, then the Borrower, the Required Lenders and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the financial condition of the Borrower and its Subsidiaries shall be the same after such Accounting Changes as if such Accounting Changes had not been made.  Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.  “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Authority”:  shall mean any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Governmental Real Property Disclosure Requirements” shall mean any Requirement of Law of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property, facility, establishment or business, of the actual or threatened presence or Release in or into the Environment, or the use, disposal or handling of Materials of Environmental Concern on, at, under or near the Real Property, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.

“Group”: shall have the meaning set forth in the definition of “Change of Control.”

“Group Members”:  shall mean the collective reference to the Parent, the Borrower and their respective Subsidiaries.

“Guaranty and Collateral Agreement”:  shall mean the Guaranty and Collateral Agreement to be entered into by the Borrower, the Guarantors and the Collateral Agent, substantially in the form of Exhibit B.

“Guarantee Obligation”:  shall mean, as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”:  shall mean the collective reference to the Parent and the Subsidiary Guarantors.

“Holdings”:  shall mean Radiation Therapy Services, LLC, a Delaware limited liability company and its successors.

“Immaterial Subsidiary” means on any date, any Subsidiary (i) to which less than $350,000 of Consolidated EBITDA is attributable as reflected on the most recent financial statements required to be delivered pursuant to Section 6.1 on or prior to such date (or, prior to the first delivery date of such financial statements hereunder, on the most recently available financial statements of the Company) and (ii) that has been designated as such by the Borrower in a written notice delivered to the Administrative Agent (other than any such Subsidiary as to which the Borrower has revoked such designation by written notice to the Administrative Agent); provided that at no time shall the Immaterial Subsidiaries to which Consolidated EBITDA is attributable (as reflected on the most recent financial statements required to be delivered pursuant to Section 6.1 on or prior to such date (or, prior to the first delivery date of such financial statements hereunder, on the most recently available financial statements of the Company)) in excess of $1,000,000 in the aggregate (with no Immaterial Subsidiary being deemed to have Consolidated EBITDA attributable to it of less than zero for purposes of this proviso).  In no event shall a Subsidiary so designated as an Immaterial Subsidiary be a Subsidiary Guarantor hereunder.

“Incremental Amendment”:  shall have the meaning set forth in Section 2.23.

“Incremental Facility Closing Date”:  shall have the meaning set forth in Section 2.23.

“Incremental OID”:  shall have the meaning set forth in Section 2.23.

“Incremental Term Loans”:  shall have the meaning set forth in Section 2.23.

“Indebtedness”:  shall mean, of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than (i) trade payables and other accrued expenses incurred in the ordinary course of such Person’s business and (ii) any Earnout Obligation until such obligation appears in the liabilities section of the balance sheet of such Person in accordance with GAAP), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property)), (e)  all Capital Lease Obligations of such Person, (f) all reimbursement obligations of such Person as an account party or applicant under or in respect of obligations with respect to bankers’ acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all puttable or mandatorily redeemable Capital Stock of such Person issued to parties other than one of such Person’s Subsidiaries, if the scheduled put or redemption date is prior to the Tranche B Maturity Date, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation provided that, if such

Person has not assumed or become liable for the payment of such obligation, the amount of such Indebtedness shall be limited to the lesser of (i) the principal amount of the obligations being secured and (ii) the fair market value of the encumbered property, (j) subject to clause (b)(ii) above, all Earnout Obligations; and (k) for the purposes of Section 8(e) only, the amount of all obligations of such Person in respect of Swap Agreements (determined, for this purpose, in respect of any Swap Agreement, based on the maximum aggregate amount, giving effect to any netting agreements, that such Person would be required to pay if such Swap Agreement were terminated at the time); provided that (i) the amount of Indebtedness which is limited or non-recourse to such Person or for which recourse is limited to an identified asset shall be equal to the lesser of (1) the amount of such Indebtedness and (2) the fair market value of such asset as at the date of determination, (ii) amounts which are reserved by such Person for payment of insurance premiums due within twelve months of such date shall not constitute Indebtedness and (iii) Indebtedness shall not include obligations with respect to deferred compensation, non-compete or consulting obligations or liabilities resulting from the application of FAS 133 or 150.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Initial OID”:  shall have the meaning set forth in Section 2.23.

“Initial Tranche B Term Commitment”:  shall mean, as to any Lender, the obligation of such Lender, if any, to make an Initial Tranche B Term Loan to the Borrower in a principal amount not to exceed the amount set forth under the heading “Initial Tranche B Term Commitment” opposite such Lender’s name on Schedule 1.1A, as the same may be reduced pursuant to the terms hereof.  The original aggregate amount of the Initial Tranche B Term Commitments is $307,000,000.

“Initial Tranche B Term Facility”:  shall have the meaning set forth in the definition of “Facility”.

“Initial Tranche B Term Lender”:  shall mean each Lender that has an Initial Tranche B Term Commitment or holds an Initial Tranche B Term Loan.

“Initial Tranche B Term Loan”:  shall mean a Loan made pursuant to an Initial Tranche B Term Commitment.

“Insolvency”:  shall mean, with respect to any Multiemployer Plan, the condition that such Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”:  shall mean pertaining to a condition of Insolvency.

“Insurance Subsidiary”:  shall mean (i) each of the Subsidiaries listed on Schedule 1.1D as of the Closing Date and (ii) any Subsidiary of the Borrower engaged solely in the general liability, professional liability, health and benefits and workers compensation and such other insurance business, for the underwriting of insurance policies for the Borrower and its Subsidiaries and any of its direct or indirect parents thereof and the respective employees, officers or directors thereof.  Notwithstanding anything else herein to the contrary, no Insurance Subsidiary shall be required to become a Subsidiary Guarantor hereunder.

“Intellectual Property”:  shall mean the collective reference to all rights in intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, patents, trademarks, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Coverage Ratio”:  shall mean, for any period, the ratio of (a) Consolidated EBITDA of the Borrower and its Subsidiaries for such period to (b) Consolidated Interest Expense of the Borrower and its Subsidiaries for such period.

“Interest Election Request”: a request by the Borrower to convert or continue a borrowing of Revolving Loans or a borrowing of Tranche B Term Loans in accordance with Section 2.12, substantially in the form of Exhibit C.

“Interest Payment Date”:  shall mean (a) as to any ABR Loan (including any Swingline Loan), the last day of each March, June, September and December to occur while such Loan is outstanding and the Maturity Date of such Loan, (b) as to any Eurodollar Loan, the last day of each applicable Interest Period and the Maturity Date of such Loan, and in addition where the applicable Interest Period for a Eurodollar Loan is greater than three months, then also the respective dates that fall every three months after the beginning of such Interest Period, and (c) as to any Loan, the date of any repayment or prepayment made in respect thereof.

“Interest Period”:  shall mean, as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six (or, if available to all relevant Lenders under the relevant Facility, nine or twelve) months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six (or, if available to all Lenders under the relevant Facility, nine or twelve) months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 12:00 Noon, on the date that is the third Business Day prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)           if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)            the Borrower may not select an Interest Period under a particular Facility that would extend beyond the Extended Revolving Termination Date, beyond the Non-Extended Revolving Termination Date or beyond the date final payment is due on the Tranche B Term Loans, as applicable; and

(iii)            any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Interest Rate Contract”:  shall mean any interest rate swap agreement, interest rate cap agreement, interest rate floor agreement, interest rate collar agreement, interest rate option or any other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of any Person and any confirming letter executed pursuant to such agreement, all as amended, restated, supplemented or otherwise modified from time to time.

“Investments”:  shall have the meaning set forth in Section 7.8.

“Issuing Bank”:  shall mean Wells Fargo or any Affiliate thereof or any other Lender approved by the Administrative Agent.

“Joint Lead Arrangers”:  shall mean Wells Fargo Securities, LLC, BNP Paribas Securities Corp. and Sumitomo Mitsui Banking Corporation.

“Joint Venture”:  shall mean, at any date of determination, each joint venture accounted for as an equity method investee of the Covenant Parties, determined in accordance with GAAP.

“L/C Commitment”:  shall mean $20,000,000.

“L/C Disbursement”:  shall mean any payment made by the Issuing Bank pursuant to a Letter of Credit.

“L/C Exposure”:  shall mean, at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of L/C Disbursements that have not then been reimbursed by or on behalf of the Borrower.

“L/C Participant”:  shall mean in respect of any Letter of Credit, the collective reference to all Revolving Lenders other than the Issuing Bank in respect of such Letter of Credit.

“Lenders”:  shall have the meaning set forth in the preamble; provided that, unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include the Swingline Lender and the Issuing Bank.

“Letters of Credit”:  shall have the meaning set forth in Section 3.1(a).

“Lien”:  shall mean any mortgage, pledge, hypothecation, collateral assignment, security deposit arrangement, encumbrance in the nature of a security interest, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or similar preferential arrangement (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).  For the avoidance of doubt, “Lien” shall not be deemed to include any license or sublicense of Intellectual Property.

“Loan”:  shall mean any loan made by any Lender pursuant to this Agreement.

“Loan Documents”:  shall mean this Agreement, the Security Documents, the Notes and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”:  shall mean each Group Member that is a party to a Loan Document.

“Majority Facility Lenders”:  shall mean (a) with respect to the Tranche B Term Facility, the holders (other than Defaulting Lenders) of more than 50% of the sum of (x) the aggregate unpaid principal amount of the Tranche B Term Loans and (y) the Available Delayed Draw Commitments then in effect and (b) with respect to the Revolving Facility, the Majority Revolving Lenders.

“Majority Revolving Lenders”:  shall mean the holders (other than Defaulting Lenders) of more than 50% of the Total Revolving Commitments (or, if the Revolving Commitments have terminated, the holders (other than Defaulting Lenders) of more than 50% of the Total Revolving Extensions of Credit).

“Managed Care Plans”:  shall mean all health maintenance organizations, preferred provider organizations, individual practice associations, competitive medical plans and similar arrangements.

“Management Agreement”:  shall mean the management agreement dated the Closing Date, between the Sponsor and the Borrower, as in effect on the Closing Date and any amendment or replacement thereof so long as any such amendment or replacement agreement does not raise the fees or compensation payable thereunder.

“Management Fees”:  shall mean the amounts set forth in Section 7.10(ii).

“Material Adverse Effect”:  shall mean a material adverse effect on (a) the business, property, operations or financial condition of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement, the Notes or any of the other Loan Documents, the Liens granted thereunder or the rights or remedies of the Administrative Agent or the Lenders under this Agreement, the Notes or the other Loan Documents.

“Materials of Environmental Concern”:  shall mean any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, infectious, bio-hazardous and medical waste, asbestos, pollutants, contaminants, radioactivity and radioactive materials, and any other substances, materials, chemicals, wastes, compounds, mixtures or constituents in any form that are regulated pursuant to or can give rise to liability under any Environmental Law.

“Maturity Date”:  shall mean (a) as to Extended Revolving Loans and Swingline Loans, the Extended Revolving Termination Date, (b) as to Non-Extended Revolving Loans, the

Non-Extended Revolving Termination Date and (c) as to Tranche B Term Loans, the Tranche B Maturity Date.

“Medical Developers” means Medical Developers, LLC.

“Merger”:  shall have the meaning set forth in the recitals of this Agreement.

“Merger Consideration”:  shall mean the aggregate cash consideration payable under the Transaction Agreement, as a result of the Merger, in respect of the common stock of the Borrower outstanding immediately prior to the effective time of the Merger.

“MergerSub”:  shall have the meaning set forth in the preamble.

“Minimum Collateral Amount” shall mean, at any time, an amount equal to 103% of the Fronting Exposure of the Issuing Bank at such time.

“Moody’s”:  shall have the meaning set forth in the definition of “Cash Equivalents.”

“Mortgaged Properties”:  shall mean, each owned real property as to which the Collateral Agent for the benefit of the Secured Parties shall be required to be granted a Lien pursuant to Section 6.9, 6.10 or 6.15.

“Mortgages”:  shall mean all fee mortgages, assignments of leases, mortgage deeds, deeds of trust, deeds to secure debt, security agreements, and other similar instruments, executed or to be executed by any Loan Party (i) which provide the Collateral Agent, for the benefit of the Secured Parties, a first priority Lien on the Mortgaged Properties subject to the Liens permitted by each Mortgage, as amended, restated, modified, extended or supplemented from time to time, substantially in the form of Exhibit M.

“Multiemployer Plan”:  shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”:  shall mean (a) in connection with any Asset Sale, Sale Leaseback Transaction or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, commissions, amounts held in escrow (until such amounts are released), amounts required to be applied to the repayment of Indebtedness (including, without limitation, principal, interest, premium and penalties, if any) secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale, Sale Leaseback Transaction or Recovery Event (other than any Lien pursuant to a Security Document) and other related fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (including any withholding taxes on any related remittance of funds) and net of (i) any reasonable reserves established in connection therewith and (ii) reasonable indemnity obligations relating thereto, and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of out-

of-pocket transaction costs directly related thereto, attorneys’ fees, investment banking fees, accountants’ fees, consultants’ fees, underwriting discounts and commissions or placement fees and other related fees and expenses actually incurred in connection therewith.

“Non-Cash Charges”: shall have the meaning assigned to such term in the definition of Consolidated EBITDA.

“Non-Defaulting Lender” means, at any time, each Revolving Lender that is not a Defaulting Lender at such time.

“Non-Excluded Taxes”:  shall mean with respect to the Administrative Agent and any Lender, any Taxes other than Excluded Taxes.

“Non-Extended Portion”:  shall mean, with respect to any Revolving Commitment existing immediately prior to the Amendment and Restatement Effective Date, (a) if such Revolving Commitment has been submitted for conversion to an Extended Revolving Commitment on the Amendment and Restatement Effective Date pursuant to the Amendment Agreement, $0 and (b) if such Revolving Commitment has not been submitted for conversion to a Non-Extended Revolving Commitment pursuant to the Amendment Agreement, the entire principal amount of such Revolving Commitment.

“Non-Extended Revolving Commitment”:  shall mean, as to any Lender, the obligation of such Lender, if any, to make Non-Extended Revolving Loans and participate or be assigned interests in Swingline Loans and Letters of Credit (in each case, whether or not such Loans or Letters of Credit are actually made, issued or drawn) in an aggregate principal and/or face amount equal to the Revolving Commitment on the Amendment and Restatement Effective Date of such Lender, to the extent such Lender has executed the Amendment Agreement in the capacity of a “Non-Extended Revolving Lender”, or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.  The amount of the Total Non-Extended Revolving Commitments as of the Amendment and Restatement Effective Date is $34,900,000.

“Non-Extended Revolving Commitment Period”:  shall mean the period from and including the Closing Date to the Non-Extended Revolving Termination Date.

“Non-Extended Revolving Extensions of Credit”:  shall mean, as to any Non-Extended Revolving Lender at any time, an amount equal to the sum without duplication of (a) the aggregate principal amount of all Non-Extended Revolving Loans held by such Lender then outstanding, (b) such Lender’s Non-Extended Revolving Percentage of the L/C Exposure at such time and (c) such Lender’s Non-Extended Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Non-Extended Revolving Facility”:  shall have the meaning set forth in the definition of “Facility”.

“Non-Extended Revolving Lender”:  shall mean each Lender that has a Non-Extended Revolving Commitment or that holds Non-Extended Revolving Extensions of Credit.

“Non-Extended Revolving Loans”:  shall have the meaning set forth in Section 2.4.

“Non-Extended Revolving Percentage”:  shall mean, as to any Non-Extended Revolving Lender at any time, the percentage which such Lender’s Non-Extended Revolving Commitment then constitutes of the Total Non-Extended Revolving Commitments or, at any time after the Non-Extended Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Non-Extended Revolving Loans then outstanding constitutes of the aggregate principal amount of the Non-Extended Revolving Loans then outstanding, provided that, in the event that the Non-Extended Revolving Loans are paid in full prior to the reduction to zero of the Total Non-Extended Revolving Extensions of Credit, the Non-Extended Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Non-Extended Revolving Extensions of Credit shall be held by the Non-Extended Revolving Lenders on a comparable basis.

“Non-Extended Revolving Termination Date”:  shall mean the fifth anniversary of the Closing Date, or, if such date is not a Business Day, the next preceding Business Day.

“Non-Extended Termination Date L/C Cash Collateralization Amount”: shall mean an amount equal to the lesser of (A) the Excess minus the Swingline Prepayment Amount and (B) the L/C Exposure.

“Non-Extended Termination Date Revolving Loan Prepayment Amount”: shall mean an amount equal to the Excess minus the Swingline Prepayment Amount minus the Non-Extended Termination Date L/C Cash Collateralization Amount.

“Non-Profit Entity”:  shall mean any entity duly acquired or formed and organized by the Borrower or any Subsidiary as a not-for-profit entity under applicable state law in furtherance of the business needs of Borrower and its Subsidiaries.

“Non-Wholly-Owned Subsidiary”:  shall mean (x) any Subsidiary (other than a Non-Profit Entity or an Insurance Subsidiary) that is not a Wholly-Owned Subsidiary and (y) any Controlled Subsidiary Non-Guarantor.

“Not Otherwise Applied”:  shall mean, with reference to any amount of Net Cash Proceeds of any transaction or event, that such amount (a) was not required to be applied to prepay the Loans pursuant to Section 2.11, and (b) was not previously applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was (or may have been or concurrently will be) contingent on receipt of such amount or utilization of such amount for a specified purpose.  The Borrower shall promptly notify the Administrative Agent of any application of such amount as contemplated by (b) above.

“Notes”:  shall mean the collective reference to any Revolving Note, Swingline Note or Tranche B Term Note.

“Obligations”:  shall mean the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under this Agreement, any other Loan Document, the Letters of Credit or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Original Credit Agreement” has the meaning assigned to such term in the Amendment Agreement.

“Other Taxes”:  shall mean all present or future stamp, documentary or any other excise, intangible, mortgage recording or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or in connection with any transactions to be performed by the parties pursuant to the terms of this Agreement or any other Loan Document.

“Parent”:  shall have the meaning set forth in the preamble.

“Participant”:  shall have the meaning set forth in Section 10.6(d).

“PBGC”:  shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Acquisition”:  shall mean an Acquisition by the Borrower or a Subsidiary Guarantor, subject to the fulfillment of the following conditions:

(a)                                  all entities in which the Borrower shall own, directly or indirectly, any Investment as a result of such Acquisition shall, as a result of such Acquisition, become Subsidiary Guarantors, except to the extent that the portion of the fair market value of the consideration for such Acquisition that is attributable to Investments in such entities (whether or not such entities become Subsidiaries) that do not become Subsidiary Guarantors as a result of such Acquisition is treated, at the time of such Acquisition, as Investments in such entities made pursuant to Section 7.8 and are permitted to be made thereunder at such time other than pursuant to clause (g) thereof (it being understood that the foregoing is intended to allow a Foreign Subsidiary, Non-Wholly-Owned Subsidiary, Non-Profit Entity or Insurance Subsidiary, in each case that becomes a Subsidiary as a result of such Acquisition, to not become a Subsidiary Guarantor as otherwise required by this clause, if the conditions of this clause are otherwise satisfied and such Investment is permitted by Section 7.8 (other than Section 7.8(g));

(b)                                 no Default or Event of Default shall have occurred and be continuing or reasonably be expected to result from such Acquisition;

(c)                                  without limiting the generality of the foregoing, after giving effect to such Acquisition (including any Indebtedness resulting therefrom or incurred in connection therewith), the Borrower shall be in compliance with the provisions of Section 7.1, calculated on a pro forma basis as of the end of the period most recently ended prior to the date of the consummation of such Acquisition for which financial statements were required to have been delivered pursuant to Section 6.1(a) or (b) or, if prior to the first delivery date for such financial statements hereunder, as of the end of the period for which the most recent financial statements of the Company are available (calculated as though all Indebtedness resulting from or incurred in connection with such Permitted Acquisition had been incurred at the beginning of the relevant four quarter period) and, if the last day of any such period is prior to the first test date under Section 7.1, the levels for the first test date under such Section shall be deemed to apply for this purpose and, unless such Acquisition involves total consideration (including Indebtedness resulting therefrom pursuant to Section 7.2(g)) of $12,000,000 or less, prior to the closing of such Acquisition, the Borrower shall provide to the Administrative Agent a certificate signed by a Responsible Officer demonstrating such compliance in reasonable detail; and

(d)                                 after giving effect to such Acquisition, the Available Revolving Commitments of all Lenders (provided that, for purposes of this clause (d), the Available Revolving Commitments of all Non-Extended Revolving Lenders shall be excluded from the Available Revolving Commitments from and after the date that is three months prior to the Non-Extended Revolving Termination Date) plus the amount of unrestricted cash and Cash Equivalents then owned by the Borrower and the Subsidiary Guarantors shall not be less than $15,000,000.

“Permitted Additional Subordinated Debt”:  shall mean Indebtedness incurred in reliance upon clause (m) of Section 7.2.

“Permitted Capital Stock”:  shall mean (a) common stock of Parent and (b) any preferred stock of Parent (or any equity security of Parent that is convertible into or exchangeable for any preferred stock of Parent), that (x) does not include a dividend payable in anything other than Permitted Capital Stock and (y) is not mandatorily redeemable by Parent or any of its Subsidiaries or redeemable at the option of the holder of such Capital Stock, in each case prior to the sixth month anniversary of the Tranche B Maturity Date (other than in connection with an asset sale or change of control or similar event if the Obligations are required to be paid prior to satisfying such put, redemption, repayment, sinking fund or similar provision), and to the extent any such preferred stock or equity security does not otherwise comply with clause (b) hereof, such preferred stock or equity security is otherwise reasonably satisfactory to Administrative Agent.

“Permitted Disposition”:  shall mean (i) any write-off, sale or discount of past due accounts receivable in the ordinary course of business; (ii) (x) any lease (or sublease) as lessor or license (or sublicense) as licensor of parcels of real property or items of personal property (including Intellectual Property) in the ordinary course of business and (y) any grant of options to purchase, lease or acquire isolated parcels of real property or items of personal property (including Intellectual Property) in the ordinary course of business; (iii) any sale or exchange of isolated specific items of equipment, so long as the purpose of each sale or exchange is to acquire (and results within 180 days of such sale or exchange in the acquisition of) replacement items of equipment which are, in the reasonable business judgment of the Borrower and its Subsidiaries, the functional equivalent of the item of equipment so sold or exchanged and provided the Administrative Agent has at all times after such acquisition a perfected Lien in the replacement property with the same priority or better than the equipment being sold or exchanged, (iv) any sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary, (v) any termination or expiration of any lease or sublease of real property in accordance with its terms or the applicable license or sublicense or (vi) any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other litigation claims.

“Permitted Liens”:  shall have the meaning assigned to such term in Section 7.3.

“Permitted Tax Distributions”:  shall mean cash dividends declared and paid by Borrower to Parent or Holdings (or any other parent company) in order to pay (x) any income taxes imposed on Parent or Holdings (or any other parent company) as the common parent of a consolidated, combined or similar tax group of which Borrower and/or its Subsidiaries and Unrestricted Subsidiaries are members, up to an amount not to exceed the amount of any such income taxes that Borrower and its Subsidiaries would have been required to pay on a separate company (or a stand-alone tax group) basis (reduced by any income taxes paid directly by Borrower or its Subsidiaries) and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes attributable to the income of such Unrestricted Subsidiaries and (y) franchise taxes and fees, taxes and expenses required to maintain their corporate existence.

“Permitted Refinancing Indebtedness”:  shall mean Indebtedness of the Borrower or any Subsidiary issued or incurred (including by means of the extension or renewal of existing Indebtedness) to refinance, refund, extend or renew existing Indebtedness (“Refinanced Indebtedness”); provided that (a) the principal amount (or accreted value, if applicable) of such refinancing, refunding, extending or renewing Indebtedness is not greater than the sum of (i) the principal amount (or accreted value, if applicable) of such Refinanced Indebtedness plus (ii) an amount equal to unpaid accrued interest and premium thereon and fees and expenses reasonably incurred in connection with such refinancing, refunding, extension or renewal, plus (iii) if the Refinanced Indebtedness was extended under a committed financing arrangement and any such commitments remain unutilized at the time, the amount of such unutilized commitments, but only to the extent that Indebtedness could be incurred thereunder at the time in compliance with the terms thereof and of this Agreement, (b) such refinancing, refunding, extending or renewing Indebtedness has a final maturity that is no earlier than the final maturity of, and a weighted average life to maturity that is no shorter than the remaining weighted average life of, such Refinanced Indebtedness, (c) if such Refinanced Indebtedness or any Guarantees thereof are subordinated to the Obligations, such refinancing, refunding, extending or renewing Indebtedness and any Guarantees thereof remain so subordinated on terms no less favorable to the Lenders and (d) such refinancing, refunding, extending or renewing Indebtedness does not contain mandatory redemption or prepayment rights on the part of the borrower or issuer of such Indebtedness or redemption or prepayment rights exercisable by the holder of such Indebtedness, that in either case would require payment of greater amounts or at earlier dates by the borrower or issuer of such Indebtedness than the Indebtedness so refinanced, refunded, extended or renewed; provided further, however, that Permitted Refinancing Indebtedness shall not include (i) Indebtedness of the Borrower or a Subsidiary Guarantor that refinances, refunds, extends or renews Indebtedness of a Subsidiary that is not a Subsidiary Guarantor or (ii) Indebtedness of a Subsidiary that is not a

Guarantor that refinances, refunds, extends or renews Indebtedness of the Borrower or a Subsidiary Guarantor.  It is understood that Permitted Refinancing Indebtedness of the Senior Subordinated Loans shall not refer to the Rollover Loans, the Take Out Debt or the Exchanges Notes.

“Person”:  shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”:  shall mean any employee benefit plan (other than a Multiemployer Plan) that is covered by Title IV of ERISA or subject to the minimum funding standard of Section 412 of the Code or Section 302 of ERISA and is maintained or contributed to by the Borrower or a Commonly Controlled Entity.

“Pledged Stock”:  shall have the meaning assigned to such term in the Guaranty and Collateral Agreement.

“Pricing Grid”:  shall mean the applicable table set forth below in respect of Non-Extended Revolving Loans and the Commitment Fee Rate for Revolving Commitments:

Total Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for ABR Loans	Commitment Fee Rate for Revolving Commitments

>4.0:1	4.25%	3.25%	0.500%
<4.0: 1 and >3.5:1	4.00%	3.00%	0.500%
<3.5:1 and >3.0:1	3.75%	2.75%	0.375%
<3.0:1	3.50%	2.50%	0.375%

For the purposes of the Pricing Grid, changes in the Applicable Margin for Non-Extended Revolving Commitments and Commitment Fee Rate resulting from changes in the Total Leverage Ratio shall become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which financial statements are delivered to the Lenders pursuant to Section 6.1 (commencing on the Adjustment Date in respect of the delivery of financial statements for the first fiscal quarter ending at least three months after the Closing Date) and shall remain in effect until the next change to be effected pursuant to this paragraph.  If any financial statements referred to above are not delivered within the time periods specified in Section 6.1, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of the Pricing Grid shall apply.  Each determination of the Total Leverage Ratio pursuant to the Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to Section 7.1.

In the event that any financial statement or Compliance Certificate delivered pursuant to Section 6.1 or Section 6.2(b)(i) is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin that was actually applied for such Applicable Period, then (i) the Borrower shall immediately deliver to the Administrative Agent a corrected

Compliance Certificate for such Applicable Period, (ii) the Applicable Margin shall be determined as if the rates set forth in each column of the Pricing Grid that would have been applicable based upon the levels of the Total Leverage Ratio set forth in such corrected Compliance Certificate were applicable for such Applicable Period and (iii) the Borrower shall immediately pay to the Administrative Agent the additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with the terms hereof.  This paragraph shall not limit the rights of the Administrative Agent and the Lenders hereunder.

“Pro Forma Adjustments”:  shall mean, for any period, the reduction in costs and related adjustments (including, without limitation, the elimination of physician and shareholder compensation, and the normalization of rental expense) that (i) were directly attributable to an acquisition that occurred during the four quarter period or after the end of the four quarter period and on or prior to the applicable calculation date and calculated on a basis that is consistent with Regulation S-X, (ii) were actually implemented by the business that was the subject of any such acquisition after the date of the acquisition and prior to the calculation date that are supportable and quantifiable by the underlying accounting records of such business or (iii) relate to the business that is the subject of any such acquisition and that the Borrower reasonably determines are probable based upon specifically identifiable actions to be taken within six months of the date of the acquisition and, in the case of each of (i), (ii) and (iii), are described, as provided below, in an certificate of the Borrower’s chief financial officer, as if all such reductions in costs had been effected as of the beginning of such period.  Pro Forma Adjustments described above shall be accompanied by a certificate delivered to the Administrative Agent from the Borrower’s chief financial officer that outlines the specific actions taken or to be taken, the net cost savings achieved or to be achieved from each such action and that, in the case of clause (iii) above, such savings have been determined to be probable.  Notwithstanding the foregoing, Pro Forma Adjustments in respect of any acquisition of an Acquired Entity or Business for which the actual Acquired EBITDA cannot be determined due to the absence of reliable financial statements, an adjustment equal to the Acquired EBITDA for such Acquired Entity or Business for the relevant period preceding the date of such acquisition, as estimated in good faith by the chief financial officer of the Borrower based upon the facts applicable to the Acquired Entity or Business as of the date of such acquisition (as though such facts applied during the period preceding such date), and set forth in a schedule, in detail reasonably acceptable to the Administrative Agent, identifying the facts (and any relevant assumptions) upon which such estimate is based and the calculation of such estimate, and certified by such chief financial officer to be prepared in good faith shall be permitted.

“Pro Forma Financial Statements”:  shall have the meaning set forth in Section 4.1(a).

“Properties”:  shall have the meaning set forth in Section 4.17(a).

“Qualified Counterparty”:  shall mean with respect to any Swap Agreement, any counterparty thereto that, (a) is a Lender or an Affiliate of a Lender on the Closing Date or (b) at the time such Swap Agreement was entered into, was a Lender or an Affiliate of a Lender.

“Real Property”:  shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Recovery Event”:  shall mean any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of Borrower or any of its Subsidiaries, in excess of $500,000 individually or $2,500,000 in the aggregate for all such amounts so in excess of $500,000 in any fiscal year.

“Refunded Swingline Loans”:  shall have the meaning set forth in Section 2.7(b).

“Register”:  shall have the meaning set forth in Section 10.6(c).

“Regulated Entity”:  shall mean any existing and future direct and indirect Subsidiary of the Borrower that is (i) an insurance company, (ii) a company regulated as an insurance company or (iii) otherwise subject to regulation by any governmental authority and for which the incurrence of debt (including guarantees) or the granting of Liens with respect to its assets would be prohibited or restricted or would result in a negative impact on any minimum risk-based capital, capital or similar requirement applicable to it.

“Regulation D”:  shall mean Regulation D of the Board as in effect from time to time.

“Regulation S-X”:  shall mean Regulation S-X under the Securities Exchange Act of 1934.

“Regulation U”:  shall mean Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”:  shall mean the obligation of the Borrower to reimburse the Issuing Bank pursuant to Section 3.5 for amounts drawn under any Letter of Credit.

“Reinvestment Deferred Amount”:  shall mean, with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by Borrower or any of its Subsidiaries in connection therewith that are not applied to prepay the Tranche B Term Loans pursuant to Section 2.11(c) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”:  shall mean any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”:  shall mean a written notice executed by a Responsible Officer stating that (a)(x) no Event of Default has occurred and is continuing or (y) in the case of a Recovery Event, if the Borrower or one or more of its Subsidiaries shall have then entered into one or more continuing agreements with a Person not an Affiliate of any of them for the repair, restoration or replacement of the properties that were the subject of such Recovery Event, none of the Administrative Agent or the Collateral Agent shall have commenced any action or proceeding to exercise or seek to exercise any right or remedy with respect to any Collateral (including any action of foreclosure, enforcement, collection or execution pursuant to any type of occurrence referred to in Section 8(f)) and (b) the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair assets useful in its business or in connection with a Permitted Acquisition; provided, however, that to the extent that any such Net Cash Proceeds are received in respect of assets constituting Collateral, such Net Cash Proceeds shall be used to acquire or repair assets that constitute Collateral or to make a Permitted Acquisition of assets that become Collateral (except that such Net Cash Proceeds may be used to make an Investment pursuant to Section 7.8(r), (s), (u), (w), (x) or (y), whether or not any such Investment made pursuant to any of such Sections shall constitute Collateral).

“Reinvestment Prepayment Amount”:  shall mean, with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets to be used in the Borrower’s or any Subsidiary’s business (subject to the proviso to the definition of the term “Reinvestment Notice”).

“Reinvestment Prepayment Date”:  shall mean, with respect to any Reinvestment Event, the earlier of (a) the later of (x) the date occurring 365 days after such Reinvestment Event or (y) in the event the Borrower (directly or indirectly through a Subsidiary) has committed to reinvest any such proceeds within 365 days following such Reinvestment Event, 545 days following such Reinvestment Event and (b) the date on which the Borrower shall have determined not to acquire or repair assets to be used and useful in the Borrower’s or any Subsidiary’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Release”:  shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Material of Environmental Concern in, into, onto or through the Environment, or in, onto or from any building or structure.

“Relevant Percentage”: shall have the meaning set forth in Section 2.2.

“Reorganization”:  shall mean, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Replacement Extended Revolving Lender”: shall have the meaning assigned to such term in Section 2.22(c).

“Reportable Event”:  shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived by applicable regulations under Section 4043 of ERISA.

“Required Lenders”:  shall mean, at any time, the holders (other than Defaulting Lenders) of more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Tranche B Term Loans then outstanding, (ii) the Total Revolving Commitments then in effect or, if the Revolving

Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding and (iii) the Available Delayed Draw Commitments then in effect, in each case excluding any Loans or Commitments held by an Affiliate of the Borrower at such time.

“Requirement of Law”:  shall mean, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Required Prepayment Amount” means, with respect to the gross proceeds of an Applicable Incurrence, the difference between (A) the sum of (x) $35,000,000 plus (y) to the extent such gross proceeds exceed $270,000,000, such excess and (B) any underwriting or initial purchasers’ discounts paid by Borrower in respect of the sum of gross proceeds referred to in immediately preceding clause (A).

“Responsible Officer”:  shall mean the chief executive officer, president, vice president, chief financial officer, treasurer or the chief accounting officer of the Borrower.

“Restricted Payments”:  shall have the meaning set forth in Section 7.6.

“Revolving Commitment”:  shall mean, as to any Lender, its Extended Revolving Commitment or its Non-Extended Revolving Commitment.  The amount of the Total Revolving Commitments as of the Amendment and Restatement Effective Date is $75,000,000.

“Revolving Extension Offer”: shall have the meaning assigned to such term in Section 2.4(e).

“Revolving Extensions of Credit”:  shall mean, as to any Revolving Lender at any time, an amount equal to the sum without duplication of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the L/C Exposure at such time and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Facility”:  shall mean the collective reference to the Extended Revolving Facility and the Non-Extended Revolving Facility.

“Revolving Lender”:  shall mean each Lender that has a Revolving Commitment or that holds Revolving Extensions of Credit.

“Revolving Loans”:  shall mean the collective reference to the Extended Revolving Loans and the Non-Extended Revolving Loans.

“Revolving Note”:  shall mean a promissory note made by the Borrower in favor of a Lender evidencing the Revolving Loans made by such Lender, substantially in the form of Exhibit E-1, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Revolving Percentage”:  shall mean, as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding, provided that, in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis.

“Rollover Loans”: shall mean the loans into which the Senior Subordinated Loans are convertible into on the first anniversary of the Closing Date under the Senior Subordinated Loan Agreement.

“S&P”:  shall have the meaning set forth in the definition of “Cash Equivalents”.

“Sale Leaseback Transaction”:  shall have the meaning set forth in Section 7.11.

“SEC”:  shall mean the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Parties”:  shall mean, collectively, the Administrative Agent, the Collateral Agent, each other Agent, the Lenders, each Qualified Counterparty to a Swap Agreement and each Cash Management Bank with respect to Cash Management Agreements.

“Security Documents”:  shall mean the collective reference to the Guaranty and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Loan Party to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Senior Subordinated Documents”:  shall mean the “Loan Documents” as defined in the Senior Subordinated Loan Agreement and the “Exchange Note Indenture” referred to therein.

“Senior Subordinated Loans”:  shall mean $175,000,000 in aggregate principal amount of senior subordinated loans extended to the Borrower on the Closing Date pursuant to the Senior Subordinated Loan Agreement.

“Senior Subordinated Loan Agreement”:  shall mean the senior subordinated loan agreement dated the Closing Date by and among the Borrower, Wachovia and the other parties thereto, as amended or modified to the extent permitted hereby.

“Shareholders Agreement” means that certain Securityholders Agreement, dated as of the Closing Date by and among Radiation Therapy Investments, LLC and the securityholders party thereto.

“Sold Entity or Business”:  shall have the meaning set forth in the definition of the term “Consolidated EBITDA”.

“Sole Bookrunner”:  shall mean Wells Fargo Securities, LLC.

“Solvent”:  shall mean, with respect to any Person, that, as of any date of determination, (a) the present fair salable value taken on a going concern basis of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the probable liability of such Person on its debts as such debts become absolute and matured in the ordinary course of business, (b) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (c) such Person will generally be able to pay its debts as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that can reasonably be expected to become an actual or matured liability.  For purposes of this definition, (i) “debt” means liability on a “claim,” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Change of Control”:  shall mean a “Change of Control” (or any other defined term having a similar purpose) as defined in the documents governing any of the Senior Subordinated Loans, Rollover Loans, Exchange Notes, Take Out Debt, Permitted Additional Subordinated Debt and any Permitted Refinancing Indebtedness in respect of any of the foregoing.

“Sponsor”:  shall mean each of Vestar Capital Partners and each of its Affiliates but not including, however, any portfolio operating companies of any of the foregoing.

“Subsidiary”:  shall mean, with respect to any Person, any corporation, partnership, limited liability company or other entity of which more than 50% of the voting power of shares of stock or other ownership interests entitled to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of nominal “qualifying shares” of the former Person shall be deemed to be outstanding.  Notwithstanding the foregoing, an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of the Parent, the Borrower or any of their Subsidiaries for all purposes of this Agreement and the other Loan Documents.  For all purposes under the Loan Documents, unless otherwise qualified or designated, all references to a “Subsidiary” or to “Subsidiaries” in the Loan Documents shall refer to a Subsidiary or Subsidiaries of the Borrower, and all references to a “Domestic Subsidiary” or “Domestic Subsidiaries” or a “Foreign Subsidiary” or “Foreign Subsidiaries” shall be to a Domestic Subsidiary, Domestic Subsidiaries, a Foreign Subsidiary or Foreign Subsidiaries of the Borrower.

“Subsidiary Guarantor”:  shall mean each direct or indirect Subsidiary of the Borrower other than any (a) Foreign Subsidiary or any Domestic Subsidiary of a Foreign Subsidiary,

(b) Non-Wholly-Owned Subsidiary, to the extent such Non-Wholly-Owned Subsidiary is precluded from becoming a Subsidiary Guarantor (or, to so become, would require the consent of a third party that is a holder of Capital Stock of such Subsidiary) by the terms of such Non-Wholly-Owned Subsidiary’s organizational or related documents, (c) Subsidiary that is a Non-Profit Entity, (d) Insurance Subsidiary, (e) Subsidiary that is a Regulated Entity, (f) Immaterial Subsidiary, (g) Broker Dealer Subsidiary, (h) any Subsidiary that is prohibited by applicable law from becoming a Subsidiary Guarantor, (i) any Subsidiary to the extent the burden or cost of such Subsidiary becoming a Subsidiary Guarantor outweighs the benefit afforded thereby as determined by the Administrative Agent and the Borrower or (j) for the avoidance of doubt, an Unrestricted Subsidiary.

“Survey”:  shall mean a survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any material exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent and the Title Company, (iv) complying in all material respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the endorsements of the type required by Section 6.15(iii) or (b) otherwise reasonably acceptable to the Administrative Agent.

“Swap Agreement”:  shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement.”

“Swingline Commitment”:  shall mean the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed $10,000,000.

“Swingline Lender”:  shall mean Wells Fargo, in its capacity as the lender of Swingline Loans.

“Swingline Loans”:  shall have the meaning set forth in Section 2.6.

“Swingline Note”:  shall mean a promissory note made by the Borrower in favor of the Swingline Lender evidencing the Swingline Loans made by the Swingline Lender, substantially in the form of Exhibit E-2, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Swingline Participation Amount”:  shall have the meaning set forth in Section 2.7.

“Swingline Prepayment Amount”: shall mean an amount equal to the lesser of (A) the Swingline Loans outstanding on the Non-Extended Revolving Termination Date and (B) the Excess.

“Take Out Debt” means any Indebtedness issued or incurred to refinance all or any portion of the Indebtedness outstanding under the Senior Subordinated Loans, the Rollover Loans or the Exchange Notes.

“Taxes”:  shall mean any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (including additions to tax, penalties and interest), now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority.

“Term-Out Funding”: shall have the meaning assigned to such term in Section 2.22(c).

“Term-Out Lender”: shall have the meaning assigned to such term in Section 2.22(c).

“Theriac Land Partnerships” means those partnerships holding real estate properties owned by certain of the Borrower’s directors and officers and which are leased to the Borrower or one of its Subsidiaries, as in effect on April 1, 2010.

“Third Party Payor Programs”:  shall mean all third party payor programs in which the Borrower and its Subsidiaries currently or in the future may participate, including, without limitation, Medicare, Medicaid, Blue Cross and/or Blue Shield, Managed Care Plans, other private insurance programs and employee assistance programs.

“Title Company”:  shall mean any title insurance company as shall be retained by Borrower and reasonably acceptable to the Administrative Agent.

“Title Policy”:  shall have the meaning assigned to such term in Section 6.15(iii).

“Total Leverage Ratio”:  shall mean, as at the last day of any fiscal quarter, the ratio of (a) Consolidated Total Debt of the Borrower and its Subsidiaries on such day to (b) Consolidated EBITDA for the four consecutive fiscal quarters of the Borrower and its Subsidiaries ending on such day.

“Total Extended Revolving Commitments”:  shall mean, at any time, the aggregate amount of the Extended Revolving Commitments of the Lenders then in effect.

“Total Extended Revolving Extensions of Credit”:  shall mean, at any time, the aggregate amount of the Extended Revolving Extensions of Credit of the Extended Revolving Lenders outstanding at such time.

“Total Extended Revolving Percentage”: shall mean, at any time, the percentage of the Total Revolving Commitments at such time represented by the Total Extended Revolving Commitments at such time.

“Total Non-Extended Revolving Extensions of Credit”:  shall mean, at any time, the aggregate amount of the Non-Extended Revolving Extensions of Credit of the Non-Extended Revolving Lenders outstanding at such time.

“Total Non-Extended Revolving Commitments”:  shall mean, at any time, the aggregate amount of the Non-Extended Revolving Commitments of the Lenders then in effect.

“Total Non-Extended Revolving Percentage”: shall mean, at any time, the percentage of the Total Revolving Commitments at such time represented by the Total Non-Extended Revolving Commitments of the Lenders at such time.

“Total Revolving Commitments”:  shall mean, at any time, the aggregate amount of the Revolving Commitments of the Lenders then in effect.

“Total Revolving Extensions of Credit”:  shall mean, at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Tranche B Maturity Date”:  shall mean the sixth anniversary of the Closing Date, or, if such date is not a Business Day, the next preceding Business Day.

“Tranche B Term Commitment”:  shall mean the collective reference to the Initial Tranche B Term Commitments and the Delayed Draw Tranche B Term Commitments.

“Tranche B Term Facility”:  shall have the meaning set forth in the definition of “Facility.”

“Tranche B Term Lender”:  shall mean the collective reference to the Initial Tranche B Term Lenders and the Delayed Draw Tranche B Term Lenders.

“Tranche B Term Loan”:  shall mean the collective reference to the Initial Tranche B Term Loans, the Delayed Draw Tranche B Term Loans and any loans converted from Revolving Loans or a made pursuant to a Term-Out Funding pursuant to Section 2.22(c).

“Tranche B Term Note”:  shall mean a promissory note made by the Borrower in favor of a Lender evidencing the portion of the Tranche B Term Loan made by such Lender, substantially in the form of Exhibit E-3, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Transaction Agreement”:  shall mean the Agreement and Plan of Merger dated as of October 19, 2007, by and among the Parent, the Borrower, MergerSub and Holdings as amended, restated, supplemented and/or modified from time to time in accordance with the terms hereof and thereof.

“Transaction Bonuses”:  shall mean any bonuses payable to any officer or employee, physician or employee of such physician, in each case affiliated with the Borrower or any of its Subsidiaries (including any Person who becomes an officer or employee, physician or employee of such physician, in each case affiliated with of the Borrower or any Subsidiary in connection with an Investment pursuant to Section 7.8(g), (r), (s), (u), (w), (x) or (y)) in an aggregate amount not exceeding $3,000,000.

“Transactions”:  shall mean the Merger, the payment of the Merger Consideration and the Closing Costs, the Debt Discharge, the Financing Transactions and the other transactions contemplated by the Transaction Agreement.

“Type”:  shall mean, as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“United States”:  shall mean the United States of America.

“United States Tax Compliance Certificate”:  shall have the meaning set forth in Section 2.19(e)(iii).

“Unrestricted Subsidiary”:  shall mean (i) each Insurance Subsidiary of the Borrower listed on Schedule 1.1C and (ii) any Insurance Subsidiary of the Borrower designated by the Board of Directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 6.14 subsequent to the Closing Date.  An Unrestricted Subsidiary, for as long as such Subsidiary remains an Unrestricted Subsidiary, shall be deemed to not be a Subsidiary or Borrower for all purposes under the Loan Documents.

“Wells Fargo”:  shall have the meaning set forth in the preamble.

“Wholly-Owned Subsidiary”:  shall mean, as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly-Owned Subsidiaries.

“Yield Differential”:  shall have the meaning set forth in Section 2.23.

(b)           Other Definitional Provisions.

(i)            Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(ii)           As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time and (vi) the word “knowledge” when used with respect to Borrower or any of its Subsidiaries shall be deemed to be a reference to the knowledge of any Responsible Officer.  Anything in this Agreement to the contrary notwithstanding, any obligation of a Person under a lease (whether existing now or entered into in the future) that is not (or would not be) required to be classified and accounted for as a capital lease on the balance sheet of such Person under GAAP as in effect either on the Amendment and Restatement Effective Date or at the time such lease is entered into shall not be treated as a capital lease solely as a result of (x) the adoption of any changes in, or (y) changes in the application of, GAAP after such lease is entered into.

(iii)          The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(iv)          The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(v)           So long as the financing structure of the Theriac Land Partnerships has not changed since April 1, 2010 and none of Borrower or any Subsidiary shall become liable, on behalf of the owner or otherwise in connection with the properties held by the Theriac Land Partnerships (the “Theriac Properties”), for any Indebtedness or other obligation, in each case, owed by the owner of or secured by the Theriac Properties or shall have any ownership interest in the Theriac Land Partnerships, solely for the purposes of Section 7.1, notwithstanding the accounting treatment of the Theriac Land Partnerships under GAAP, the Borrower and its Subsidiaries shall be deemed to have been the subject of a Sale-Leaseback Transaction and (x) to the extent that, under GAAP, interest expense attributable to the Indebtedness of the Theriac Land Partnership is attributable to Borrower or any Subsidiary, such interest expense shall be deemed to be rental expense of Borrower and its Subsidiaries, (y) any depreciation expense that is attributable to Borrower or any Subsidiary of the Theriac Land Partnerships shall be deemed to be rental expense of Borrower and its Subsidiaries and (z) Indebtedness of the Theriac Land Partnerships shall not be deemed to be Indebtedness of the Borrower and its Subsidiaries.

(c)           UCC Terms.  Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions.  Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

(d)           Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

(e)           References to Agreement and Laws.  Unless otherwise expressly provided herein, references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document.

The Obligations under the Original Credit Agreement as of the Amendment and Restatement Effective Date shall continue to exist under this Agreement on the terms set forth herein, (b) the loans under the Original Credit Agreement outstanding as of the Amendment and Restatement Effective Date shall be Loans under and as defined in this Agreement on the terms set forth herein, (c) any letters of credit outstanding under the Original Credit Agreement as of the Amendment and Restatement Effective Date shall be Letters of Credit under and as defined in this Agreement and (d) the Collateral and the Loan Documents shall continue to secure, guarantee, support and otherwise benefit the Obligations as well as the other Obligations of the Borrower and the other Loan Parties under this Agreement and the other Loan Documents.

(f)            Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

(g)           Timing of Payment or Performance.  Unless otherwise specified, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

Section 19.

AMOUNT AND TERMS OF COMMITMENTS

(a)           Tranche B Term Commitments.

(i)            Subject to the terms and conditions hereof, each Initial Tranche B Term Lender with an Initial Tranche B Term Commitment severally agrees to make the Initial Tranche B Term Loan to the Borrower on the Closing Date ratably according to its Initial Tranche B Term Commitment.

(ii)           Subject to the terms and conditions hereof, each Delayed Draw Tranche B Term Lender with a Delayed Draw Tranche B Term Commitment severally agrees to make Delayed Draw Tranche B Term Loans to the Borrower from time to time during the Delayed Draw

Availability Period in an aggregate principal amount not to exceed the pro rata portion of such Lender’s Delayed Draw Tranche B Term Commitment at such time; provided that any such Loan shall be in a minimum amount of $10,000,000 before taking into account that the Tranche B Term Loans shall be made at the Relevant Percentage of principal amount thereof in accordance with Section 2.2.

(iii)          Tranche B Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.12.

(b)           Procedure for Tranche B Term Loan Borrowings.  The Borrower shall give the Administrative Agent irrevocable Borrowing Notice (which notice must be received by the Administrative Agent prior to (x) a time reasonably acceptable to the Administrative Agent one Business Day prior to the anticipated Borrowing Date or (y) in the case of Tranche B Term Loans to be made as Eurodollar Loans, 4 P.M. three Business Days prior to the Borrowing Date) requesting that the Tranche B Term Lenders make the Tranche B Term Loans to be made on the Borrowing Date; provided, however, that the Initial Tranche B Term Loans made on the Closing Date may only consist of ABR Loans unless the Borrower delivers a funding indemnity letter, substantially in the form of Exhibit I, reasonably acceptable to the Administrative Agent not less than three (3) Business Days prior to the Closing Date.  Upon receipt of any Borrowing Notice the Administrative Agent shall promptly notify each applicable Lender thereof.  Not later than 12:00 Noon, on the Borrowing Date, each Tranche B Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to its new term loan being made as a Tranche B Term Loan on the Borrowing Date.  The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts of Tranche B Term Loans made available on the Borrowing Date to the Administrative Agent by the Tranche B Term Lenders in immediately available funds.

It is understood and agreed that, notwithstanding any other provision of the Loan Documents, all Tranche B Term Loans (whether made on the Closing Date or thereafter) shall be made at 99% (the “Relevant Percentage”) of the principal amount thereof but for all other purposes of the Loan Documents (other than to the extent set forth in the definitions of Consolidated Total Debt and Consolidated Interest Expense) the principal amount thereof shall be 100% of such principal amount), and the making such Tranche B Term Loans at the Relevant Percentage of principal amount shall satisfy the Tranche B Term Loan Commitments relating thereto in full.  The difference between (x) the principal amount of the Tranche B Term Loans upon the funding thereof and (y) the principal amount of the Tranche B Term Loans upon the funding thereof times the Relevant Percentage is referred to as the “Discount Amount”.

(c)           Repayment of Tranche B Term Loans.  The Borrower shall repay the Tranche B Term Loans in installments on the last Business Day of each March, June, September and December of each year, commencing with the last Business Day of June, 2008, and ending with the Tranche B Maturity Date, in an aggregate principal amount equal to (i) in the case of each such installment due prior to the Tranche B Maturity Date, 0.25% of the aggregate principal amount of Initial Tranche B Term Loans, plus commencing with the first full fiscal quarter after any borrowing of Delayed Draw Tranche B Term Loans, 0.25% of the aggregate principal amount of Delayed Draw Tranche B Term Loans and (ii) in the case of the installment due on the Tranche B Maturity Date, the entire remaining balance of the Tranche B Term Loans; provided that any such installment may be reduced as a result of a prepayment in accordance with Section 2.17(b).

(d)           Revolving Commitments.

(i)            Subject to the terms and conditions hereof, each Extended Revolving Lender severally agrees to make revolving credit loans (“Extended Revolving Loans”) to the Borrower from time to time during the Extended Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the sum of (i) the L/C Exposure at such time and (ii) the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the amount of such Lender’s Extended Revolving Commitment.  During the Extended Revolving Commitment Period the Borrower may use the Extended Revolving Commitments by borrowing, prepaying the Extended Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.  The Extended Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.12.

(ii)           Subject to the terms and conditions hereof, each Non-Extended Revolving Lender severally agrees to make revolving credit loans (“Non-Extended Revolving Loans”) to the Borrower from time to time during the Non-Extended Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the sum of (i) the L/C Exposure at such time and (ii) the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the amount of such Lender’s Non-Extended Revolving Commitment.  During the Non-Extended Revolving Commitment Period the Borrower may use the Non-Extended Revolving Commitments by borrowing, prepaying the Non-Extended Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.  The Non-Extended Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.12.

(iii)          The Non-Extended Portion of each Revolving Commitment outstanding under (and as defined in) the Original Credit Agreement immediately prior to the Amendment and Restatement Effective Date shall continue to be outstanding under this Agreement from and after the Amendment and Restatement Effective Date as a Non-Extended Revolving Commitment.  Subject to the terms and conditions hereof, the Extended Portion of each Revolving Commitment outstanding under (and as defined in) the Original Credit Agreement immediately prior to the Amendment and Restatement Effective Date shall continue to be outstanding under this Agreement from and after the Amendment and Restatement Effective Date, and any Revolving Commitment Increase incurred pursuant to Section 2.23 that is an Extended Revolving Commitment shall be outstanding under this Agreement from and after the date of such incurrence, in each case, as an Extended Revolving Commitment.  Any Revolving Loans outstanding on the Amendment and Restatement Effective Date shall initially be Revolving Loans under this Agreement; provided that, until such Revolving Loans so outstanding are repaid, on and after the Amendment and Restatement Effective Date, (x) each Extended Revolving Lender will be deemed to be holding such Revolving Loans as Extended Revolving Loans and (y) each Non-Extended Revolving Lender will be deemed to be holding such Revolving Loans as Non-Extended Revolving Loans.  Any Revolving Loans made on or after the Amendment and Restatement Effective Date shall be allocated (and borrowed under) to the Extended Revolving Facility and the Non-Extended Revolving Facility ratably in accordance with their respective Revolving Percentages.  Revolving Loans that were Eurodollar Loans under the Original Credit Agreement on the Amendment and Restatement Effective Date shall initially be Eurodollar Loans under this Agreement with an initial Interest Period equal to the then remaining Interest Period for such Revolving Loans under the Original Credit Agreement.  Revolving Loans that were ABR Loans under the Original Credit Agreement on the Amendment and Restatement Effective Date shall initially be ABR Loans under this Agreement.  The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with the other terms hereof.

(iv)          The Borrower shall repay all outstanding Non-Extended Revolving Loans on the Non-Extended Revolving Termination Date.  The Borrower shall repay all outstanding Extended Revolving Loans on the Extended Revolving Termination Date.

(v)           Following the Amendment and Restatement Effective Date and before the Non-Extended Revolving Termination Date, the Borrower may on any Business Day make an offer (a “Revolving Extension Offer”) to any Non-Extended Revolving Lender to convert some or all of its then outstanding Non-Extended Revolving Commitments of such Non-Extended Revolving Lender into Extended Revolving Commitments (which Extended Revolving Commitments shall have the same terms as the then-outstanding Extended Revolving Commitments) pursuant to procedures reasonably agreed between the Administrative Agent and the Borrower; provided that (i) if less than all of such Non-Extended Revolving Lender’s commitments are to be so converted, the minimum amount of Non-Extended Revolving Commitments so converted shall be $1,000,000 (and in such case such conversion shall only be made in increments of $1,000,000), (ii) any fee payable to such Non-Extended Revolving Lender in connection therewith shall not be higher than (when measured as a percentage of the Revolving Commitments so converted) the Extension Fee (as defined in the Amendment Agreement), (iii) notwithstanding anything contained in Section 10.1, the Borrower, the Loan Parties, the Collateral Agent and the Administrative Agent and the Collateral Agent may enter into such agreements or amendments as such parties determine are reasonably necessary to document such conversion, (iv) the Borrower shall deliver such opinions, certificates and other documents as the Administrative Agent shall reasonably request in connection therewith consistent with the transactions contemplated by the Amendment Agreement and (v) if so requested by such Non-Extended Revolving Lender, such conversion may be made contingent on conditions not more onerous than those set forth in Section 3 of the Amendment Agreement.

(e)           Procedure for Revolving Loan Borrowing.  The Borrower may borrow under the Revolving Commitments during the Non-Extended Revolving Commitment Period and the Borrower may borrower under the Extended Revolving Commitments during the Extended Revolving Commitment Period, in each case on any Business Day, provided that the Borrower shall give the Administrative Agent an irrevocable Borrowing Notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) on the Business Day of the requested Borrowing Date, in the case of ABR Loans), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor; provided, further, that on and after the Amendment and Restatement Effective Date and prior to the Non-Extended Revolving Termination Date, Revolving Loans shall be made as set forth in Section 2.4(c) and on and following the Non-Extended Revolving Termination Date Revolving Loans shall be made by Extended Revolving Lenders ratably in accordance with their respective Extended Revolving Percentages on the date such Revolving Loans are made.  No Revolving Loans will be made on the Closing Date in excess of $12,500,000, unless otherwise agreed by the Sole Bookrunner.  Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $500,000 or a whole multiple of $100,000 over such amount (or, if the then aggregate Available Revolving Commitments of all Lenders are less than $500,000, such lesser amount) and (y) in the case of Eurodollar Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof; provided that the Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are ABR Loans in other amounts pursuant to Section 2.7.  Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof.  Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 2:00 P.M. on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent.  Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

(f)            Swingline Commitment.

(i)            Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (“Swingline Loans”) to the Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans, may exceed the Swingline Commitment then in effect) and (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments of all Lenders would be less than zero.  During the Extended Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof.  Swingline Loans shall be ABR Loans only.

(ii)           The Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Extended Revolving Termination Date; provided that on each date that a Revolving Loan is borrowed, the Borrower shall repay all Swingline Loans then outstanding.

(g)           Procedure for Swingline Borrowing; Refunding of Swingline Loans.

(i)            Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 2:00 P.M., on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Extended Revolving Commitment Period).  Each borrowing under the Swingline Commitment shall be in an amount equal to $100,000 or a whole multiple of $100,000 in excess thereof.  Not later than 3:00 P.M., on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender.  The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower on such Borrowing Date by depositing such proceeds in the account of the Borrower with the Administrative Agent on such Borrowing Date in immediately available funds.

(ii)           The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), by delivery of a Borrowing Notice given no later than 10:00 A.M., on any Business Day request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender.  Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, upon receipt of notice as provided above.  The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans.  The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.

(iii)          If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.7(b), one of the events described in Section 8(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.7(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.7(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

(iv)          Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(v)           Each Revolving Lender’s obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that a Revolving Lender shall not be required to make a Loan referred to in Section 2.7(b) or to purchase a participation in a Swingline Loan pursuant to Section 2.7(c) if (x) an Event of Default shall have occurred and was continuing at the time such Swingline Loan was made and (y) such Revolving Lender shall have notified the Swingline Lender in writing, not less than one Business Day before such Swingline Loan was made, that such Event of Default has occurred and that such Revolving Lender will not refund or participate in any Swingline Loans made while such Event of Default exists.

(h)           Commitment Fees, Etc.

(i)            The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender (other than a Defaulting Lender) a commitment fee for the period from and including the Closing Date to but excluding the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender; provided, however, solely for purposes of this calculation, an amount equal to such Lender’s Revolving Percentage of the Swingline Loans then outstanding shall not be deemed to reduce such Lender’s Available Revolving Commitment during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the Closing Date.

(ii)           The Borrower agrees to pay to the Administrative Agent for the account of each Tranche B Term Lender (other than a Defaulting Lender) a commitment fee for the period from and including the Closing Date to and including the last day of the Delayed Draw Availability Period, computed at the Delayed Draw Commitment Fee Rate on the average daily amount of the Available Delayed Draw Commitment of such Tranche B Term Lender, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the Closing Date.

(iii)          The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in the Fee Letter and to perform any other obligations contained therein.

(i)            Termination or Reduction of Commitments.

(i)            Subject to Section 3.1, the Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments; provided further that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other debt instruments, in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied; provided further that any such reduction of Revolving Commitments shall be allocated at the Borrower’s option (w) ratably between the Extended Revolving Commitments and the Non-Extended Revolving Commitments, (x) to the Non-Extended Revolving Commitments prior to the Extended Revolving Commitments, (y) to the Extended Revolving Commitments prior to the Non-Extended Revolving Commitments or (z) any combination of the foregoing described in clauses (x) and (y); provided further that all such reductions of Extended Revolving Commitments or Non-Extended Revolving Commitments shall be made ratably among the Extended Revolving Lenders or Non-Extended Revolving Lenders, as the case may be.  Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof (or such lesser amount as may equal (x) in the case of a reduction of the Non-Extended Revolving Commitments, the remaining amount of the Non-Extended Revolving Commitments or (y) in the case of a reduction of the Extended Revolving Commitments, the remaining amount of the Extended Revolving Commitments), and in each case shall reduce permanently the Revolving Commitments to which such reduction is so allocated.

(ii)           The Initial Tranche B Term Commitments shall terminate upon funding thereof on the Closing Date.  The Delayed Draw Tranche B Term Commitments shall terminate on the last day of the Delayed Draw Availability Period.  Unless previously terminated, the Non-Extended Revolving Commitments shall terminate on the Non-Extended Revolving Termination Date and the Extended Revolving Commitments shall terminate on the Extended Revolving Termination Date.

(iii)          The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Delayed Draw Tranche B Term Commitment.

(j)            Optional Prepayments.  The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable (unless otherwise agreed by the Administrative Agent) notice delivered to the Administrative Agent no later than 12:00 Noon, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 12:00 Noon, one Business Day prior thereto, in the case of ABR Loans (or on the same day in the case of Swingline Loans), which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.20.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid.  Partial prepayments of Tranche B Term Loans and Revolving Loans shall be in an aggregate principal amount of $500,000 or a whole multiple thereof (unless a lesser amount is required to repay such loan in full); provided further that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other debt instruments, in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

(k)           Mandatory Prepayments.

(i)            If Indebtedness shall be issued or incurred by any Group Member (excluding any Indebtedness incurred in accordance with Section 7.2 (other than Permitted Additional Subordinated Debt, to the extent that (x) the Net Cash Proceeds of such Permitted Additional Subordinated Debt are not used to fund (within 90 days of the incurrence thereof) one or more Permitted Acquisitions or other Investments under Section 7.8(u), (w), (x), (dd) or (ee) and/or the fees and expenses payable in connection therewith; provided that during any period between the incurrence of such Permitted Additional Subordinated Debt and application of such Net Cash Proceeds contemplated by this clause (x) to such Investment(s), such Net Cash Proceeds shall be deposited by such Group Member in an account (A) over which the Collateral Agent has “control” (within the meaning of the UCC) over and an exclusive Lien (other than Liens under Section 7.3(a)) on such Net Cash Proceeds or (B) over which the representative for such Permitted Additional Subordinated Debt has “control” (within the meaning of the UCC) and an exclusive Lien (other than Liens under Section 7.3(a)) on such Net Cash Proceeds pursuant to a control agreement in form and substance reasonably satisfactory to the Administrative Agent or the holders of such Permitted Additional Subordinated Debt, as the case may be; provided that, in the case such Lien is granted to the representative for the holders of such Permitted Additional Subordinated Debt, the terms of such Permitted Additional Subordinated Debt shall require that such Permitted Additional Subordinated Debt be redeemed in full if such Permitted Acquisition(s) or Investments intended to be funded therewith are not so funded within such 90 day period or (y) such Permitted Additional Subordinated Debt does not represent Permitted Refinancing Indebtedness in respect of Indebtedness previously incurred pursuant to Section 7.2(m)) an amount equal to 100% of the Net Cash Proceeds thereof shall be applied not later than five Business Days after the date such Group Member receives such Net Cash Proceeds toward the prepayment of the Tranche B Term Loans as set forth in Section 2.11(e).

(ii)           If Capital Stock shall be issued by any Group Member in a publicly registered offering, an amount equal to 50% of the Net Cash Proceeds thereof (less any amounts of such Net Cash Proceeds required to prepay Senior Subordinated Loans under the documentation governing such Senior Subordinated Loans) shall be applied no later than five Business Days after the date such Group Member receives such Net Cash Proceeds toward the prepayment of the Tranche B Term Loans as set forth in Section 2.11(e).

(iii)          If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event, then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied no later than five Business Days (or, in the case of Net Cash Proceeds from a Recovery Event, 15 Business Days) after the date of receipt thereof toward the prepayment of the Tranche B Term Loans as set forth in Section 2.11(e); provided that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Tranche B Term Loans as set forth in Section 2.11(e).

(iv)          If, for any Excess Cash Flow Period, there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply an amount equal to (i) the ECF Percentage of such Excess Cash Flow less (ii) the sum of (x) the aggregate principal amount of all prepayments of Revolving Loans and Swingline Loans (other than prepayments of Swingline Loans and Revolving Loans made pursuant to Section 2.11(f)) made during such Excess Cash Flow Period (to the extent such prepayments were accompanied with corresponding optional reductions of the Revolving Commitments) and (y) the aggregate principal amount of all optional prepayments of Tranche B Term Loans made during such Excess Cash Flow Period, toward the prepayment of the Tranche B Term Loans as set forth in Section 2.11(e), in each case, other than prepayments funded with the proceeds of Indebtedness (other than Revolving Loans or Swingline Loans).  Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than five Business Days after the date on which the financial statements of the Borrower referred to in Section 6.1(a) for the Excess Cash Flow Period with respect to which such prepayment is made (or, in the case of the Excess Cash Flow Period ending December 31, 2008, the financial statements for the year ended December 31, 2008), are required to be delivered to the Lenders.

(v)           The application of any prepayment of Tranche B Term Loans pursuant to this Section 2.11 shall be made, first, to ABR Loans and, second, to Eurodollar Loans; provided that, if such application would be inconsistent with Section 2.17(b), then Section 2.17(b) shall govern such application.  Each prepayment of Tranche B Term Loans under this Section 2.11 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid and by any amounts payable pursuant to Section 2.20.

(vi)          If there shall be an Excess, the Borrower shall on the Non-Extended Revolving Termination Date first, prepay Swingline Loans in a principal amount equal to the Swingline Prepayment Amount, second, Cash Collateralize L/C Exposure in an amount equal to the Non-Extended Termination Date L/C Cash Collateralization Amount and third, prepay Extended Revolving Loans in an amount equal to the Non-Extended Termination Date Revolving Loan Prepayment Amount.

(l)            Conversion and Continuation Options.

(i)            The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent an irrevocable Interest Election Request no later than 12:00 Noon, on the Business Day preceding the proposed conversion date.  The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the

Administrative Agent an irrevocable Interest Election Request no later than 12:00 Noon, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan under a particular Facility may be converted into a Eurodollar Loan in excess of one month when any Event of Default under Section 8(a) or (f) has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(ii)           Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such at the end of the applicable Interest Period for more than one month when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and provided further that if the Borrower shall fail to give any required notice as described above in this paragraph such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(m)          Limitations on Eurodollar Tranches.  Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $1,000,000 or a whole multiple of $100,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.

(n)           Interest Rates and Payment Dates.

(i)            Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(ii)           Each ABR Loan, including each Swingline Loan, shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin; provided that the Applicable Margin for such Swingline Loan shall be equal to the sum of (x) the product of the Total Extended Revolving Percentage at such time times the Applicable Margin for Extended Revolving Loans that are ABR Loans plus (y) the product of the Total Non-Extended Percentage at such time times the Applicable Margin for Non-Extended Revolving Loans that are ABR Loans.

(iii)          At the election of the Required Lenders, upon the occurrence and during the continuance of an Event of Default, (i) the principal amount of any Loan or Reimbursement Obligation not paid when due (whether at the state maturity, by acceleration or otherwise) shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.14 plus 2% or (y) in the case of Reimbursement Obligations in respect of a Revolving L/C Disbursement, a rate equal to the sum of (A) ABR plus (B) the product of the Total Extended Revolving Percentage at such time times the Applicable Margin for Extended Revolving Loans that are ABR Loans plus (C) the product of the Total Non-Extended Revolving Percentage at such time times the Applicable Margin for Non-Extended Revolving Loans that are ABR Loans plus in each case 2%, and (ii) any interest payable on any Loan or Reimbursement Obligation or any fee or other amount payable hereunder not be paid when due (whether at the stated maturity, by acceleration or otherwise) shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, a rate equal to sum of (A) ABR plus (B) the product of the Total Extended Revolving Percentage at such time times the Applicable Margin for Extended Revolving Loans that are ABR Loans plus (C) the product of the Total Non-Extended Revolving Percentage at such time times the Applicable Margin for Non-Extended Revolving Loans that are ABR Loans plus in each case 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such overdue amount is paid in full (as well after as before judgment).

(iv)          Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to Section 2.14(c) shall be payable from time to time on demand by the Administrative Agent.

(o)           Computation of Interest and Fees.

(i)            Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate.  Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(ii)           Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.14(a).

(p)           Inability to Determine Interest Rate.  If prior to the first day of any Interest Period:

(i)            the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(ii)           the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter.  If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans.  Until such notice has been withdrawn by the Administrative Agent (which the Administrative Agent shall withdraw promptly upon obtaining knowledge that the circumstances giving rise to such inability no longer exist), no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

(q)           Pro Rata Treatment and Payments.

(i)            Each borrowing by the Borrower from the Lenders hereunder and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Tranche B Term Commitments or Revolving Commitments as the case may be, of the relevant Lenders.  Each payment by the Borrower on account of commitment fees hereunder shall be made pro rata according to the respective Commitments of the relevant Lenders.

(ii)           Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Tranche B Term Loans shall be made (i) in the case of principal, pro rata according to the respective outstanding principal amounts of the Tranche B Term Loans then held by the Tranche B Term Lenders, and (ii) in the case of interest, pro rata according to the respective amounts of accrued and unpaid interest on the Tranche B Term Loans then due to the Tranche B Term Lenders.  The amount of each principal prepayment of the Tranche B Term Loans shall be applied to reduce the then remaining installments of the Tranche B Term Loans as directed by the Borrower by notice to the Administrative Agent.  Amounts prepaid on account of the Tranche B Term Loans may not be reborrowed.

(iii)          Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made (i) in the case of principal, pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders; provided that, notwithstanding the foregoing, the Non-Extended Revolving Loans shall be paid on the Non-Extended Revolving Termination Date without a corresponding requirement under this sentence to repay any Extended Revolving Loans (provided that Borrower may prepay Extended Revolving Loans without prepaying Non-Extended Revolving Loans or prepay Non-Extended Revolving Loans without prepaying Extended Revolving Loans, solely to the extent that, on the Business Day of such prepayment, it terminates Extended Revolving Commitments or Non-Extended Revolving Commitments, respectively, in accordance with Section 2.9, in an amount equal to such prepayment), and (ii) in the case of interest, (A) pro rata according to the respective amounts of accrued and unpaid interest on the Extended Revolving Loans then due to the Extended Revolving Lenders and (B) pro rata according to the respective amounts of accrued and unpaid interest on the Non-Extended Revolving Loans then due to the Non-Extended Revolving Lenders.

(iv)          Each optional prepayment of the Tranche B Term Loans pursuant to Section 2.10 shall be applied to the then remaining installment payments under Section 2.3 as the Borrower may direct in its sole discretion.

(v)           Each mandatory prepayment of the Loans pursuant to Section 2.11 shall be applied (A) first, to then remaining installment payments under Section 2.3 of the Tranche B Term Loans in direct order of maturity and (B) second, to the Revolving Loans (without a corresponding reduction of the Total Revolving Commitments).

(vi)          All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 2:00 P.M., on the due date thereof to the Administrative Agent at the Funding Office, in Dollars and in immediately available funds.  The Administrative Agent shall distribute such payments to the applicable Lenders (or, in the case of amounts payable to them, to the Swingline Lender or Issuing Bank, or, in the case of amounts payable to it, retained by the Administrative Agent) promptly upon receipt in like funds as received.  If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(vii)         Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error.  If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower.  If the Borrower and such Lender shall pay such interest to the

Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(viii)        Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the applicable Lenders their respective pro rata shares of a corresponding amount.  If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate.  Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(r)            Requirements of Law.

(i)            If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Closing Date:

(1)     shall legally impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(2)     shall impose on such Lender any Taxes (other than (A) Non-Excluded Taxes indemnified by Section 2.19, (B) Excluded Taxes imposed on, or measured by reference to, net income (including franchise or similar (including branch profits) Taxes imposed in lieu of net income taxes) or (C) Excluded Taxes described in clauses (ii) and (iii) of the definition of Excluded Taxes), and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans (or in the case of clause (ii) above, any Loans) or issuing or participating in Letters of Credit, or to reduce any amount receivable by such Lender hereunder in respect thereof, then, in any such case, the Borrower shall promptly and in any event within five Business Days pay such Lender, upon its written demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.  If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower

(with a copy to the Administrative Agent) of the event by reason of which it has become so entitled; provided that the Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

(ii)           If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the Closing Date shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount reasonably deemed by such Lender to be material and to the extent reasonably determined such increase in capital to be allocable to the existence of such Lender’s Commitments or participations in Letters of Credit hereunder, then, from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction; provided that the Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

(iii)          A certificate as to any additional amounts payable pursuant to this Section 2.18 submitted by any Lender to the Borrower (with a copy to the Administrative Agent) with appropriate detail demonstrating how such amounts were derived shall be conclusive in the absence of manifest error.

(s)           Taxes.

(i)            Except as required by law (as determined in the good faith discretion of any applicable withholding agent), all payments made by any Loan Party under this Agreement and the other Loan Documents shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes.  If any Non-Excluded Taxes or any Other Taxes are required by law to be withheld (as determined in the good faith discretion of any applicable withholding agent) from any amounts payable by any Loan Party to the Administrative Agent or by any Loan Party or the Administrative Agent to any Lender (which term shall, for the avoidance of doubt, include, for purposes of this Section 2.19, the Issuing Lender), the amounts payable by the applicable Loan Party shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after withholding of all Non-Excluded Taxes and Other Taxes, including Non-Excluded Taxes and Other Taxes attributable to amounts payable under this Section 2.19) interest or any such other amounts payable hereunder at the rates or in the amounts the Administrative

Agent or Lender would have received had no such Non-Excluded Taxes or Other Taxes been withheld.

(ii)           In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(iii)          Whenever any Non-Excluded Taxes or Other Taxes are payable by the applicable Loan Party, as promptly as possible thereafter the Loan Party shall send to the Administrative Agent for the account of the Administrative Agent or relevant Lender, evidence reasonably satisfactory to the Administrative Agent showing payment thereof.

(iv)          Without duplicating any Loan Party’s obligations under clause (a) or (b), the Loan Parties shall, within 10 days after written demand, indemnify the Administrative Agent and each Lender for the full amount of any Non-Excluded Taxes and Other Taxes (including any Non-Excluded Taxes and Other Taxes on amounts payable under this Section 2.19) payable by the Administrative Agent or such Lender and any reasonable costs and expenses associated therewith, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally asserted; provided that if a Loan Party reasonably believes that such Taxes were not correctly or legally asserted, the Administrative Agent or such Lender, as the case may be, will use reasonable efforts to cooperate with the Loan Party, at such Loan Party’s request and expense, to obtain a refund of such Non-Excluded Taxes and Other Taxes (which refund, if received, shall be paid to the Borrower to the extent provided in clause (f) of this Section 2.19) so long as such efforts, in the reasonable judgment of the Administrative Agent or such Lender, as the case may be, would not cause the Administrative Agent or such Lender, as the case may be, to suffer any additional costs, expenses or risk, or legal or regulatory disadvantage it; provided, further, that the Loan Parties shall not be obligated to make such payments for penalties, Excess Interest and expenses to the Administrative Agent or the Lenders pursuant to this Section, to the extent such penalty and/or expenses result from the failure of the Administrative Agent or the Lenders to make written demand for the Non-Excluded Taxes and Other Taxes within 180 days from the date on which the Administrative Agent or the Lenders have received a written notice of a claim for any Non-Excluded Taxes or Other Taxes by the relevant Governmental Authority.

(v)           Each Lender that is a United States person as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two duly completed and signed copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from United States back up withholding tax.  To the extent it is legally entitled to do so, each Lender that is not a United States person as defined in Section 7701(a)(30) of the Code (each, a “Foreign Lender”) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement whichever of the following is applicable

(1)     two duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for the benefits of an income tax treaty to which the United States is a party,

(2)     two duly completed copies of Internal Revenue Service Form W-8ECI,

(3)     in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (A) a certificate substantially in the form of Exhibit I (any such certificate a “United States Tax Compliance Certificate”) and (B) two duly completed copies of Internal Revenue Service Form W-8BEN, or

(4)     to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender granting a participation), Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, United States Tax Compliance Certificate, Form W-9 or Form W-8IMY from each beneficial owner, as applicable.

In addition, each Lender shall, at such time as reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any other documentation prescribed by applicable law, properly completed and executed, as will permit payments made to such Lender under the Loan Documents to be made without or at a reduced rate of withholding tax.

Each Lender shall deliver to the Borrower and the Administrative Agent two further copies of any previously delivered form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete or inaccurate and promptly after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower or the Administrative Agent, or promptly notify the Borrower and the Administrative Agent that it is unable to do so.  Each Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered form or certification to the Borrower or the Administrative Agent. Notwithstanding any other provision of this paragraph (e), a Lender shall not be required to deliver any form that such Lender is not legally able to deliver.

(vi)          If the Administrative Agent or Lender determines, in its sole discretion exercised in good faith, that it has received a refund in respect of any Non-Excluded Taxes or Other Taxes with respect to which the Borrower has paid additional amounts pursuant to this Section 2.19, it shall promptly notify the Borrower of such refund and shall within 30 days from the date of receipt of such refund pay over the amount of such refund without interest (other than any interest paid or credited by the relevant Governmental Authority with respect to such refund) to the Borrower (but only to the extent of additional amounts paid by the Borrower under this Section 2.19 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or Lender; provided, however, that the Borrower, upon the written request of the Administrative Agent or Lender, agrees to repay the amount paid over to the Borrower (plus penalties, interest or other charges due to the appropriate authorities in connection therewith) to the Administrative Agent or Lender in the event the Administrative Agent or Lender is required to repay such refund to such Governmental Authority.  Nothing contained in this paragraph shall interfere with the right of each of the Administrative Agent and the Lenders to arrange its tax affairs in whatever manner it thinks fit nor to disclose any information or any computations relating to its tax affairs.

(vii)         The agreements in this Section 2.19 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(t)            Indemnity.  The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto.  Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market.  A certificate as to any amounts payable pursuant to this Section 2.20 submitted to the Borrower by any Lender within 180 days of the incurrence of any loss or expense covered by this Section with appropriate detail demonstrating how such amounts were derived shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(u)           Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.18 or 2.19(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to file any certificate or document reasonably requested by the Borrower or designate another lending office for any Loans affected by such event with the object of eliminating or reducing amounts payable pursuant to Section 2.18 or 2.19(a); provided that the making of such filing or such designation is made on terms that, in the reasonable judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage (except to a de minimis extent), and provided further that nothing in this Section 2.21 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.18 or 2.19(a).

(v)           Replacement of Lenders.

(i)            The Borrower shall be permitted to replace any Lender that (A) requests reimbursement for amounts owing pursuant to Section 2.18 or 2.19(a) or (B) becomes a Defaulting Lender, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) prior to any such replacement, such Lender shall have taken no action under Section 2.21 that has or will eliminate the continued need for payment of amounts owing pursuant to Section 2.18 or 2.19(a), (iii) the Borrower shall be liable to such replaced Lender under Section 2.20 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (iv) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (vi) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.18 or 2.19(a), as the case may be, (vii) the applicable replaced Lender will be paid all principal, interest and fees under Section 2.8 owed to it upon the consummation of such replacement and (viii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

(ii)           If, in connection with any proposed amendment, modification, waiver or termination pursuant to Section 10.1 (a “Proposed Change”) requiring the consent of all affected Lenders, the consent of the Required Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this clause (b) being referred to as a “Non-Consenting Lender”), then, at the Borrower’s request the Administrative Agent, or a Person or Persons reasonably acceptable to the Administrative Agent if not already a Lender, Affiliate of a Lender or Approved Fund, shall have the right (but shall have no obligation) to purchase all, but not less than all, from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon the Administrative Agent’s request, sell and assign to the Administrative Agent or such Person, all Loans and Commitments of such Non-Consenting Lenders for an amount equal to the principal balance of all Loans held by the Non-Consenting Lenders and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated at par pursuant to an Assignment and Assumption.  Any such required sale and assignment shall be treated as a prepayment for purposes of Section 2.20 and the Borrower shall be liable for any amounts payable thereunder as a result of such sale and assignment.

(iii)          Within 10 Business Days following any Revolving Extension Offer made to any Non-Extended Revolving Lender (if such Non-Extended Revolving Lender does not accept such Revolving Extension Offer within 10 Business Days after it is made) but prior to the Non-Extended Revolving Termination Date, any (A) existing Revolving Lender designated by Borrower or Person designated by Borrower that is reasonably satisfactory to the Administrative Agent, Swingline Lender and Issuing Bank (such existing Revolving Lender or such Person, a “Replacement Extended Revolving Lender”) or (B) existing Lender designated by Borrower or Person designated by Borrower that is reasonably satisfactory to the Administrative Agent (such existing Lender or such Person, a “Term-Out Lender”), shall have the right (but shall have no obligation) to purchase all, but not less than all, from such Non-Extended Revolving Lender, and such Non-Extended Revolving Lender agrees that it shall, sell and assign to (x) in the case of clause (A), such Replacment Extended Revolving Lender, all Revolving Loans and Revolving Commitments of such Non-Extended Revolving Lender for an amount equal to the principal balance of all Revolving Loans held by such Non-Extended Revolving Lender and all accrued interest and fees on such Revolving Commitments through the date of sale and (y) in the case of clause (B), such Term-Out Lender, all Revolving Loans and Revolving Commitments of such Non-Extended Revolving Lender for an amount equal to (I) the principal balance of all Revolving Loans held by such Non-Extended Revolving Lender and all accrued interest and fees on such Revolving Commitments through the date of sale (it being understood that such Revolving Loans shall thereupon be converted to and be outstanding as Tranche B Term Loans as set forth below in clause (ii) and that the accrued fees thereon may be paid by Borrower rather than such Term-Out Lender) plus (II) at the option of the Borrower, an amount not to exceed the difference between the amount of such Non-Extended Revolving Lender’s Revolving Commitment minus such Non-Extended Revolving Lender’s Revolving Loans (such difference, the “Term-Out Funding”), in each case such purchase and sale to be consummated at par pursuant to an Assignment and Assumption (and any other documents referred to below); provided that (i) such Replacement Extended Revolving Lender agrees to hold its Revolving Commitments as Extended Revolving Commitments having the same terms as the then-outstanding Extended Revolving Commitments, and in the capacity as holding such Extended Revolving Commitments, be an Extended Revolving Lender, (ii) such Term-Out Lender shall upon the consummation of such purchase hold a Tranche B Term Loan (which Tranche B Term Loan shall have the same terms as the then-outstanding Tranche B Term Loans (with the amortization of such Tranche B Term Loan being at the same rate of amortization applicable to the then-outstanding Tranche B Term Loans (but based on the aggregate principal amount of such Tranche B Term Loan at the date of such purchase) and which amortization shall begin on the next date amortization payments are otherwise made on the Tranche B Term Loans)) in the capacity of a Tranche B Term Lender in an aggregate principal amount equal to the Revolving Loans of such Non-Extended Revolving Lender plus the Term-Out Funding (and the Revolving Percentages and Revolving Extensions of Credit of the remaining Revolving Lenders shall thereupon be increased accordingly to reflect the fewer Revolving Lenders among whom the obligations in respect of Swingline Loans and Letters of Credit are allocated), (iii) any fee (other than the accrued fees referred to above) payable to such Replacement Extended Revolving Lender or Term-Out Lender, as the case may be, in connection therewith shall not be higher than (when measured as a percentage of the Revolving Commitments subject to such purchase) the Extension Fee (as defined in the Amendment Agreement), (iv) notwithstanding anything contained in Section 10.1, the Borrower, the Loan Parties, the Collateral Agent and the Administrative Agent and the Collateral Agent may (in addition to the Assignment and Assumption referred to above) enter into such agreements or amendments as such parties determine are reasonably necessary to document such purchase, (v) the Borrower shall deliver such opinions, certificates and other documents as the Administrative Agent shall reasonably request in connection therewith consistent with the transactions contemplated by the Amendment Agreement, (vi) no assignment shall be made to a Term-Out Lender unless the Borrower would be, after giving effect the conversion of the Non-Extended Revolving Loans of such Non-Extended Revolving Lender (but not the Term-Out Funding) to Tranche B Term Loans, permitted to make a reduction of Revolving Commitments pursuant to Section 2.9 (without regard for the minimum amounts (or multiples thereof) of reductions specified in such Section) in the amount of the Revolving Commitment of such Non-Extended Revolving Lender and (vii) if such purchase is made by a Term-Out Lender, the Non-Extended Revolving Commitments shall upon such purchase be reduced by the amount of such Non-Extended Revolving Lender’s Non-Extended Revolving Commitments.  Any such required sale and assignment shall be treated as a prepayment for purposes of Section 2.20 and the Borrower shall be liable for any amounts payable thereunder as a result of such sale and assignment.

(w)          Incremental Credit Extensions.  The Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request (a) one or more additional tranches of term loans (the “Incremental Term Loans”) or (b) one or more increases in the amount of the Revolving Commitments (each such increase, a “Revolving Commitment Increase” and, together with any Incremental Term Loans, referred to herein as a “Credit Increase”); provided that (i) upon the effectiveness of any Incremental Amendment referred to below, no Default or Event of Default shall exist or would exist after giving effect thereto and (ii) as of the Incremental Facility Closing Date, the Borrower shall be in compliance with the provisions of Section 7.1, calculated on a pro forma basis after giving effect to the Credit Increase to be made on the Incremental Facility Closing Date, as of the end of the most recent period for which financial statements were required to have been delivered pursuant to Section 6.1(a) or (b) or, if prior to the first delivery date for such financial statements hereunder, as of the end of the period for which the most recent financial statements of the Company are available and if the last day of any such period is prior to the first test date under Section 7.1, the levels for the first test date under Section 7.1 shall be deemed to apply for this purpose.  Each Credit Increase shall be in an aggregate principal amount that is not less than $15,000,000 (provided that such amount may be a lesser amount if such amount represents all remaining availability under the limit set forth in the next sentence and there shall be no more than four such increases).  Notwithstanding anything to the contrary herein, the aggregate amount of the Credit Increases shall not exceed $75,000,000.  The Incremental Term Loans (A) shall rank pari passu in right of payment and of security with the other applicable Facilities, (B) shall not mature earlier than the Tranche B Maturity Date and shall have a weighted average life to maturity (pursuant to such amortization schedules as may be determined by the Borrower and the lenders thereof) that is no shorter than the then-remaining weighted average life to maturity of the Tranche B Term Loans (as the aggregate amount thereof may have been reduced and as the scheduled amortization thereof may have been modified as of such date) and (C) will accrue interest at rates determined by the Borrower and the lenders providing such Incremental Term Loans, which rates may be higher or lower than the rates applicable to the Tranche B Term Loans, provided that if the initial yield on such Incremental Term Loans (as determined by the Administrative Agent to be equal to the sum of (1) the interest margins on such Incremental Term Loans and (2) if such Incremental Term Loans are initially made at a discount or the Lenders making the same in syndication thereof receive a fee (in the form of discount or otherwise, but excluding any underwriting or arrangement fee paid for the account of an underwriter or arranger and also, for the avoidance of doubt, excluding any financial advisory fee paid in respect of services rendered in respect of any merger, acquisition or similar transaction) directly or indirectly from the Parent, the Borrower, any Subsidiary or Affiliate of the foregoing for doing so (the amount of such discount or fee, expressed as a percentage of the Incremental Term Loans, being referred to herein as “Incremental OID,” with the amount of such Incremental OID being quantified by dividing it by an assumed four year life to maturity) exceeds (such excess, the “Yield Differential”) the sum of (x) the interest margin for Initial Tranche B Term Loans as of the Amendment and Restatement Effective Date and (y) if the Initial Tranche B Term Lenders in syndication thereof received upfront or similar fees (in the form of discount or otherwise, but excluding any underwriting or arrangement fee paid for the account of an underwriter or arranger and also, for the avoidance of doubt, excluding any financial advisory fee paid in respect of services rendered in respect of any merger, acquisition or similar transaction) directly or indirectly from the Parent, the Borrower, any Subsidiary or any Affiliate of the foregoing for making the Initial Tranche B Term Loans (the amount of such fees, expressed as a percentage of the sum of the original aggregate amount of the Initial Tranche B Term Commitments, being referred to herein as “Initial OID”), with the amount of such Initial OID being quantified by dividing it by an assumed four year life to maturity, then the Applicable Margin then in effect for any outstanding Tranche B Term Loans shall automatically be increased by the Yield Differential, effective upon the making of the Incremental Term Loans; provided that except as provided in preceding clauses (B) or (C), the terms and conditions applicable to Incremental Term Loans may be materially different from those of the Tranche B Term Loans to the extent such differences are reasonably acceptable to the Administrative Agent.  The Revolving Commitment Increases shall be on the same terms as the Revolving Commitments.  Each notice from the Borrower pursuant to this Section 2.23 shall set forth the requested amount and proposed terms of the relevant Credit Increases.  Incremental Term Loans may be made, and Revolving Commitment Increases may be provided, by any existing Lender (and each existing Tranche B Term Lender will have the right to make a portion of any Incremental Term Loan and each existing Revolving Lender will have the right to provide a portion of any Revolving Commitment Increase) or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Lender”), provided that the Administrative Agent and, in the case of a Revolving Commitment Increase, the Issuing Bank shall have consented (not to be unreasonably withheld) to such Lender’s or Additional Lender’s making such Incremental Term Loans or providing such Revolving Commitment Increases, if such consent would be required under Section 10.6 for an assignment of Tranche B Term Loans or Revolving Credit Commitments, as applicable, to such Lender or Additional Lender.  Commitments in respect of Credit Increases shall become Commitments (or in the case of a Revolving Commitment Increase to be provided by an existing Revolving Lender, an increase in such Lender’s applicable Revolving Commitment) under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Parent, the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent.  An Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.23 and the use of proceeds of such Credit Increase.  The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in the Incremental Amendment.  No Lender shall be obligated to provide any Credit Increases, unless it so agrees.  Upon each increase in the Revolving Commitments pursuant to this Section 2.23, the participations held by the Revolving Lenders in the L/C Exposure and Swingline Loans immediately prior to such increase will be reallocated so as to be held by the Revolving Lenders ratably in accordance with their respective Revolving Percentages after giving effect to such Revolving Commitment Increase.  If, on the date of a Revolving Commitment Increase, there are any Revolving Loans outstanding, the Borrower shall prepay such Revolving Loans in accordance with this Agreement on the date of effectiveness of such Revolving Commitment Increase (but the Borrower may finance such prepayment with a concurrent borrowing of Revolving Loans from the Revolving Lenders in accordance with their Revolving Percentages after giving effect to such Revolving Commitment Increase).  The Borrower may use the proceeds of each Credit Increase for any purpose not prohibited by this Agreement unless otherwise agreed in connection with such Credit Increase.  Each Credit Increase shall be designated as an increase to the Extended Revolving Commitments or the Non-Extended Revolving Commitments, as determined by the Borrower and the Lenders providing such Credit Increase.

(x)            Defaulting Lenders.

(i)            Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Revolving Lender becomes a Defaulting Lender, then, until such time as such Revolving Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(1)     Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Majority Revolving Lenders.

(2)     Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.7(b) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or the Swingline Lender hereunder; third, to Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.25; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Revolving Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Revolving Loans under this Agreement and (y) Cash Collateralize the Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.25; sixth, to the payment of any amounts owing to the Revolving Lenders, the Issuing Bank or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Revolving Lender, the Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and payments made by Revolving Lenders pursuant to Section 3.4 owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or payments made by Revolving Lenders pursuant to Section 3.4 owed to, such Defaulting Lender until such time as all Revolving Loans and funded and unfunded interests in L/C Exposure and Fronted Swingline Amounts are held by the Revolving Lenders pro rata in accordance with the Revolving Commitments without giving effect to Section 2.24(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.24(a) shall be deemed paid to and redirected by such Defaulting Lender, and each Revolving Lender irrevocably consents hereto.

(3)    Certain Fees.

(a)           No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.8(a) for any period during which that Revolving Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b)           Each Defaulting Lender shall be entitled to receive fees pursuant to the first sentence of Section 3.3(a) for any period during which that Revolving Lender is a Defaulting Lender only to the extent allocable to its Revolving Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.25.

(c)           With respect to any fee pursuant to Section 3.3(a) not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s interest in L/C Exposure that has been reallocated to such Non-Defaulting Lender pursuant to Section 2.24(a)(iv), (y) pay to the Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Bank’s Fronting Exposure to such Defaulting Lender and (z) not be required to pay the remaining amount of any such fee.

(4)     Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s interest in L/C Exposure and such Defaulting Lender’s Fronted Swingline Amount shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 5.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time) and (y) such reallocation does not cause the aggregate Revolving Extensions of Credit of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment; provided that on the Non-Extended Revolving Termination Date, if there are any Swingline Fronted Amounts, such Swingline Fronted Amounts that had been reallocated to any Non-Extended Revolving Lenders pursuant to the foregoing shall be further reallocated to the Extended Revolving Lenders pro rata in accordance with their Extended Revolving Commitments.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Revolving Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(5)     Cash Collateral, Repayment of Swingline Loans.  If the reallocation described in Section 2.24(a)(iv) cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.25.

(ii)           Defaulting Lender Cure.  If the Borrower, the Administrative Agent, the Swingline Lender and the Issuing Bank agree in writing that a Revolving Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Revolving Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Loans of the other Revolving Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded interests in Letters of Credit and the Swingline Fronted Amounts to be held pro rata by the Revolving Lenders in accordance with the Revolving Commitments (without giving effect to Section 2.24(a)(iv)), whereupon such Revolving Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Revolving Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Revolving Lender’s having been a Defaulting Lender.

(iii)          New Swingline Loans/Letters of Credit.  So long as any Revolving Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) the Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(iv)          Termination of Defaulting Lender’s Revolving Commitment.  The Borrower may terminate the unused amount of the Revolving Commitment of a Defaulting Lender upon not less than three Business Days’ prior notice to the Administrative Agent (which will promptly notify the Revolving Lenders thereof), and in such event the provisions of Section 2.24(a)(ii) will apply to such Defaulting Lender as if it were still a Revolving Lender hereunder, provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any Lender may have against such Defaulting Lender.

(y)           Cash Collateralization.

(i)            Cash Collateral Requirements. At any time that there shall exist a Defaulting Lender, within five Business Days following the written request of the Administrative Agent or the Issuing Bank (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.24(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(ii)           Grant of Security Interest.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Bank, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund its interests in respect of Letters of Credit pursuant to Section 3.4, to be applied pursuant to Section 2.25(b).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as herein provided or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, within five Business Days after demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by such Defaulting Lender).

(iii)          Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.25 or Section 2.24 in respect of L/C Exposure shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund its interests in respect of Letters of Credit (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iv)          Termination of Requirement.  Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.25 following (i) the elimination of the Fronting Exposure that gave rise to the requirement to provide (including by the termination of Defaulting Lender status of the applicable Lender), but not with respect to any other Fronting Exposure or (ii) the determination by the Administrative Agent and the Issuing Bank that there exists excess Cash Collateral.

Section 20.

LETTERS OF CREDIT

(a)           Letters of Credit.

(i)            Subject to the terms and conditions hereof, the Issuing Bank agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during the Extended Revolving Commitment Period in such form as may be reasonably approved from time to time by the Issuing Bank; provided that the Issuing Bank shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, the L/C Exposure would exceed the L/C Commitment.  Each Letter of Credit shall (A) be denominated in Dollars and (B) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Extended Revolving Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above); provided further that no Letter of Credit shall be issued with an expiry date (or amended to change the expiry date to a date) later than the fifth Business Day prior to the Non-Extended Revolving Termination Date and no Extended Revolving Commitments shall be reduced or terminated pursuant to Section 2.9, if after giving effect to such issuance, amendment, reduction or termination, the Total Revolving Extensions of Credit (after deducting therefrom any then outstanding Non-Extended Revolving Loans) would exceed the Extended Revolving Commitments.

(ii)           The Issuing Bank shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Bank or any Revolving Lender to exceed any limits imposed by, any applicable Requirement of Law.

(b)           Procedure for Issuance of Letter of Credit.  The Borrower may from time to time request that the Issuing Bank issue a Letter of Credit by delivering to the Issuing Bank at its address for notices specified herein an Application therefor, completed to the reasonable satisfaction of the Issuing Bank, and such other certificates, documents and other papers and information as the Issuing Bank may reasonably request.  Upon receipt of any Application, the Issuing Bank will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Bank be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Bank and the Borrower.  The Issuing Bank shall furnish a copy of such Letter of Credit to the Borrower and the Administrative Agent promptly following the issuance thereof.  The Issuing Bank shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

(c)           Fees and Other Charges.

(i)            The Borrower will pay to (x) Extended Revolving Lenders a participation fee on the Total Extended Revolving Percentage at such time of the actual daily outstanding amount all Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Extended Revolving Loans that are Eurodollar Loans, shared ratably among the Extended Revolving Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date and (y) Non-Extended Revolving Lenders a participation fee on the Total Non-Extended Revolving Percentage at such time of the actual daily outstanding amount of all Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Non-Extended Revolving Loans that are Eurodollar Loans, shared ratably among the Non-Extended Revolving Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date.  In addition, the Borrower shall pay to the Issuing Bank for its own account a fronting fee of 0.125% per annum on the face amount of each Letter of Credit issued by the Issuing Bank, payable quarterly in arrears on each Fee Payment Date after the issuance date.

(ii)           In addition to the foregoing fees, the Borrower shall pay the Issuing Bank its standard fees charged with respect to, and reimburse the Issuing Bank for its out-of-pocket costs and expenses incurred in connection with, issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit issued by the Issuing Bank.

(d)           L/C Participations.  The Issuing Bank irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Bank to issue Letters of Credit,

each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Bank, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the Issuing Bank’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Bank thereunder.  Each L/C Participant agrees with the Issuing Bank that, if a draft is paid under any Letter of Credit issued by the Issuing Bank for which the Issuing Bank is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Bank upon demand at the Issuing Bank’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed.  Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Bank, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  If any amount required to be paid by any L/C Participant to the Issuing Bank pursuant to this Section 3.4 in respect of any unreimbursed portion of any payment made by the Issuing Bank under any Letter of Credit is paid to the Issuing Bank within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Bank on demand an amount equal to the product of (A) such amount, times (B) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Bank, times (C) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  If any such amount required to be paid by any L/C Participant pursuant to this Section 3.4 is not made available to the Issuing Bank by such L/C Participant within three Business Days after the date such payment is due, the Issuing Bank shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum equal to the sum of (x) ABR plus (y) the Total Extended Revolving Percentage at such time times the Applicable Margin for Extended Revolving Loans that are ABR Loans plus (z) the Total Non-Extended Revolving Percentage at such time times the Applicable Margin for Non-Extended Revolving Loans that are ABR Loans.  A certificate of the Issuing Bank submitted to any L/C Participant with respect to any amounts owing under this Section 3.4 shall be conclusive in the absence of manifest error.  Whenever, at any time after the Issuing Bank has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with this Section 3.4, the Issuing Bank receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Bank), or any payment of interest on account thereof, the Issuing Bank will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Bank shall be required to be returned by the Issuing Bank, such L/C Participant shall return to the Issuing Bank the portion thereof previously distributed by the Issuing Bank to it.

(e)           Reimbursement Obligation of the Borrower.  If any draft is paid under any Letter of Credit, the Borrower shall reimburse the Issuing Bank with respect to such draft paid by the Issuing Bank for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Bank in connection with such payment, not later than (i) by 12:00 Noon on the Business Day following the day that the Borrower receives notice of such draft, if such notice is received on such day prior to 1:00 P.M. or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the Borrower receives such notice.  Each such payment shall be made to the Issuing Bank at its address for notices referred to herein in Dollars and in immediately available funds.  If any draft is paid under any Letter of Credit, then, unless the Borrower shall reimburse the Issuing Bank in full on the same day that such draft is paid, the unpaid amount thereof shall bear interest for each day from and including the date on which such draft is paid to but excluding the date that the Borrower makes reimbursement in full, at the rate per annum equal to the sum of (x) ABR plus (y) the Total Extended Revolving Percentage at such time times the Applicable Margin for Extended Revolving Loans that are ABR Loans plus (z) the Total Non-Extended Revolving Percentage at such time times the Applicable Margin for Non-Extended Revolving Loans that are ABR Loans; provided that, if the Borrower does not make reimbursement in full on or prior to the second Business Day following the date of the applicable drawing, then Section 2.14(c) shall apply.

(f)            Obligations Absolute.  The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Bank, any beneficiary of a Letter of Credit or any other Person.  The Borrower also agrees with the Issuing Bank that the Issuing Bank shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee.  The Issuing Bank shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Bank.  The Borrower agrees that any action taken or omitted by the Issuing Bank under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence, bad faith or willful misconduct, shall be binding on the Borrower and shall not result in any liability of the Issuing Bank to the Borrower.

(g)           Letter of Credit Payments.  If any draft shall be presented for payment under any Letter of Credit, the Issuing Bank shall promptly notify the Borrower and the Administrative Agent of the date and amount thereof.  The responsibility of the Issuing Bank to the Borrower in connection with any draft presented for payment under any Letter of Credit issued by the Issuing Bank shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

(h)           Applications.  To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

(i)            Obligations of Certain Issuing Banks.  The Issuing Bank that is not the same Person as the Person serving as the Administrative Agent shall notify the Administrative Agent of (a) the amount and expiration date of each Letter of Credit issued by the Issuing Bank prior to the date of issuance thereof, (b) any amendment or modification of any such Letter of Credit prior to the time of such amendment or modification and (c) any termination, surrender, cancellation or expiry of any such Letter of Credit promptly upon the occurrence thereof.

(j)            Reallocation at Amendment and Restatement Effective Date.  Upon the Amendment and Restatement Effective Date, the aggregate amount of undivided interests in Letters of Credit held by Revolving Lenders pursuant to Section 3.4 shall be deemed to be reallocated to the Extended Revolving Lenders and Non-Extended Revolving Lenders so that participation of the Extended Revolving Lenders and Non-Extended Revolving Lenders, respectively, in outstanding Letters of Credit shall be in proportion to their respective Total Extended Revolving Percentage at such time and the Total Non-Extended Revolving Percentage at such time, as applicable.

(k)           Reallocation at Non-Extended Revolving Termination Date.  Upon the Non-Extended Revolving Termination Date, the aggregate amount of undivided interests in Letters of Credit held by Non-Extended Revolving Lenders pursuant to Section 3.4 shall be deemed to be reallocated to the Extended Revolving Lenders so that participation of the Extended Revolving Lenders in outstanding Letters of Credit shall be in proportion to such Extended Revolving Lenders’ Extended Revolving Facility Commitments; provided, however, that to the extent that the amount of such reallocation would cause the aggregate Revolving Extensions of Credit to exceed the aggregate amount of Extended Revolving Commitments, immediately prior to such reallocation an amount of Letters of Credit equal to such excess shall be cancelled, terminated or Cash Collateralized; provided further that such reallocation shall not cause any Extended Revolving Lender’s Extended Revolving Extensions of Credit to exceed such Extended Revolving Lender’s Extended Revolving Commitments.

Section 21.

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower and the Subsidiary Guarantors hereby jointly and severally represent and warrant to the Administrative Agent and each Lender, as and to the extent required under Section 5.1 (in the case of the initial extension of credit hereunder) or 5.2 (in the case of all other extensions of credit hereunder) that:

(a)           Financial Condition.

(i)            The unaudited pro forma consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at September 30, 2007, and unaudited pro forma statement of operations of the Borrower and its consolidated Subsidiaries for the twelve-month period then ended (including the notes thereto) (the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to each Lender, have been prepared giving effect to the Transactions (and such other adjustments as have been agreed to by the Sole Bookrunner), as if such transactions had occurred on September 30, 2007 (in the case of such unaudited pro forma balance sheet) or at the beginning of such twelve-month period (in the case of such unaudited statement of operations).  The Pro Forma Financial Statements have been prepared in good faith by the Borrower, and present fairly in all material respects on a pro forma basis the estimated financial position and results of operations of the Borrower and its consolidated Subsidiaries taken as a whole as at September 30, 2007, except that the financial statements and forecasts referred to in this sentence will be subject to footnotes, explanatory notes and year end closing and audit adjustments, and for such period then ended, assuming that such transactions had actually occurred at such date or at the beginning of such period, as the case may be, it being understood that projections by their nature are uncertain and no assurance is being given that the results therein will be achieved.

(ii)           The audited consolidated balance sheets of the Borrower and its Subsidiaries as at December 31, 2004, December 31, 2005 and December 31, 2006, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Ernst & Young LLP, present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended.  The unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at September 30, 2007, and the related unaudited consolidated statements of income and cash flows for the nine-month period ended on such date, present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the nine-month period then ended (subject to normal year-end audit adjustments).  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).

(b)           No Change.  Since the Closing Date, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

(c)           Existence; Compliance with Law.  Each of Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization except, other than in the case of the Borrower, to the extent that the failure to comply therewith could not reasonably be expected to result in a Material Adverse Effect, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to result in a Material Adverse Effect, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d)           Power; Authorization; Enforceable Obligations.

(i)            Each Loan Party has the corporate or other organizational power and authority to make, deliver and perform its obligations under each of the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder.

(ii)           Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement.

(iii)          No material consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority is required in connection with the Transactions, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect, (ii) the filings referred to in Section 4.19 and (iii) consents, authorizations, filings and notices the failure of which to make or obtain, as the case may be, could not reasonably be expected to result in a Material Adverse Effect.

(iv)          Each Loan Document has been duly executed and delivered on behalf of each Loan Party thereto.

(v)           This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party thereto, enforceable against each such Loan Party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and an implied covenant of good faith and fair dealing.

(e)           No Legal Bar.  The execution and delivery of this Agreement and the other Loan Documents will not violate any Requirement of Law or any Contractual Obligation of Borrower or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents) except, in each case to the extent any of the foregoing could not reasonably be expected to result in a Material Adverse Effect.

(f)            Litigation.  Except as set forth on Schedule 4.6, no litigation, or, to the knowledge of the Borrower, no investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the best knowledge of the Borrower, threatened by or against any Covenant Party that could reasonably be expected to have a Material Adverse Effect.

(g)           No Default.  No Default or Event of Default has occurred and is continuing.

(h)           Ownership of Property; Liens.  Each Covenant Party has marketable title to, or a valid leasehold interest in, all its real property, and marketable title to, or a valid leasehold interest in or right to use, all its material other property, and none of such property is subject to any Lien except Liens permitted by Section 7.3 except to the extent any of the foregoing could not reasonably be expected to result in a Material Adverse Effect.  As of the Closing Date and as of the date of delivery of the financial statements delivered pursuant to Section 6.1(a) and as of the date of delivery of the statements for the fiscal quarter ending in March each year delivered pursuant to Section 6.1(b), set forth on Schedule 4.8 is a complete and correct list in all material respects of all real property (including street address) (other than condominiums or co-ops) located in the United States and owned by any Covenant Party material to the operation of any Covenant Party or any of its Subsidiaries.

(i)            Licenses, Intellectual Property.  Except as in the aggregate could not reasonably be expected to have a Material Adverse Effect or as set forth in Schedule 4.9 (all of which items set forth in Schedule 4.9 in the aggregate could not reasonably be expected to have a Material Adverse Effect), each Covenant Party has all necessary licenses, permits, franchises, rights to participate in, or the benefit of valid agreements to participate in material Third Party Payor Programs and other rights necessary for the conduct of its business and for the intended use of its properties and assets to the extent necessary to ensure no material interruption in cash flow.  Each Covenant Party owns, or is licensed or otherwise has the right to use, all Intellectual Property necessary for the conduct of its business as currently conducted except to the extent that a failure could not reasonably be expected to have a Material Adverse Effect.  No material claim against any Covenant Party has been asserted in writing and is pending by any Person challenging or questioning the use of any Intellectual Property that is material to the business of the Covenant Parties or the validity or effectiveness of any such Intellectual Property, nor does the Borrower have knowledge of any valid basis for any such claim.  Except as could not reasonably be expected to result in a Material Adverse Effect, to the knowledge of the Borrower, the use of Intellectual Property by each Covenant Party does not infringe on the rights of any Person in any material respect.

(j)            Taxes.  Except as would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect, (i) each Covenant Party has filed or caused to be filed all federal, state and other Tax returns that are required to be filed and has paid all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority and has satisfied its Tax withholding obligations (in each case, other than any Taxes the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Covenant Party, provided such contest suspends the enforcement of the Taxes in question); (ii) no tax Lien has been filed (other than Permitted Liens), and (iii) no claim is being asserted, with respect to any such tax, fee or other charge.

(k)           Federal Regulations.  No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or (b) for any purpose that violates the provisions of the Regulations of the Board.

(l)                                     Labor Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:  (a) there are no strikes or other labor disputes against any Covenant Party pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Covenant Party have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Covenant Party on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Covenant Party.

(m)                               ERISA.  Except as could not reasonably be expected to have a Material Adverse Effect, (i) neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) or failure to satisfy the minimum funding standards of Section 412 of the Code has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Employee Benefit Plan during such five-year period has complied in all material respects with the applicable provisions of ERISA and the Code, (ii) no termination of a Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period and (iii) the present value of all accrued benefits under each Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount.  Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect, and to the Borrower’s knowledge, neither the Borrower nor any Commonly Controlled Entity could, except as could not reasonably be expected to result in a Material Adverse Effect, become subject to any liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from any Multiemployer Plan as of the valuation date most closely preceding the date on which this representation is made or deemed made.  To the Borrower’s knowledge, (i) no such Multiemployer Plan is in Reorganization or Insolvent and (ii) no nonexempt prohibited transaction (within the meaning of Section 4795 of the Code or Section 406 of ERISA) has occurred with respect to a Plan which could reasonably be expected to result in a Material Adverse Effect.

(n)                                 Investment Company Act; Other Regulations.  No Covenant Party is required to be registered as an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(o)                                 Subsidiaries.  Attached hereto as Schedule 4.15(a) is an organization chart of each Loan Party and its Subsidiaries as of the Closing Date.  Schedule 4.15(b) sets forth the name, jurisdiction of formation and classification of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party.  There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or, as of the Closing Date, any Subsidiary, except as created by the Loan Documents or disclosed on Schedule 4.15(b).

(p)                                 Use of Proceeds.  The proceeds of the Initial Tranche B Term Loans and the Revolving Loans made on the Closing Date, together with the proceeds of the Equity Financing and the Senior Subordinated Loans, shall be used only for the payment of the Merger Consideration, the Debt Discharge, the payment of Closing Costs and to provide ongoing capital requirements of the Borrower and its Subsidiaries and for general corporate purposes.  The proceeds of the Revolving Loans, the Swingline Loans, the Letters of Credit and the Delayed Draw Tranche B Term Loans shall be used for working capital requirements and general corporate purposes of any Covenant Party (including Permitted Acquisitions and other lawful purposes).

(q)                                 Environmental Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(i)                                     the facilities and properties owned, leased or operated by any Covenant Party (the “Properties”) do not contain any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute a violation of, or could reasonably be expected to give rise to liability under, any applicable Environmental Law;

(ii)                                  no Covenant Party has received any written notice of any violation, alleged violation, non-compliance, liability or potential liability relating to any Environmental Laws, nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(iii)                               no Covenant Party has transported or disposed of from the Properties Materials of Environmental Concern in violation of, or in a manner or to a location that could reasonably be expected to give rise to liability under, any Environmental Law, nor has any Covenant Party generated, treated, stored, handled or used at, on or under any of the Properties Materials of Environmental Concern in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law;

(iv)                              no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened under or based on any Environmental Law, to which any Covenant Party is or to the knowledge of any Covenant Party will be named as a party, nor is any Covenant Party a party or subject to any decrees, orders, judgments or agreements which impose any obligations or liability under any Environmental Law;

(v)                                 there has been no Release or to the knowledge of the Borrower threat of Release of Materials of Environmental Concern at, on, under or from the Properties arising from or related to the operations of any Covenant Party, in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability under Environmental Laws;

(vi)                              the Properties and all operations at the Properties and of each Covenant Party are in compliance, and for the past three (3) years have been in compliance, with all applicable Environmental Laws;

(vii)                           this Section 4.17 contains the sole and exclusive representations and warranties of the Borrower with respect to matters arising under Environmental Law.

(r)                                    Accuracy of Information, Etc.  No statement or factual information with respect to any Group Member or any of its Subsidiaries contained in this Agreement, any other Loan Document or any other factual document, certificate or statement (other than any projections, pro formas or other estimates with respect to Borrower or any of its Subsidiaries and other than information of a general economic or industry nature) furnished by or by Persons directed on behalf of Borrower or any of its Subsidiaries to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, when taken as a whole, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not materially misleading in light of the circumstances when such statements were made.  The projections and pro forma financial information contained in the materials referenced above were, and when delivered, will be, based upon good faith estimates and assumptions believed by management of Borrower to be reasonable at the time made, it being recognized by the Administrative Agent and the Lenders that such projections and financial information as they relate to future events are not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

(s)                                  Security Documents.

(i)                                     The Guaranty and Collateral Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Lien under U.S. Law (subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting creditors’ rights) on all right, title and interest of the respective Loan Parties in the Collateral described therein and proceeds thereof to the extent required thereby.  In the case of the Pledged Stock described in any of the Security Documents, when stock certificates representing such Pledged Stock are delivered to and retained by the Collateral Agent together with the necessary endorsements, and in the case of the other Collateral described in the Guaranty and Collateral Agreement, when financing statements and other filings specified on Schedule 4.19(a) in appropriate form are filed in the offices specified on Schedule 4.19(a), the Liens created under the Guaranty and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof under U.S. law, as security for the Obligations to the extent a Lien on such Collateral (other than the Pledged Stock) can be perfected pursuant to such financing statements and such other filings, in each case prior and superior in right to any other Person (except Liens permitted by Section 7.3).

(ii)                                  Each of the Mortgages upon execution is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable (subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting creditors’ rights) first priority Lien on, and security interests in, the Mortgaged Properties described therein and proceeds thereof subject to the Liens permitted by such Mortgage, and when the Mortgages are filed in the appropriate recording offices specified in the local counsel opinions delivered with respect thereto in accordance with the provisions of 6.9(b) or Section 6.15), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (except that the security interest created in such real property and the Mortgaged Property may be subject to the liens permitted by such Mortgage).

(t)                                    Solvency.  On the Closing Date, the Group Members on a consolidated basis are, and after giving effect to the Transactions and the incurrence of all Indebtedness and obligations being incurred in connection therewith will be, Solvent.

(u)                                 Senior Indebtedness.  The Obligations constitute “Senior Indebtedness” and “Designated Senior Indebtedness” (or any other terms of similar meaning and import) of the Borrower under and as defined in the documents governing the Senior Subordinated Loans, the Exchange Notes, the Rollover Loans, the Take Out Debt (to the extent the concept of Designated Senior Indebtedness (or similar concept) exists therein), the Permitted Additional Subordinated Debt (to the extent the concept of Designated Senior Indebtedness (or similar concept) exists therein) and any Permitted Refinancing Indebtedness (to the extent the concept of Designated Senior Indebtedness (or similar concept) exists therein) in respect of any of the foregoing.  The obligations of each Subsidiary Guarantor under the Guaranty and Collateral Agreement constitute “Senior Indebtedness” and “Designated Senior Indebtedness” (or any other terms of similar meaning and import) of such Subsidiary Guarantor under and as defined in the documents governing the Senior Subordinated Loans, the Exchange Notes, the Rollover Loans, the Take Out Debt (to the extent the concept of Designated Senior Indebtedness (or similar concept) exists therein), the Permitted Additional Subordinated Debt (to the extent the concept of Designated Senior Indebtedness (or similar concept) exists therein) and any Permitted Refinancing Indebtedness (to the extent the concept of Designated Senior Indebtedness (or similar concept) exists therein) in respect of any of the foregoing.

(v)                                 Insurance.  No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, unless flood insurance has been obtained to the extent required in order to satisfy all applicable Requirements of Law in order for a Mortgage to be obtained thereon.  Schedule 4.22 sets forth a true, complete and correct description of all insurance maintained by each Covenant Party as of the Closing Date.

(w)                               Anti-Terrorism Law.

(i)                                     No Covenant Party is in violation of any Requirement of Law in any material respect relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(ii)                                  No Covenant Party is any of the following:

(1)               a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(2)               a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(3)               a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(4)               a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(5)               a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(x)                                   Brokers’ Fees.  Except as set forth on Schedule 4.24, no Covenant Party has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with any of the transactions contemplated under this Agreement other than the Fee Letter.

(y)                                 Guarantors.  Each Person that was, immediately prior to the Amendment and Restatement Effective Date, required to become a Guarantor shall have become a Guarantor on the Amendment and Restatement Effective Date.

Section 22.

CONDITIONS PRECEDENT

(a)                                  Conditions to Initial Extension of Credit.  The effectiveness of this Agreement and the agreement of each Lender to make the initial extension of credit hereunder are subject to the satisfaction or waiver, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(i)                                     Credit Agreement; Security Documents.  The Administrative Agent shall have received (i) this Agreement executed and delivered by the Administrative Agent, Parent, the Borrower and each Lender, (ii) the Guaranty and Collateral Agreement, executed and delivered by Parent, the Borrower and each Subsidiary Guarantor, and (iii) an Acknowledgement and Consent in the form attached to the Guaranty and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party.

(ii)                                  Other Financing Transactions.  The Equity Financing shall have been consummated.  The Borrower shall have received $175,000,000 in gross cash proceeds from the borrowing of the Senior Subordinated Loans.

(iii)                               Merger and Debt Discharge.  The Merger shall be consummated in accordance with the Transaction Agreement in all material respects substantially simultaneously with the initial extensions of credit hereunder (and a certificate of a Responsible Officer of Borrower shall be provided to such effect).  No material provision of the Transaction Agreement shall have been waived, amended, supplemented or otherwise modified in any respect materially adverse to the Lenders without the consent of the Joint Lead Arrangers.  The Debt Discharge shall be consummated prior to or substantially simultaneously with the initial extensions of credit hereunder.  After giving effect to the Transactions, Parent and its Subsidiaries shall not have any outstanding

Indebtedness, other than (i) the Facilities, (ii) the Senior Subordinated Loans and (iii) other Indebtedness referred to in clause (ii) of the proviso appearing in the definition of the term “Debt Discharge.”

(iv)                              Financial Statements.  The Administrative Agent shall have received the financial statements required to be delivered pursuant to Section 4.1(b).

(v)                                 Pro Forma Financial Statements.  The Administrative Agent shall have received the Pro Forma Financial Statements.

(vi)                              Ratings.  The Borrower shall have used commercially reasonable efforts to have the Facilities rated by both Moody’s and S&P.

(vii)                           Lien Searches, Etc.  The Administrative Agent shall have received the results of a recent lien search (including a search as to judgments, pending litigation and tax matters) in each of the jurisdictions where the Loan Parties are organized or where assets of the Loan Parties are located, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 7.3 or discharged on or prior to the Closing Date.

(viii)                        Insurance.  The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 6.5 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable) and shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured.

(ix)                                Fees.  The Lenders and the Administrative Agent shall have received all fees required to be paid pursuant to the Fee Letter, and all expenses for which invoices have been presented (including the reasonable fees and expenses of Cahill Gordon & Reindel LLP, counsel to the Joint Lead Arrangers, and one firm of local counsel in each relevant jurisdiction), on or before the Closing Date.  All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(x)                                   Organizational Documents.  After giving effect to the transactions contemplated hereby, the Administrative Agent shall have received:  (i) a copy of the organizational documents, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State or other applicable Governmental Authority of its respective jurisdiction of organization; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that the organizational documents of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing from its jurisdiction of organization furnished pursuant to clause (i) above and remains in full force and effect; (B) that attached thereto is a true and complete copy of the agreement of limited partnership, operating agreement or by-laws of such Loan Party, as applicable, as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (C) below or certifying that such by-laws, limited partnership agreement or operating agreement has not been amended; (C) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which it is to be a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect; and (D) as to the incumbency and specimen signature of each officer executing any Loan Document; and (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above.

(xi)                                Legal Opinions.  The Administrative Agent shall have received the following executed legal opinions:

(1)               the legal opinion of Kirkland & Ellis LLP, counsel to Parent, the Borrower and its Subsidiaries, substantially in the form of Exhibit F; and

(2)               the legal opinions of the special counsel to Parent, the Borrower and its Subsidiaries in the jurisdictions listed on Schedule 5.1(k)(ii).

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(xii)                             Pledged Stock; Stock Powers; Pledged Notes.  The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guaranty and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guaranty and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(xiii)                          Filings, Registrations and Recordings.  The Administrative Agent shall have received each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected first priority Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), and each such document shall be in proper form for filing, registration or recordation under the UCC, filings with the United States Patent and Trademark Office and United States Copyright Office and such other documents under applicable Requirements of Law in each jurisdiction as may be necessary or appropriate to perfect the Liens created, or purported to be created, by the Security Documents.

(xiv)                         Projections.  The Administrative Agent shall have received projections prepared by the Borrower’s management of balance sheets, income statements and cash flow statements of the Borrower and its Subsidiaries.

(xv)                            Financial Condition.  The Administrative Agent shall have received reasonably satisfactory evidence that after giving pro forma effect to the Transactions, the amount of indebtedness outstanding on the Closing Date shall be such that the Total Leverage Ratio of the Borrower and its Subsidiaries will not exceed 5.00 to 1.00 for the latest four-quarter period prior to the Closing Date for which financial statements are available (calculated on a pro forma basis including Pro Forma Adjustments or other adjustments reasonably acceptable to the Joint Lead Arrangers).

(xvi)                         Account Designation Notice.  The Administrative Agent shall have received the executed Account Designation Notice.

(xvii)                      Patriot Act.  At least five (5) Business Days prior to the Closing Date, the Administrative Agent shall have received a certificate, substantially in the form of Exhibit H, for the benefit of itself and the Lenders, provided by the Borrower that sets forth information required by the Patriot Act including, without limitation, the identity of the Loan Parties, the name and address of the Loan Parties and other information reasonably requested by the Administrative Agent that will allow the Administrative Agent or any Lender, as applicable, to identify the Loan Parties in accordance with the Patriot Act.

(xviii)                   Representations and Warranties; No Company Material Adverse Effect.  (A) On the Closing Date, the representations and warranties made by the Covenant Parties in Sections 4.4(a) and (e), 4.11, 4.14 and 4.18 as they relate to the Loan Parties at such time shall be true and correct in all material respects to the extent representation or warranty is not already subject to a “materiality” or “Material Adverse Effect” qualifier and (B) since the date of the Transaction Agreement, no change, circumstance or effect shall have occurred that has had or would reasonably be expected to have a Company Material Adverse Effect, in each case as certified in a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent.

(b)                                 Conditions to Each Extension of Credit.  The agreement of each Lender to make any extension of credit requested to be made by it on any date is subject to the satisfaction or waiver of the following conditions precedent:

(i)                                     Representations and Warranties.  Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects to the extent such covenant or other agreement is not already subject to a “materiality” or “Material Adverse Effect” qualifier on and as of such date as if made on and as of such date (other than representations and warranties which speak only as of a certain date, which representations and warranties shall be made only on such date).

(ii)                                  No Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder after the Closing Date shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

Section 23.

AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, until the expiration or termination of the Commitments, all Letters of Credit have been terminated (or cash collateralized or backstopped on terms reasonably acceptable to Administrative Agent and the Issuing Lender) and so long as any Obligations are owing to any Lender or the Administrative Agent hereunder (other than contingent indemnification obligations), the Borrower shall and shall cause each Subsidiary to:

(a)                                  Financial Statements.  Furnish to the Administrative Agent (and the Administrative Agent shall promptly furnish to the Lenders, by posting to Syndtrak or otherwise):

(i)                                     not later than 90 days after the end of each fiscal year of Parent, a copy of the audited consolidated balance sheet of Parent and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young LLP or other “Big Four” independent certified public accountants or other independent public accountants of nationally recognized standing reasonably acceptable to the Administrative Agent;

(ii)                                  not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of Parent, the unaudited consolidated balance sheet of Parent and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the same quarter in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes); and

(iii)                               simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 6.1(a) and 6.1(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

All such financial statements shall be complete and correct in all material respects and shall be prepared in accordance with GAAP applied (except as approved by such accountants or a Responsible Officer, as the case may be, and disclosed therein) consistently throughout the periods reflected therein and with prior periods.  With regard to interim financial statements, such interim financial statements will not include all of the information and footnotes required by GAAP for complete financial statements and be subject to year end adjustments.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.1 may be satisfied with respect to financial information of Parent and its consolidated Subsidiaries by furnishing Parent’s Form 10-K or 10-Q, as applicable, filed with the SEC; provided that such Form 10-K or 10-Q contains or is accompanied by the items required by such paragraphs.

Parent hereby acknowledges that (a) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of Parent hereunder (collectively, “Company Materials”) by posting the Company Materials on Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Parent or its securities) (each, a “Public Lender”).  Parent hereby agrees that it will identify that portion of the Company Materials that may be distributed to the Public Lenders and that (w) all such Company Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Company Materials “PUBLIC,” Parent shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers and the Lenders to treat such Company Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Company or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Company Materials constitute Information, they shall be treated as set forth in Section 10.15); (y) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

(b)                                 Certificates; Other Information.  Furnish to the Administrative Agent (and the Administrative Agent shall promptly furnish to the Lenders, by posting to Syndtrak or otherwise):

(i)                                     if reasonably requested by the Administrative Agent, concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default under Section 7.1 or Section 7.7, except as specified in such certificate (it being understood that such certificate shall be limited to the items that independent certified public accountants cover in such certificates pursuant to their professional standards and customs of the profession and shall no longer be required to be delivered if Parent’s certified public accountants no longer provide such a certificate as a matter of policy);

(ii)                                  concurrently with the delivery of any financial statements pursuant to Sections 6.1(a) or (b), (i) a Compliance Certificate containing all information and calculations required by the form of such certificate attached as Exhibit F (or such other form as may be agreed to by the Administrative Agent to reflect the terms of Section 7.1), including those necessary for determining compliance by each Covenant Party with the provisions of Section 7.1 (including detail with respect to any calculation of Consolidated EBITDA) as of the last day of the fiscal quarter or fiscal year of Parent, as the case may be, and (ii) to the extent not previously disclosed to the Administrative Agent, a description of any change in the jurisdiction of organization of any Loan Party and a list of any Intellectual Property acquired by any Loan Party since the date of the most recent report delivered pursuant to this clause (ii) (or, in the case of the first such report so delivered, since the Closing Date);

(iii)                               no later than 60 days after the end of each fiscal year of Parent and its Subsidiaries, a consolidated budget for the following fiscal year, including a detailed projected consolidated balance sheet of Parent and its consolidated Subsidiaries, the related consolidated statements of projected cash flow and projected income and a description of the underlying assumptions applicable thereto for each quarter of such fiscal year, and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year, to the extent such revisions have been delivered to the Board of Directors of Borrower (or one of Borrower’s parent companies) for its approval;

(iv)                              as promptly as practicable after the effectiveness thereof, copies of any amendment, supplement, waiver or other modification with respect to any item of Indebtedness over $20,000,000, the Senior Subordinated Loans, the Exchange Notes, the Rollover Loans, the Take Out Debt, the Permitted Additional Subordinated Debt and any Permitted Refinancing Indebtedness in respect of any of the foregoing and not otherwise required to be required to be delivered under Section 6.1 or 6.2;

(v)                                 promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities in an aggregate principal amount of $20,000,000 for any one issue or public equity securities of the Borrower or any Subsidiary and not otherwise required to be furnished to the Lenders pursuant to Section 6.1 or any other clause of this Section 6.2 and promptly after the same are filed, copies of all financial statements and reports that the Borrower or any Subsidiary may make to, or file with, the SEC; and

(vi)                              promptly, such additional financial and other information concerning a Group Member as the Administrative Agent on behalf of itself or any Lender may from time to time reasonably request; provided that no such information shall be required to be so provided if the provision thereof would cause such Group Member to lose attorney-client privilege or would violate a confidentiality agreement or if such information is not reasonably available.

(c)                                  Payment of Taxes.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material Tax obligations of whatever nature, except (i) where the amount or validity thereof is being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Covenant Party and such contest suspends the enforcement of the Taxes in question, or (ii) for failure to pay that could not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect.

(d)                                 Maintenance of Existence; Compliance.

(i)                                     (i) Except as otherwise explicitly permitted under Section 7.4, preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e)                                  Maintenance of Property; Insurance.

(i)                                     (i) Keep all material property useful and necessary in its business in good working order and condition, ordinary wear and tear and ordinary damage by casualty and condemnation excepted, (ii) maintain with financially sound and reputable insurance companies insurance on all its Property in at least such amounts and against at least such risks as are prudent in its reasonable business judgment (but including in any event public liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business; and (iii) provide that each insurance policy maintained or required to be maintained by any Covenant Party shall (A) name the Collateral Agent, on behalf of the Secured Parties, as loss payee pursuant to a so-called “standard mortgagee clause” or “Lender’s loss payable endorsement,” with respect to property coverage on Collateral of such Covenant Party, and shall name the Administrative Agent on behalf of the Secured Parties as an additional insured, with respect to general liability coverage, (B) provide that the insurer(s) shall endeavor to notify the Collateral Agent of any proposed cancellation of such policy at least 30 days in advance thereof (unless such proposed cancellation arises by reason of non-payment of insurance premiums in which case such notice shall be given at least 10 days in advance thereof) and (C) cause any Insurance Subsidiary to (x) conduct its insurance business in compliance with all applicable insurance laws, rules, regulations and orders and using sound actuarial principles except to the extent where such failure to comply could not reasonably be expected to result in a Material Adverse Effect and (y) maintain usual and customary stop-loss coverage and excess coverage reinsurance for individual claims.  The insurance premiums and other expenses charged by any Insurance Subsidiary to the Borrower and its Subsidiaries shall be reasonable and customary.  The Borrower will provide the Administrative Agent copies of any outside actuarial reports prepared with respect to any projection, valuation or appraisal of any Insurance Subsidiary promptly after receipt thereof.

(ii)                                  If any portion of any improvements located on any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall, or shall cause each Loan Party to maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws.

(f)                                    Inspection of Property; Books and Records; Discussions.  (a) Keep books of records and account in which full, true and correct entries (in all material respects) in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities required by GAAP, and (b) permit representatives of any Lender (coordinated through the Administrative Agent) to visit and inspect any of its properties and examine and make abstracts from any of its books and records (other than materials protected by the attorney-client privilege and materials which such person may not disclose without violation of a confidentiality obligation binding upon it) at any reasonable time during normal business hours (and upon reasonable notice) and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants (provided the Borrower is given an opportunity to be present at such meetings); provided that, so long as no Event of Default has occurred and is continuing, the Administrative Agent and the Lenders shall not be entitled to exercise the foregoing rights more than once, in the aggregate, in any calendar year.

(g)                                 Notices.  Promptly give notice to the Administrative Agent and the Administrative Agent shall furnish to the Lenders by posting to Syndtrak or otherwise of:

(i)                                     the occurrence of any Default or Event of Default;

(ii)                                  any litigation, investigation or proceeding affecting any Group Member that could reasonably be expected to result in a Material Adverse Effect;

(iii)                               the following events, as soon as possible and in any event within 30 days after any Responsible Officer of the Borrower knows thereof if such event or events could reasonably be expected to result in a Material Adverse Effect:  (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan or Multiemployer Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan or Multiemployer Plan; and

(iv)                              any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Covenant Party proposes to take with respect thereto, if any.

(h)                                 Environmental Laws.

(i)                                     Comply in all material respects with, and use commercially reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, at the Properties with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.  This clause (a) shall be deemed not breached by a noncompliance with the foregoing if, upon learning of such noncompliance, any affected Covenant Party promptly undertakes reasonable efforts to eliminate such noncompliance, and such noncompliance and the elimination thereof, in the aggregate with any other noncompliance with any of the foregoing and the elimination thereof, could not reasonably be expected to have a Material Adverse Effect.

(ii)                                  Conduct and complete all investigations, studies, sampling and testing, and all material remedial, removal and other actions required for purposes of material compliance with Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws in each case.  This clause (b) shall be deemed not breached by a failure to comply with such an order or directive if any affected Covenant Party timely challenges in good faith such order or directive in a manner consistent with all applicable Environmental Laws and pursues such challenge diligently, and the pendency and pursuit of such challenge, in the aggregate with the pendency and pursuit of any other such challenges, could not reasonably be expected to have a Material Adverse Effect.

(i)                                     Additional Collateral, Etc.

(i)                                     With respect to any personal property or Intellectual Property acquired after the Closing Date by any Loan Party (other than any motor vehicles, or any tangible personal property evidenced by a title certificate or any other type of property expressly excluded by the Security Documents) as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Collateral Agent such amendments to the Guaranty and Collateral Agreement or such other documents as the Collateral Agent reasonably deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest under U.S. law in such property pursuant to the terms, conditions and limitations set forth in the Guaranty and Collateral Agreement, subject to Liens permitted under Section 7.3, and (ii) take all actions reasonably requested by the Collateral Agent to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest under U.S. law in such property pursuant to the terms, conditions and limitations set forth in the Guaranty and Collateral Agreement, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be reasonably required by the Guaranty and Collateral Agreement or under U.S. law or as may be reasonably requested by the Administrative Agent.

(ii)                                  With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $1,000,000 acquired after the date that is 180 days after the Closing Date by any Loan Party (other than any such real property subject or to be subject to a Lien permitted by Section 7.3(g)), on a quarterly basis reasonably promptly within 30 days after delivery of the financial statements delivered pursuant to Section 6.1(a) or (b) execute and deliver a first priority mortgage or deed of trust subject to the Liens permitted by such mortgage or deed of trust in a form substantially similar to the Mortgages on the Mortgaged Properties and otherwise reasonably satisfactory to the Administrative Agent, in favor of the Collateral Agent, for the benefit of the Secured Parties, covering such real property and recorded by a nationally recognized title insurance company in such manner and in such place as is required by law to establish, perfect, preserve and protect the Lien in favor of the Collateral Agent required to be granted pursuant to the Mortgage and all taxes, fees and other charges payable in connection therewith shall be paid in full.  Such Loan Party shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property (including a Title Policy, a Survey and local counsel opinion (in form and substance reasonably satisfactory to the Administrative Agent) and other documents of the type described in Section 6.15 in respect of such Mortgage).

(iii)                               With respect to any new Subsidiary created or acquired after the Closing Date by any Loan Party, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guaranty and Collateral Agreement as the Administrative Agent reasonably deems necessary to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest subject to Liens permitted pursuant to Section 7.3 in the Capital Stock of such new Subsidiary that is owned by any Loan Party (provided such security interest shall be limited (A) in the case of a Foreign Subsidiary directly owned by a Domestic Subsidiary, to 65% of such Capital Stock in such Foreign Subsidiary and (B) in the case of any other Foreign Subsidiary or any Insurance Subsidiary or Immaterial Subsidiary, to 0% of such Capital Stock in such Foreign Subsidiary, Insurance Subsidiary or Immaterial Subsidiary), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, (iii) cause such new Subsidiary (unless such Subsidiary is a Foreign Subsidiary, an Insurance Subsidiary, an Immaterial Subsidiary, a Regulated Entity or a Non-Wholly-Owned Subsidiary or otherwise excluded pursuant to the definition of a Subsidiary Guarantor) (A) to become a party to the Guaranty and Collateral Agreement, (B) to take such actions necessary and reasonably requested by the Administrative Agent to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest subject to the Liens permitted under Section 7.3 in the Collateral described in the Guaranty and Collateral Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guaranty and Collateral Agreement or by U.S. law or as may be reasonably requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit C or in such other form as may be reasonably acceptable to the Administrative Agent, with appropriate insertions and attachments, and (iv) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent; provided that (1) the Borrower shall not be required to take, or cause any Subsidiary to take, the actions required by this paragraph (c) with respect to any such new Subsidiary prior to the delivery of financial statements delivered pursuant to Section 6.1(a) or (b) for the fiscal quarter of the Borrower during which such new Subsidiary was created or acquired unless (x) the aggregate amount of Investments made by Borrower and the Subsidiaries in all such new Subsidiaries exceeds $10,000,000 prior to the end of such fiscal quarter or (y) an Event of Default has occurred and is continuing and (2) the Borrower shall not be required to provide the legal opinions required by this paragraph (c) if the applicable new Subsidiary (on a consolidated basis) accounts for less than 1% of the assets, revenues or Consolidated EBITDA of the Borrower, in each case on a pro forma basis as of the end of and for the four fiscal quarters most recently ended for which financial statements have been delivered under Section 6.1(a) or (b) or, if prior to the first delivery date for such financial statements, for which financial statements of the Company are available, as though such Subsidiary had become a Subsidiary at the beginning of such period, unless such new Subsidiary, together with all other Subsidiary Guarantors organized in the same jurisdiction with respect to which no opinions have been received by the Administrative Agent, account for 4% of more of the assets, revenues or Consolidated EBITDA of the Borrower (determined on the same basis as provided above).  To the extent that the representation and warranty set forth in Section 4.25 is true and correct as of the Amendment and Restatement Effective Date, any failure by the Borrower, prior to the Amendment and Restatement Effective Date, to notify the Administrative Agent and the Collateral Agent of the formation or acquisition, prior to the Amendment and Restatement Effective Date, of any Subsidiary that is required to become a Subsidiary Guarantor, and any failure to take any other actions (including delivery of certificates representing Capital Stock) referred to in the foregoing provisions of this Section 6.9(c) with respect to such Subsidiary and all Defaults and Events of Default (in each case, solely to the extent arising from or relating to any such failure, and any failure to give notice of any such Default or Event of Default or any consequences of such Default or Event of Default that that would have arisen under the Original Credit Agreement or hereunder if such Default or Event of Default had not been waived) are hereby waived.

(j)                                     Security Interests; Further Assurances.

(i)                                     Promptly, upon the reasonable request of the Administrative Agent, at Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the Administrative Agent reasonably necessary for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except as permitted by this Agreement or the applicable Security Document, or consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Administrative Agent as the Administrative Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Security Documents.  Upon the exercise by the Administrative Agent of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority, use your commercially reasonable efforts to execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent may reasonably require.  If the Administrative Agent or the Required Lenders determine that they are required by a Requirement of Law to have appraisals prepared in respect of the Real Property of any Loan Party constituting Collateral, Borrower shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA.

(ii)                                  Notify the Administrative Agent and the Collateral Agent in writing of any change in any Loan Party’s (i)  legal name, (ii) location of chief executive office or principal place of business, (iii)  identity or type of organization or corporate structure, (iv) Federal Taxpayer Identification Number or organizational identification number or (v) jurisdiction of organization, in each case within 60 days after any such change occurs.  The Borrower agrees to cause each Loan Party that makes any change described in the proceeding sentence to comply with 6.10(a), as applicable.  Any failure (and any Default or Event of Default (in each case, to the extent arising from such failure) by the Borrower prior to the Amendment and Restatement Effective Date to notify the Administrative Agent and the Collateral Agent of a change of 21st Century Oncology of Jacksonville, LLC, Carolina Radiation Therapy and Cancer Treatment Center, LLC, Jacksonville Radiation Therapy Services, LLC or New York Therapy Radiation Services, LLC from a corporation to a limited liability company are hereby waived.

(k)                                  Compliance with ERISA.  (a) Except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) comply with all material applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (ii) not take any action or fail to take action the result of which could reasonably be expected to be a liability to the PBGC or to a Multiemployer Plan, (iii) not participate in any prohibited transaction that could reasonably be expected to result in any civil penalty under ERISA or tax under the Code and (iv) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code and (b) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any Employee Benefit Plan as may be reasonably requested by the Administrative Agent.

(l)                                     Use of Proceeds.  The Borrower will use the proceeds of the Loans for the purposes set forth in Section 4.16.

(m)                               Interest Rate Contracts.  No later than the 120th day after the Closing Date, the Borrower shall enter into, and for a minimum of three years thereafter maintain, Interest Rate Contracts that result in at least 35% of the aggregate principal amount of the Initial Tranche B Term Loans being effectively subject to a fixed or maximum interest rate.

(n)                                 Designation of Subsidiaries.  The Borrower may at any time designate any Subsidiary of the Borrower that is an Insurance Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Subsidiary of Borrower; provided that (i) immediately before and after such designation on a pro forma basis, no Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Borrower shall be in compliance, on a pro forma basis, with the covenants set forth in Section 7.1 (it being understood that as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer setting forth in reasonable detail the calculations demonstrating such compliance), (iii) no Subsidiary may be designated as an Unrestricted Subsidiary or continue as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” (or any other term of similar meaning and import) under and as defined in the documents governing the Senior Subordinated Loans, the Exchange Notes, the Rollover Loans, the Take Out Debt, the Permitted Additional Subordinated Debt or and any Permitted Refinancing Indebtedness in respect of any of the foregoing.  The designation of any such Insurance Subsidiary in accordance with the previous sentence as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the net book value of the Borrower’s or its Subsidiary’s (as applicable) investment therein (and such designation shall only be permitted to the extent such Investment is permitted under Section 7.8).

(o)                                 Real Estate Post-Closing Obligations.  The Borrower and Subsidiary Guarantors under this Agreement shall obtain and deliver to Collateral Agent, within 180 days after the Closing Date (unless waived or extended by Collateral Agent in its discretion), the following with respect to each parcel of owned real property of the Borrower or any Subsidiary Guarantor that has a fair market value in excess of $1,000,000 (provided that if prior to such 180th day the Borrower or a Subsidiary Guarantor enters into a binding agreement committing the Borrower or such Subsidiary Guarantor, as the case may be, to Dispose of any such parcel of such owned real property in a transaction pursuant to Section 7.11, such 180-day period will be extended with respect to such owned parcel of real property so committed for a period not to exceed 120 days (or such longer period as the Administrative Agent shall, in its sole discretion, determine) after which the Borrower and/or the applicable Subsidiary Guarantor(s) shall deliver a Mortgage with respect to such parcel of owned real property if such transaction pursuant to Section 7.11 has not been consummated):

(1)               a Mortgage encumbering each such parcel of real property in favor of the Collateral Agent, for the benefit of the Secured Parties, duly executed and acknowledged by each Loan Party that is the owner of or holder of any interest in such parcel of real property, and otherwise in form for recording in the recording office of each applicable political subdivision where each such parcel of real property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under applicable Requirements of Law, and such financing statements and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction, all of which shall be in form and substance reasonably satisfactory to Collateral Agent;

(2)               with respect to each such parcel of real property, such consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments as necessary to consummate the Transactions or as shall reasonably be deemed necessary by the Administrative Agent in order for the owner or holder of the fee interest constituting such parcel of real property to grant the Lien contemplated by the Mortgage with respect to such parcel of real property;

(3)               with respect to each Mortgage, a policy of title insurance (or marked up title insurance commitment having the effect of a policy of title insurance) insuring the Lien of such Mortgage as a valid first mortgage Lien on each such parcel of real property and fixtures described therein in the amount equal to not less than 115% of the estimated fair market value of such parcel of real property and fixtures as set forth below which amount shall be reasonably satisfactory to the Collateral Agent, which policy (or such marked-up commitment) (each, a “Title Policy”) shall (A) be issued by the Title Company, (B) to the extent necessary, include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to the Collateral Agent, (C) contain a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), (D) have been supplemented by such endorsements as shall be reasonably requested by the Collateral Agent, and (E) contain no exceptions to title other than the Liens permitted by such Mortgage and exceptions reasonably acceptable to the Collateral Agent;

(4)               with respect to each such parcel of real property, such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the Title Company to issue the Title Policy/ies and endorsements contemplated above;

(5)               evidence reasonably acceptable to the Collateral Agent of payment by Borrower of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Title Policies referred to above;

(6)               with respect to each such parcel of real property, copies of all Leases in which Borrower or any Subsidiary holds the lessor’s interest or other agreements relating to possessory interests, if any.  To the extent any of the foregoing affect any such parcel of real property, such agreement shall be subordinate to the Lien of the Mortgage to be recorded against such parcel of real property, either expressly by its terms or pursuant to a subordination, non-disturbance and attornment agreement, and shall otherwise be reasonably acceptable to the Administrative Agent;

(7)               with respect to each such parcel of real property, each shall have made all notifications, registrations and filings, to the extent required by, and in accordance with, all Governmental Real Property Disclosure Requirements applicable to such parcel of real property;

(8)               Surveys with respect to each such parcel of real property;

(9)               on behalf of itself, the Administrative Agent, the Lenders and the Issuing Bank, an opinion of (i) Kirkland & Ellis LLP, special counsel for the Loan Parties, and (ii) local counsel in the applicable jurisdiction reasonably acceptable to the Borrower and the Administrative Agent, in each case in substantially the forms reasonably acceptable to the Administrative Agent;

(10)         a copy of, or a certificate as to coverage under, and a declaration page relating to, the insurance policies required by Section 6.5 (including, without limitation, flood insurance policies), each of which (i) shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable), and (ii) shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured, in form and substance reasonably satisfactory to the Administrative Agent;

(11)         a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each such real property and, if located in a Special Flood Hazard Area, a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and if applicable, each Loan Party relating thereto; and

(12)         appraisals for each such parcel of real property as Administrative Agent shall have determined to be reasonably required under FIRREA.

(p)                                 Post Closing Matters.  Within 10 Business Days following the Amendment and Restatement Effective Date (as such deadline may be extended in writing by the Administrative Agent), the Borrower shall deliver (i) legal opinions of in-house counsel that are reasonably acceptable to the Administrative Agent and (ii) such documents and instruments (in form and substance reasonably satisfactory to the Administrative Agent) to address any of the matters that are the subjects of the waivers set forth in Sections 6.9(c) and 6.10(b).

Section 24.

NEGATIVE COVENANTS

The Borrower hereby agrees that, until the expiration or termination of the Commitments, all Letters of Credit have been terminated (or cash collateralized or backstopped on terms reasonably acceptable to Administrative Agent and the Issuing Lender) and so long as any Obligations (other than contingent indemnification obligations) are owing to any Lender or the Administrative Agent hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to:

(a)                                  Financial Condition Covenants.

(i)                                     Total Leverage Ratio.  Permit the Total Leverage Ratio as of the last day of any fiscal quarter of the Borrower ending during any period set forth below to exceed the ratio set forth below opposite such period:

Fiscal Quarter Ending During Period	Total Leverage Ratio

June 30, 2008 to June 30, 2009	5.75 to 1.00
September 30, 2009 to June 30, 2010	5.50 to 1.00
September 30, 2010 to June 30, 2011	5.25 to 1.00
September 30, 2011 to December 31, 2011	6.00 to 1.00
March 31, 2012 to June 30, 2012	5.75 to 1.00
September 30, 2012 to June 30, 2013	5.50 to 1.00
September 30, 2013 and Thereafter	5.25 to 1.00

(ii)                                  Interest Coverage Ratio.  Permit the Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower ending as of the last day of any fiscal quarter ended during any period set forth below to be less than the ratio set forth below opposite such period:

Fiscal Quarter Ending During Period	Consolidated Interest Coverage Ratio

June 30, 2008 to December 31, 2008	1.80 to 1.00
March 31, 2009 to December 31, 2009	1.85 to 1.00
March 31, 2010 to December 31, 2010	1.90 to 1.00
March 31, 2011 to June 30, 2012	2.00 to 1.00
September 30, 2012 to December 31, 2012	2.05 to 1.00
March 31, 2013 to June 30, 2013	2.10 to 1.00
September 30, 2013 and Thereafter	2.20 to 1.00

(b)                                 Indebtedness.  Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(i)                                     Indebtedness of any Loan Party pursuant to any Loan Document;

(ii)                                  Indebtedness of the Borrower or any Subsidiary Guarantor to any Subsidiary and of any Subsidiary Guarantor to the Borrower or any other Subsidiary Guarantor and of any Subsidiary that is not a Guarantor to any other Subsidiary that is not a Guarantor; provided that any such Indebtedness of Borrower or a Subsidiary Guarantor shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(iii)                               Guarantee Obligations incurred in the ordinary course of business by Borrower or any Subsidiary of Indebtedness and other obligations of Borrower or any other Subsidiary; provided that with respect to any Guarantee Obligations incurred by Borrower or a Subsidiary Guarantor of Indebtedness of a Subsidiary that is not a Subsidiary Guarantor, such Indebtedness shall have been incurred pursuant to Section 7.2(v)(x);

(iv)                              Indebtedness outstanding on the Closing Date and listed on Schedule 7.2(d) and any Permitted Refinancing Indebtedness in respect of any such Indebtedness;

(v)                                 Indebtedness (including, without limitation, Capital Lease Obligations and purchase money Indebtedness) secured by Liens permitted by Section 7.3(g), and any Permitted Refinancing Indebtedness in respect of such Indebtedness, in an aggregate principal amount not to exceed the sum of $50,000,000 at any one time outstanding;

(vi)                              Indebtedness of the Borrower in an aggregate principal amount not to exceed $175,000,000 in respect of the Senior Subordinated Loans, the Exchange Notes, the Rollover Loans, the Take Out Debt and any Permitted Refinancing Indebtedness in respect of any of the foregoing and Guarantee Obligations of any Subsidiary Guarantor in respect thereof; provided that the Take Out Debt (a) shall mature no earlier than the six and one-half year anniversary of the Closing Date, (b) shall provide for no interim amortization, mandatory redemption or mandatory prepayment prior to maturity (other than with respect to any “AHYDO” provision), (c) shall not provide that the holders thereof have the right to require any of the obligors under such Indebtedness to repurchase or prepay (or offer to repurchase or prepay) such Indebtedness, except, in the case of clauses (b) and (c) above, upon mandatory prepayment or mandatory offer to repurchase events that are market for high yield debt or mezzanine debt, including without limitation “change of control” and “asset sale” events; provided further that all Indebtedness outstanding pursuant to this Section 7.2(f) shall at all times be subordinated in right of payment to the Obligations on terms no less favorable to the Lenders than those contained in the Senior Subordinated Loan Agreement as in effect on the Closing Date; provided further that such Guarantee Obligations are subordinated to the obligations of the Guarantors under the Loan Documents to the same or substantially the same extent as the obligations of the Borrower in respect of the Senior Subordinated Loans, the Exchange Notes, the Rollover Loans, the Take Out Debt and any Permitted Refinancing Indebtedness in respect of any of the foregoing, as the case may be, are to the Obligations;

(vii)                           Indebtedness of the Borrower or any of its Subsidiaries acquired or assumed pursuant to an Investment pursuant to Section 7.8(g), (r), (s), (u), (w), (x), (y), (dd) or (ee) which Indebtedness was in existence at the time of such Investment and not incurred in contemplation thereof (and any Permitted Refinancing Indebtedness in respect of any such Indebtedness), in an aggregate principal amount not to exceed $12,000,000;

(viii)                        any other Indebtedness of the Borrower or any of its Subsidiaries in an aggregate amount not exceeding $25,000,000 at any one time outstanding;

(ix)                                obligations in respect of (A) performance, bid, surety, statutory or appeal bonds or completion guarantees or bankers’ acceptances in the ordinary course of business or in connection with an Investment pursuant to Section 7.8(g), (r), (s), (u), (w), (x), (y), (dd) or (ee), (B) payment obligations in connection with self-insurance or similar obligations and bank overdrafts (and letters of credit in respect thereof) or with respect to worker’s compensation claims or other bonds permitted under Section 7.3 and (C) letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims;

(x)                                   Indebtedness incurred in the ordinary course of business in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(xi)                                Indebtedness under Interest Rate Contracts, Swap Agreements and Cash Management Agreements, in each case incurred not for speculative purposes;

(xii)                             Indebtedness that is outstanding on the Closing Date but that is repaid on the Closing Date pursuant to the Debt Discharge;

(xiii)                          unsecured Indebtedness of the Borrower (other than Indebtedness referred to in Section 7.2(f)) that is subordinated to the Obligations on terms not materially less favorable to the Lenders than the subordination terms set forth in the Senior Subordinated Loan Agreement as of the Closing Date; provided that (i) both immediately prior to and after giving effect thereto, (x) no Default shall exist or result therefrom and (y) the Borrower and its Subsidiaries will be in compliance with the covenants set forth in Section 7.1, calculated on a pro forma basis as of the end of the period most recently ended for which financial statements were required to have been delivered pursuant to Section 6.1(a) or (b) or, if prior to the first delivery date for such financial statements hereunder, as of the end of the period for which the most recent financial statements of the Company are available and, if the last day of any such period is prior to the first test date under Section 7.1, the levels for the first test date shall be deemed to apply for this purpose (with, for purposes of determining compliance with this clause (y), unless the Net Cash Proceeds of such Indebtedness are used to make a prepayment under Section 2.11(a), the levels set forth for the Total Leverage Ratio in the tables of Section 7.1 being deemed to be 0.25x lower than such levels otherwise are), (ii) such Indebtedness matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the date that is one hundred and eighty-one (181) days after the Tranche B Maturity Date (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemption provisions satisfying the requirement of clause (iii) hereof), (iii) such Indebtedness and Permitted Refinancing Indebtedness has terms and conditions (other than interest rate and redemption premiums) that are then market for high yield or mezzanine debt, and (iv) such Indebtedness and Permitted Refinancing Indebtedness is incurred by the Borrower and is not guaranteed by any Subsidiary of the Borrower other than the Subsidiary Guarantors (which guarantees shall be expressly subordinated to the Obligations on terms not materially less favorable to the Lenders than the subordination terms of such Indebtedness and Permitted Refinancing Indebtedness); provided that the Net Cash Proceeds of any such Indebtedness (other than any such Permitted Refinancing Indebtedness) shall be concurrently applied to prepay the Loans to the extent required by Section 2.11(a);

(xiv)                         Indebtedness representing deferred compensation to employees of the Borrower and its Subsidiaries incurred in the ordinary course of business;

(xv)                            Indebtedness consisting of obligations of the Borrower or its Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with the Transaction and Permitted Acquisitions or any other Investment expressly permitted hereunder;

(xvi)                         Indebtedness consisting of promissory notes issued by the Parent, the Borrower or any Subsidiary to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Capital Stock of Parent or any of its direct or indirect parent corporations permitted by Section 7.6; provided that any such Indebtedness shall be explicitly subordinated in right of payment to the Obligations to at least the same extent as the Senior Subordinated Loans are to the Obligations on the Closing Date;

(xvii)                      Indebtedness arising in connection with endorsement of deeds and negotiable and other instruments for deposit and/or collection in the ordinary course of business;

(xviii)                   Indebtedness consisting of the financing of insurance premiums arising in the ordinary course of business;

(xix)                           Indebtedness of the Borrower or any Subsidiary consisting of guarantees, indemnities or obligations in respect of purchase price adjustments, earn-outs or similar obligations in connection with the acquisition or disposition of assets of Borrower or a Subsidiary otherwise permitted herein;

(xx)                              Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence;

(xxi)                           Indebtedness of the Borrower or any Subsidiary represented by Guarantee Obligations of Borrower or any other Subsidiary otherwise permitted to be incurred under this Agreement by the Borrower or the Subsidiary incurring such Guarantee Obligation;

(xxii)                        Indebtedness of Subsidiaries that are not Guarantors in an aggregate principal amount not to exceed the sum of (x) $20,000,000 at any one time outstanding and (y) an aggregate amount such that immediately after giving effect thereto and the application of the proceeds thereof, there will be no Event of Default and the Borrower and its Subsidiaries will be in compliance with the covenants set forth in Section 7.1, calculated on a pro forma basis as of the end of the period most recently ended for which financial statements were required to have been delivered pursuant to Section 6.1(a) or (b) and the Indebtedness incurred pursuant to this subclause (y) shall (i) be issued for cash equal to the aggregate principal amount thereof (other than reasonable fees and expenses (which fees and expenses may include upfront fees and/or original issue discount, so long as such upfront fees and original issue discount do not exceed in the aggregate more than 5% of the aggregate principal amount of such Indebtedness)) and the Net Cash Proceeds thereof shall be applied within five Business Days after the incurrence thereof to the prepayment on a pro rata basis of the Tranche B Term Loans, (ii) not be guaranteed by the Borrower or any Subsidiary Guarantor, (iii) have a final stated maturity date that is at least 91 days after the Tranche B Maturity Date, (iv) have a weighted average life to maturity that is at least 91 days longer than the remaining weighted average life of the Tranche B Term Loans and (v) not require any payments of principal prior to the final stated maturity thereof (other than pursuant to customary asset sale and change of control provisions); provided that clauses (iv) and (v) hereof shall not prohibit scheduled amortization payments in an amount not to exceed (A) 5% per annum of the aggregate principal amount of such Indebtedness and (B) $10,000,000 in the aggregate prior to the 91st day following the Tranche B Maturity Date; and

(xxiii)                     Investments to the extent such Investments themselves constitute Indebtedness and which are otherwise permitted pursuant to Section 7.8(d), (h), (r), (s), (u), (w), (x), (y), (bb), (dd) or (ee).

(c)                                  Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except the following (collectively, the “Permitted Liens”):

(i)                                     Liens for taxes, assessments, charges or other governmental levies not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings or not required to be paid pursuant to Section 6.3, which proceedings (or orders entered into in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such lien; provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(ii)                                  carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, vendors’, laborers’ or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 60 days or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP or the failure to pay could not result in a Material Adverse Effect;

(iii)                               Liens arising out of pledges or deposits in connection with workers’ compensation, unemployment insurance, old age pensions and other social security or retirement benefits or other similar legislation and deposits securing liability insurance carriers under insurance or self insurance arrangements;

(iv)                              deposits to secure the performance of bids, tenders, franchises, trade contracts (other than for borrowed money), leases, statutory obligations, contractual or warranty obligation, surety and appeal and custom bonds, performance bonds and other obligations of a like nature, in each case incurred in the ordinary course of business;

(v)                                 easements, rights-of-way, zoning restrictions and other similar encumbrances that, in the aggregate, do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries, taken as a whole;

(vi)                              Liens in existence on the Closing Date and listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(d) and replacements and renewals thereof; provided that no such Lien is spread to cover any additional property after the Closing Date;

(vii)                           Liens securing Indebtedness of the Borrower or any of its Subsidiaries incurred pursuant to Section 7.2(e) to finance the acquisition or construction of new equipment, fixed assets or real property or the repair or improvement thereof or the refinancing of real property; provided that (i) such Liens and the Indebtedness secured thereby shall be created within 270 days after the acquisition, construction, repair or improvement of such new equipment, fixed or capital assets or real property or improvements thereto and (ii) such Liens do not at any time encumber any property other than the equipment, fixed or capital assets or real property (or the real property improved by such improvements) financed by such Indebtedness;

(viii)                        Liens created pursuant to the Security Documents;

(ix)                                contractual or statutory Liens of landlords and Liens of suppliers (including sellers of goods) and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business;

(x)                                   rights of setoff or bankers’ liens upon deposits of cash in favor of banks or other depository institutions whether arising by contract or operation of law, incurred in the ordinary course of business so long as such deposits are not intended to be collateral for any obligations;

(xi)                                Liens attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition;

(xii)                             Liens arising from precautionary UCC financing statements regarding operating leases not constituting Indebtedness or consignments;

(xiii)                          Liens securing Indebtedness incurred under Section 7.2(g) on property or assets acquired pursuant to a Permitted Acquisition or any other Investment referred to in Section 7.02(g), or on property or assets of a Subsidiary of the Borrower in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition or permitted Investment; provided that such Liens are not incurred in connection with or in anticipation of such Permitted Acquisition or permitted Investment and do not attach to any other asset of the Borrower or any of its Subsidiaries;

(xiv)                         Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(xv)                            Liens incurred in connection with the purchase, storage or shipping of goods or assets on the related goods or assets and proceeds thereof in favor of the seller, storer or shipper of such goods or assets;

(xvi)                         Liens in favor of customs and revenues authorities which secure payment of customs duties in connection with the importation of goods;

(xvii)                      Liens arising out of judgments, decrees or awards not constituting an Event of Default under Section 8(g);

(xviii)                   any interest or title of a licensor, sublicensor, lessee or sublessee, lessor or sublessor, in each case under any license or lease agreement in the ordinary course of business;

(xix)                           licenses, sublicenses, leases or subleases granted to third Persons in the ordinary course of business not interfering in any material respect with the business of the Borrower or any of its Subsidiaries;

(xx)                              Liens which arise under Article 4 of the UCC on items in collection and documents and proceeds related thereto;

(xxi)                           Liens not otherwise permitted by this Section 7.3 so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed (as to the Borrower and all Subsidiaries) $5,000,000 at any one time outstanding;

(xxii)                        Liens (i)(A) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.8(g), (r), (s), (u), (w), (x), (y), (dd) or (ee) or (B) to be applied against the purchase price for such Investment, or (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.5, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(xxiii)                     Liens securing renewals, extensions, modifications and replacement of any Indebtedness secured by a Lien permitted under Section 7.3(g), (m) or (n) so long as (i) such Indebtedness is not increased (other than in connection with the payment of any fees, expenses, premiums or accrued interest in connection therewith), (ii) such renewal, extension, modification or replacement is not secured by additional assets, and (iii) such Lien otherwise complies with all stated conditions applicable thereto under this Section 7.3;

(xxiv)                    Liens encumbering customary initial deposits and margin deposits and similar Liens and deposits attaching to commodity trading accounts or other brokerage accounts;

(xxv)                       Liens arising by operation of law under Article 2 of the UCC (or, with respect to the assets of any Foreign Subsidiary of the Parent, any similar laws of its jurisdiction of incorporation or formation) in favor of a reclaiming seller of goods or buyer of goods;

(xxvi)                    Liens on deposit accounts or securities accounts in connection with over-draft protection and netting services in the ordinary course of business;

(xxvii)                 Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Borrower or any Subsidiary in the ordinary course of business;

(xxviii)              Liens on property rented to, or leased by, Borrower or any Subsidiary pursuant to a sale and leaseback transaction; provided that (i) such sale and leaseback transaction is otherwise permitted under the Loan Documents and (ii) such Liens do not encumber any other property of Borrower or any Subsidiary;

(xxix)                      Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Borrower or any of its Subsidiaries, including rights of offset and set-off, in each case granted in the ordinary course of business;

(xxx)                         Liens on assets of any Subsidiary of the Borrower that is not a Guarantor securing Indebtedness incurred pursuant to Section 7.2(h) or (v);

(xxxi)                      Liens in favor of the Borrower or a Subsidiary Guarantor on assets of any Subsidiary of the Borrower that is not a Guarantor;

(xxxii)                   Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property being purchased using such letters of credit and products and proceeds thereof, so long as the Liens are extinguished when such property is delivered to the Borrower or the applicable Subsidiary; and

(xxxiii)                Liens on Capital Stock of Unrestricted Subsidiaries; and

(xxxiv)               Liens on cash on deposit and the proceeds of such cash in favor of the holders of the Permitted Additional Subordinated Debt (and any trustee or collateral agent therefor) in connection with any Lien granted pursuant to Section 2.11(a)(x)(B).

(d)                                 Fundamental Changes.  Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(i)                                     any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any other Subsidiary after giving effect to such merger or consolidation (provided that when a Subsidiary that is not a Subsidiary Guarantor is merging or consolidating with a Subsidiary Guarantor, the Subsidiary Guarantor shall be the continuing or surviving corporation); provided further, however, that in connection with any such merger or consolidation the Borrower shall promptly, upon the reasonable request of the Administrative Agent or the Collateral Agent and in accordance with the terms, conditions and limitations of the Security Documents, at the Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in each appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise reasonably deemed by the Administrative Agent or the Collateral Agent reasonably necessary for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except as permitted by the applicable Security Document in accordance with the terms, conditions and limitations of the Security Agreement;

(ii)                                  any Subsidiary of the Borrower may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) (i) to the Borrower or any other Subsidiary (upon voluntary liquidation or otherwise) (provided that when a Subsidiary that is a Subsidiary Guarantor is so Disposing of all or substantially all of its assets to another Subsidiary, such other Subsidiary must be a Subsidiary Guarantor, the assets that are subject to such Disposition shall remain subject to the Lien of the Security Documents and the Borrower or applicable Subsidiary shall take such further action and deliver such further assurances as the Administrative Agent shall reasonable request to grant, confirm, maintain or perfect the lien of the Security Documents on such asset) or (ii) pursuant to a Disposition permitted by Section 7.5;

(iii)                               any Subsidiary of the Borrower may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interests of the Borrower and its Subsidiaries; provided, however, that in connection with any such liquidation, dissolution or change of legal form the Borrower and any applicable Subsidiary shall promptly, upon the reasonable request of the Administrative Agent or the Collateral Agent and in accordance with the terms, conditions and limitations of the Security Documents, at Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in each appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the Administrative Agent or the Collateral Agent reasonably necessary for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except as permitted by the applicable Security Document in accordance with the terms, conditions and limitations of the Security Documents;

(iv)                              the Merger shall be permitted;

(v)                                 any Investment expressly permitted by Section 7.8 may be structured as a merger, consolidation or amalgamation; and

(vi)                              so long as no Default or Event of Default would result therefrom or shall exist and be continuing after giving effect thereto, upon no less than 10 Business Days’ prior written notice to the Administrative Agent, the Borrower or any Subsidiary may merge with an Affiliate that is a corporation that has no assets or liabilities (other than de minimis assets or liabilities) that is organized under the laws of any state of the United States of America or the District of Columbia and which Affiliate was organized solely for the purpose of redomesticating the Borrower or such Subsidiary under the laws of the jurisdiction in which such Affiliate is organized (and the Borrower or such Subsidiary shall be the surviving person in such merger); provided, however, that in connection with any such merger the Borrower shall promptly, upon the reasonable request of the Administrative Agent or the Collateral Agent, at Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in each appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the Administrative Agent or the Collateral

Agent reasonably necessary for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except as permitted by the applicable Security Document in accordance with the terms, conditions and limitations of the Security Documents.

(e)                                  Disposition of Property.  Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(i)                                     the Disposition of immaterial, obsolete, damaged or worn out property or of property no longer used or useful, suitable or commercially necessary in the conduct of business of the Borrower and its Subsidiaries, in each case in the ordinary course of business;

(ii)                                  the Disposition of Cash Equivalents and sale of inventory or other products or assets sold in the ordinary course of business;

(iii)                               Dispositions permitted by Sections 7.4(b)(i), 7.4(c) and 7.4(f);

(iv)                              the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any holder thereof, so long as such sale or issuance does not materially reduce Borrower’s direct or indirect ownership percentage in such Subsidiary;

(v)                                 the license or sublicense of any property in the ordinary course of business that does not materially and adversely affect, in the good faith judgment of the Borrower, the value of such property to the Borrower and its Subsidiaries;

(vi)                              the Disposition for market value of other property in the aggregate having a book value not exceeding 20% of the consolidated net tangible assets of the Borrower and its Subsidiaries in the aggregate from and after the Closing Date (with consolidated net tangible assets being determined at the time of any such Disposition by reference to the most recent consolidated financial statements delivered pursuant to Section 6.1 or, if prior to the first delivery date for such financial statements hereunder, as of the end of the period for which the most recent financial statements of the Company are available); provided that not less than 75% of the total consideration for any such Disposition shall be paid to the Borrower in cash or consideration which is within 180 days after the consummation of such Disposition reasonably expected to and shall be converted into cash; and provided further that any liabilities that, if not assumed by the transferee with respect to the applicable Disposition, would have been deducted (other than subordinated liabilities) in calculating the Net Cash Proceeds from such Disposition but that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Subsidiaries shall have been validly released by all applicable creditors in writing, shall be treated as cash consideration;

(vii)                           any of the Borrower and its Subsidiaries may transfer assets to the Borrower or any Subsidiary Guarantor; provided, however, that in connection with any such transfer of assets the Borrower shall promptly, at Borrower’s expense, take such further actions and deliver such further assurances as the Administrative Agent or the Collateral Agent may in accordance with the terms, conditions and limitations of the Security Documents reasonably request, and in connection therewith execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in each appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the Administrative Agent or the Collateral Agent reasonably necessary to grant or confirm the validity, perfection and priority of the Liens of the Security Documents on such assets covered thereby subject to no other Liens except as permitted by the applicable Security Document;

(viii)                        any of the Borrower and its Subsidiaries shall be permitted to make Permitted Dispositions;

(ix)                                any of the Borrower and its Subsidiaries shall be permitted to sell or otherwise dispose of property to consummate a Sale Leaseback Transaction permitted under Section 7.11;

(x)                                   a Recovery Event or permitted Restricted Payment;

(xi)                                the Borrower or any Subsidiary may issue Capital Stock in any such Subsidiary to qualify directors where required by applicable law or to satisfy other requirements of applicable law with respect to the ownership of Capital Stock in Foreign Subsidiaries or nominal shares of Foreign Subsidiaries for tax considerations;

(xii)                             Borrower or any of its Subsidiaries may transfer assets as a part of the consideration for Investments in Permitted Joint Ventures or Investments permitted by Section 7.8(d), (g), (r), (s), (u), (w), (x), (y), (dd) or (ee);

(xiii)                          Dispositions effected by transactions permitted under Section 7.4 shall be permitted;

(xiv)                         the granting of Liens in compliance with Section 7.3, to the extent such Liens would be considered a Disposition;

(xv)                            Borrower or any of its Subsidiaries may lease, as lessor or sublessor, or license, as licensor or sublicensor, real or personal property in the ordinary course of business, to the extent that such lease does not materially interfere with the business of Borrower or its Subsidiaries;

(xvi)                         Borrower or any of its Subsidiaries may dispose of the Capital Stock or assets comprising an Investment permitted pursuant to Section 7.8(r), (s), (u), (w), (x), (y), (dd) or (ee);

(xvii)                      Borrower or any of its Subsidiaries may make Dispositions to Subsidiaries of the Borrower that are not Loan Parties for cash consideration not less than the then fair market value of the assets subject to such Disposition (as determined in good faith by a Responsible Officer of the Borrower), if such Disposition is otherwise in the ordinary course of its business and is on terms and conditions at least as favorable to the Borrower or the Subsidiary making such Disposition as would be obtainable by the Borrower or the Subsidiary making such Disposition in a comparable arm’s-length transaction with an independent, unrelated third party; and

(xviii)                   like-kind exchanges of existing assets for similar replacement assets, so long as the receipt of the replacement assets in such exchange occurs promptly following the transfer thereof.

To the extent the Required Lenders waive the provisions of this Section with respect to the sale or other disposition of any Collateral, or any Collateral is sold or disposed of as permitted by this Section 7.5, such Collateral in each case (unless sold or disposed of to Borrower or a Subsidiary Guarantor) shall be sold or otherwise disposed of free and clear of the Liens created by the Loan Documents and the Administrative Agent shall take such actions in accordance with Section 10.14 as are appropriate in connection therewith.

(f)                                    Restricted Payments.  Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Covenant Party, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Covenant Party (collectively, “Restricted Payments”), except that:

(i)                                     any Subsidiary may make Restricted Payments to the Borrower or to other holders of its Capital Stock (but in the case of any such Restricted Payments made to any Person that is not the Borrower or a Subsidiary Guarantor, such Restricted Payments shall be made to such holders of Capital Stock on a pro rata basis);

(ii)                                  (i) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may pay dividends to Parent to permit Parent to purchase or to pay dividends to Holdings to permit Holdings to purchase Capital Stock of Parent or Holdings from present or former officers, directors, consultants or employees of any Group Member, physicians affiliated with a Group Member or employees of such physicians, their estates, spouses or former spouses and their heirs upon the death, disability or termination of employment of the applicable officer, director, consultant, employee, physician affiliated with a Group Member or employee of such physician; provided that the aggregate amount of payments under this clause (i) after the Closing Date shall not exceed $2,500,000 in cash in the aggregate during any fiscal year plus (A) the balance of any such $2,500,000 limit not used in any fiscal year (which may be used in any subsequent fiscal year so long as no more than $5,000,000 is expended in any fiscal year pursuant to this Section 7.6(b) (other than pursuant to clause (B), (C) or (ii) of this Section7.6(b)), (B) at any time, in an aggregate amount not to exceed the Applicable Equity Amount at such time, and (C) the proceeds of any key-man life insurance with respect to such employee paid to the Borrower or any of its Subsidiaries; and (ii) the Borrower may make the payments described in Section 7.10(i), (ii), (iii), (vii), (viii) and (xi);

(iii)                               the Borrower may pay dividends to Parent to provide for the payment by Parent of, or to permit Parent to pay dividends to Holdings to provide for the payment by Holdings of, customary corporate indemnities owing to directors of Holdings, the Parent, the Borrower, its Subsidiaries or any of their Affiliates in the ordinary course of business (in the case of Holdings or any such Affiliate that is not Parent, Borrower or a Subsidiary, to the extent such indemnities arose out of matters relating to Parent, the Borrower or any Subsidiary);

(iv)                              Restricted Payments made on the Closing Date to consummate the Transactions;

(v)                                 the Borrower and its Subsidiaries may pay dividends through issuance of Permitted Capital Stock and may redeem any Capital Stock in exchange for other Permitted Capital Stock;

(vi)                              the Borrower may make Permitted Tax Distributions to Parent or Holdings, as applicable;

(vii)                           the Borrower may make Restricted Payments to Parent to enable it to pay Closing Costs and to make payments required to be made by it pursuant to the Transaction Agreement or any acquisition agreement pertaining to any existing acquisition consummated prior to the Closing Date or any Permitted Acquisition to Persons who were not holders of Capital Stock of Borrower or any of its Subsidiaries or Parent or its direct or indirect parent companies prior to such Permitted Acquisition by the Borrower and its Subsidiaries consummated after the Closing Date;

(viii)                        the Borrower may directly or indirectly make distributions to Parent or Holdings or make payments on behalf of Parent or Holdings, to the extent necessary to pay the operating and administrative expenses and other corporate overhead expenses of Parent or Holdings incurred in the ordinary course of its business including, without limitation, reasonable directors’ fees and expenses and the Parent’s or Holdings’ liability for Taxes (other than for Taxes which the Parent is entitled to receive Permitted Tax Distributions); provided that all dividends or other distributions made directly or indirectly to, or payments made on behalf of, Parent or Holdings pursuant to this clause (h) shall not exceed $1,000,000 per fiscal year;

(ix)                                so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may make Restricted Payments to Parent to enable it redeem its Capital Stock held by the chief executive officer of Parent pursuant to the terms of that certain management stock contribution and unit subscription agreement dated as of the Closing Date, as amended, restated, supplemented or replaced from time to time, in an aggregate amount not to exceed $15,000,000 per calendar year over a three-year period and not to exceed $45,000,000 over such three-year period; provided that such payments cannot commence until on or after the third anniversary of the Closing Date and provided further that after giving effect to any such payment the Borrower shall be in pro forma compliance with the covenants set forth in Section 7.1 as of the end of the most recent period for which financial statements were required to be delivered pursuant to Section 6.1(a) or (b) or, if prior to the first delivery date for such financial statements hereunder, as of the end of the period for which the most recent financial statements of the Company are available and, if any such period is prior to the first test date under Section 7.1, the levels for the first test date shall be deemed to apply for this purpose;

(x)                                   the Borrower may make Restricted Payments to Parent or Holdings if the proceeds shall be used by Parent or Holdings solely to make de minimis cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of Parent or Holdings;

(xi)                                Borrower or any Subsidiary may make repurchases of Capital Stock (or make Restricted Payments to Parent or Holdings, to allow Parent or Holdings to make repurchases of Capital Stock) deemed to occur upon the cashless exercise of stock options when such Capital Stock represents a portion of the exercise price thereof; and

(xii)                             Restricted Payments at any time that are used to repurchase Capital Stock of Parent or any Person of which Parent is a Subsidiary, in an aggregate amount not to exceed the Applicable Equity Amount at such time.

(g)                                 Capital Expenditures.  Make or commit to make any Capital Expenditure in connection with the ongoing maintenance of any facility existing as of September 30, 2007 and the start up, overhaul or implementation of a new facility (other than an acquired facility) during any fiscal year shall not exceed the amount set forth below with respect to such fiscal year:

Fiscal Year Ending	Capital Expenditure Limit
December 31, 2008	$40,000,000
December 31, 2009	$35,000,000
December 31, 2010	$35,000,000
December 31, 2011	$35,000,000
December 31, 2012 and each fiscal year thereafter	$35,000,000

; provided that (a) (i) up to 100% of any such amount referred to above, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year and (ii) Capital Expenditures made pursuant to this clause (a) during any fiscal year shall be deemed made, first, in respect of amounts carried over from the prior fiscal year pursuant to clause (i) above and second, in respect of amounts permitted for such fiscal year as provided above; and (b) the Capital Expenditure limit set forth above shall be increased by $350,000 per annum for each facility acquired or originated after September 30, 2007.  For the purposes of this Section 7.7, “facility” shall mean a facility where the Borrower or one of its Subsidiaries conducts its business.

(h)                                 Investments.  Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”):

(i)                                     accounts receivable, prepaid expenses and other extensions of trade credit by the Covenant Parties in the ordinary course of business;

(ii)                                  Investments in Cash Equivalents;

(iii)                               Guarantee Obligations permitted by Section 7.2;

(iv)                              intercompany Investments by any Covenant Party in the Borrower or any Person that, upon, prior to and following such investment, is a Subsidiary Guarantor and by any Subsidiary that is not a Guarantor in any other Subsidiary; provided, however, that any such Investments in any Insurance Subsidiary must be made in compliance with clause (s) below;

(v)                                 Investments existing on the Amendment and Restatement Effective Date and listed on Schedule 7.8(e);

(vi)                              Capital Expenditures made by Borrower or any Subsidiary on behalf of Borrower or such Subsidiary to the extent permitted by Section 7.7;

(vii)                           Permitted Acquisitions;

(viii)                        the formation of and Investments in new Subsidiaries of the Borrower that are or, upon consummation of such Investments, become Subsidiary Guarantors that in each case do not constitute Permitted Acquisitions;

(ix)                                the Borrower and its Subsidiaries may receive and own Capital Stock or other investments acquired as non-cash consideration pursuant to dispositions permitted under Section 7.5;

(x)                                   the Borrower and its Subsidiaries may make pledges and deposits permitted under Section 7.3;

(xi)                                the Borrower and its Subsidiaries may hold Investments to the extent such Investments reflect an increase in the value of Investments and would otherwise exceed the limitations herein;

(xii)                             Investments consisting of endorsements for collection or deposit in the ordinary course of business;

(xiii)                          Investments in deposit accounts opened and maintained in the ordinary course of business;

(xiv)                         the Borrower may acquire and hold promissory notes of employees of Borrower or its Subsidiaries in connection with such Person’s purchase of Permitted Capital Stock of Parent or Holdings;

(xv)                            Investments received in connection with any bankruptcy or reorganization of, or any good faith settlement of delinquent accounts and disputes with, any customer or supplier arising in the ordinary course of business;

(xvi)                         the Borrower may enter into agreements that are permitted by Section 7.2(k);

(xvii)                      any Investments consisting of deferred compensation owed to employees of Parent, the Borrower and their respective Subsidiaries;

(xviii)                   formation of and Investments by the Covenant Parties in Subsidiaries (other than Insurance Subsidiaries) that are not Guarantors, which in the case of Investments made by the Borrower or a Guarantor, do not exceed $10,000,000 at any time outstanding;

(xix)                           formation of and Investments by the Borrower or any Subsidiary in any Insurance Subsidiary (including in respect of the formation thereof) not exceeding $15,000,000 at any one time outstanding;

(xx)                              Investments consisting of loans and advances to employees, officers and directors of any Covenant Party or any physician affiliated with the Borrower or any of its Subsidiaries or any employee of any such physician (including without limitation for travel, entertainment and relocation expenses) not exceeding $7,000,000 in the aggregate at any time outstanding;

(xxi)                           Investments in Joint Ventures acquired pursuant to a Permitted Acquisition, which Joint Ventures existed at the time of such Permitted Acquisition and were not made in contemplation of or in connection with such Permitted Acquisition;

(xxii)                        Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by the Borrower and its Subsidiaries in connection with such plans;

(xxiii)                     [Reserved];

(xxiv)                    other Investments that do not exceed, in the aggregate since the Amendment and Restatement Effective Date, $35,000,000;

(xxv)                       Investments by the Borrower and its Subsidiaries at any time in an aggregate amount not to exceed the Applicable Equity Amount at such time;

(xxvi)                    Investments consisting of the licensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons;

(xxvii)                 Investments consisting of good faith deposits required in connection with Permitted Acquisitions (or other permitted Investments);

(xxviii)              loans to Parent to the extent Borrower or the applicable Subsidiary could have made a Restricted Payment under another clause of this Section 7.8; provided that such Restricted Payment will at such time be deemed to have been made pursuant to such other clause;

(xxix)                      Investments to the extent transactions effected pursuant to Section 7.4 or Section 7.5(g) are deemed to be Investments;

(xxx)                         formation of and Investments by the Covenant Parties in Controlled Subsidiary Non-Guarantors; provided that upon the making of such an Investment by the Borrower or a Subsidiary Guarantor in excess of $10,000,000 and after giving pro forma effect thereto and any Indebtedness incurred in connection therewith, (i) after giving effect to such Investment (including any Indebtedness resulting therefrom or incurred in connection therewith), the Borrower shall be in compliance with the provisions of Section 7.1, calculated on a pro forma basis as of the end of the period most recently ended prior to the date of the consummation of such Investment for which financial statements were required to have been delivered pursuant to Section 6.1(a) or (b) (calculated as though all Indebtedness resulting from or incurred in connection with such Investment had been incurred at the beginning of the relevant four quarter period); and (ii) after giving effect to such Investment, the Available Revolving Commitments of all Lenders (provided that, for purposes of this clause (dd), the Available Revolving Commitments of all Non-Extended Revolving Lenders shall be excluded from the Available Revolving Commitments from and after the date that is three months prior to the Non-Extended Revolving Termination Date) plus the amount of unrestricted cash and Cash Equivalents then owned by the Borrower and its Subsidiaries shall not be less than $15,000,000; provided that in calculating the amount of unrestricted cash and Cash Equivalents for purposes of this subclause (ii), the cash and Cash Equivalents of any Subsidiary that is not a Subsidiary Guarantor shall (x) only be included up to the percentage of such cash and Cash Equivalents equal to the percentage of the outstanding Capital Stock of such Subsidiary held (directly or indirectly) by Borrower and (y) only be included to the extent that such Subsidiary is not restricted from distributing such cash or Cash Equivalents to the Borrower or any Subsidiary Guarantor by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary; provided that this clause (y) shall not apply to the extent such Subsidiary can make an intercompany loan of such cash or Cash Equivalents to Borrower or a Subsidiary Guarantor; provided further that Investments made pursuant to this Section 7.8(dd) (other than to the extent such Investments are funded with the proceeds of Indebtedness issued pursuant to Section 7.2(m)) may not be used to fund Investments made pursuant to Section 7.8(ee); and

(xxxi)                      Investments by Subsidiaries that are not Guarantors, including Controlled Subsidiary Non Guarantors and Medical Developers, made with proceeds of Investments from the Borrower or another Subsidiary, from the incurrence of permitted Indebtedness or internally generated funds.

The amount of any Investment shall be the initial amount of such Investment and any addition thereto, as reduced by any repayment of principal (in the case of an Investment constituting Indebtedness) or any distribution constituting a return of cash (in the case of any other Investment).

(i)                                     Optional Prepayments and Modifications of Certain Debt Instruments and Material Agreements.  (a) Make any voluntary or optional payment, prepayment, repurchase or redemption of or otherwise defease, in each case, any principal of the Senior Subordinated Loans, the Rollover Loans, the Exchange Notes, the Take Out Debt, any Permitted Additional Subordinated Debt or any Permitted Refinancing Indebtedness incurred in respect of any of the foregoing (other than a payment of principal at final stated maturity thereof); provided that (i) the Borrower may pay, prepay, repurchase or redeem any of the foregoing Indebtedness with (A) Permitted Refinancing Indebtedness and, in addition, in the case of the (x) Senior Subordinated Loans, with Rollover Loans and Take Out Debt, (y) the Rollover Loans, with Exchange Notes and Take Out Debt and (z) Exchange Notes, with Take Out Debt and in each case, to the extent permitted by Section 7.2, (B) at any time in an aggregate amount not to exceed the Applicable Equity Amount at such time or (C) as may be required by the Senior Subordinated Loan Agreement, and (ii) the foregoing shall not be construed to prohibit the Debt Discharge; (b) amend, modify, waive or otherwise change, or consent or agree to any material amendment, modification, waiver or other change to, any of the terms of any Indebtedness described in clause (a) above that is materially adverse to the interests of the Lenders (determined by comparison to such terms in effect on the Closing Date after giving effect to the Transactions, in the case of those then in effect, or otherwise to such terms in effect on the date of creation thereof, and disregarding any default or potential default in respect thereof); or (c) designate any Indebtedness (other than obligations of the Loan Parties pursuant to the Loan Documents) as “Designated Senior Indebtedness” (or any other defined term having a similar purpose) for the purposes of any Indebtedness described in clause (a) above that is subordinated to the Obligations.

(j)                                     Transactions with Affiliates.  Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Subsidiary) unless such transaction is (a) otherwise permitted under this Agreement and (b) upon fair and reasonable terms no less favorable to the relevant Covenant Party than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.  Notwithstanding the foregoing, the foregoing shall not prohibit (i) reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants or to professional corporations of which they are the owner of the Parent, the Borrower or any Subsidiary as determined in good faith by the Borrower’s Board of Directors or senior management, (ii) the payment of management, consulting, monitoring and advisory fees and related expenses to the Sponsor and the termination fees pursuant to the Management Agreement, (iii) the payment of Closing Costs, (iv) Restricted Payments made pursuant to Section 7.6, (v) Investments pursuant to Section 7.8 (other than Section 7.8(g) or (u)), (vi) transactions with a Person that is an Affiliate of the Borrower solely because the Borrower owns, directly or indirectly, Capital Stock of, or controls, such Person; provided such Person does not, directly or indirectly, control the Borrower, (vii) payments made by the Borrower or any Subsidiary to the Sponsor for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the disinterested members, if any, of the Board of Directors of Parent in good faith, (viii) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Borrower and its Subsidiaries, in the reasonable determination of the Board of Directors of Parent, or are on terms at least as favorable as would reasonably have been entered into at such time with an unaffiliated party, (ix) the existence of, or the performance by Parent, the Borrower or any of its Subsidiaries of its obligations under the terms of, the Shareholders Agreement (including any registration rights agreement or purchase agreements related thereto to which it is a party on the Closing Date and any similar agreement that it may enter into thereafter); provided, however, that the existence of, or the performance by Parent, the Borrower or any of its Subsidiaries of its obligations under, any future amendment to the Shareholders Agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this clause (ix) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the Lenders in any material respect than the original agreement as in effect on the Closing Date, (x) the pledge of Capital Stock of Unrestricted Subsidiaries to support Indebtedness thereof, (xi) purchases or payments for professional liability and other insurance by the Borrower, its Subsidiaries, their respective employees or any Person that is an Affiliate of the Borrower to Batan Insurance in the ordinary course of business and at fair market value as determined by the Borrower in good faith, (xii) the entry by any party into a Loan Document or the Transaction Agreement and the enforcement of any party to a Loan Document or the Transaction Agreement of its rights thereunder and the performance by any party to a Loan Document or the Transaction Agreement of its obligations thereunder, (xiii) issuances and sales of Capital Stock of Parent to Affiliates of Parent or the receipt of the proceeds of capital contributions in respect of Capital Stock, (xiv) leasing of property or equipment from the Borrower’s or any of its Subsidiary’s employees or any Person that is an Affiliate of the Borrower in the ordinary course of business and at fair market values as determined by the Borrower in good faith, (xv) any agreement as in effect as of the Closing Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Lenders in any material respect than the original agreement as in effect on the Closing Date, (xvi) transactions with Joint Ventures in the ordinary course of business, (xvii) transactions pursuant to Section 7.4 and Sections 7.5(d) and (k) and (xviii) other transactions to the extent that the aggregate amount of all such transactions in any fiscal year of the Borrower do not exceed $2,500,000.

(k)                                  Sales and Leasebacks.  Enter into any arrangement with any Person providing for the leasing by any Covenant Party of any property or containing an obligation of such Covenant Party to repurchase such property from such Person, which property (including for the avoidance of doubt real property) has been or is to be sold or transferred by such Covenant Party to such Person (or any Affiliate thereof) or to any other Person (or any Affiliate thereof) to whom funds have been or are to be advanced by such Person (or any Affiliate thereof) on the security of such property or rental obligations of such Covenant Party (any such transaction a “Sale Leaseback Transaction”) except any Sale Leaseback Transaction (a) in respect of property consisting of capital assets so sold pursuant to such Sale Leaseback Transaction solely for cash consideration in an amount not less than the cost thereof within 180 days after the date that such property was initially acquired by such Covenant Party, (b) in respect of any equipment so sold pursuant to such Sale Leaseback Transaction for market value and in the ordinary course of business and, in each case, in respect of which the Borrower shall comply with Section 2.11(c) or (c) in respect of real property owned by a Covenant Party on the Closing Date for fair market value, in respect of which such real property has actually been sold or transferred by such Covenant Party pursuant to such Sale Leaseback Transaction (and the Net Proceeds of such sale or transfer received by such Covenant Party) to any other Person and such Person (or any of its affiliates) has leased such real property to a Covenant Party on or prior to December 31, 2008 and, in each case, in respect of which the Borrower shall comply with Section 2.11(c).

(l)                                     Swap Agreements.  Enter into any Swap Agreement other than Swap Agreements required to be entered into pursuant to this Agreement or that are otherwise entered into in the ordinary course of business, and in each case not for speculative purposes, in respect of changes in interest rates, commodity prices or foreign exchange rates.

(m)                               Changes in Fiscal Periods.  Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, provided further, however, that as a condition to any such change the Borrower and the Administrative Agent shall, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary or appropriate to reflect such change in fiscal year.

(n)                                 Negative Pledge Clauses.  Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Covenant Party to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents or any other Indebtedness permitted hereunder, so long as the prohibitions or limitations contained in such other Indebtedness on the ability of any Covenant Party to so secure its obligations under the Loan Documents are not materially more restrictive, when taken as a whole, than those contained in the Senior Subordinated Documents, (b) any agreements governing any Indebtedness secured by Liens permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets subject to such Lien), (c) agreements which (i) are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary, so long as such agreements were not entered into in contemplation of such Person becoming a Subsidiary, (ii) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.8 and applicable solely to such joint venture and entered into in the ordinary course of business, (iii) are customary restrictions in leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (iv) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Subsidiary, (v) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, and (vi) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business and (d) any prohibition or limitation that exists pursuant to applicable Requirements of Law.

(o)                                 Lines of Business.  Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related, complementary or ancillary thereto or a reasonable extension thereof.

SECTION 7A

PARENT NEGATIVE COVENANTS

Parent shall not enter into any business except for holding all of the Capital Stock of the Borrower and activities incidental thereto and other transactions expressly permitted under the Loan Documents (including the Transactions).

Section 25.

EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(i)                                     the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay within 5 Business Days after the same becomes due, any interest on any Loan or Reimbursement Obligation or any fee payable pursuant to Section 2.8, or, within 20 days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(ii)                                  any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate or financial statement (other than materials delivered pursuant to Section 6.2(c)) furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any materially respect to the extent such covenant or other agreement is not already subject to a “materiality” or “Material Adverse Effect” qualifier on or as of the date made or deemed made; or

(iii)                               any Loan Party shall default in the observance or performance of any agreement contained in Section 6.4(a) or (b) (with respect to Parent and the Borrower only), Section 6.7(a), Section 7 or Section 7A of this Agreement; or

(iv)                              any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after the earlier of knowledge thereof by a Responsible Officer of a Loan Party or notice to the Borrower from the Administrative Agent or the Required Lenders; or

(v)                                 any Covenant Party shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Obligations) on any scheduled or original due date with respect thereto after giving effect to applicable cure periods and consents and waivers obtained during such cure periods; or (ii) default in making any payment of any interest on any such Indebtedness (excluding the Obligations), beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created and such default has not been cured or waived; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition after giving effect to applicable cure periods and consents and waivers obtained during such cure periods is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable and such default has not been waived; provided that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $15,000,000; or

(vi)                              (i) any Covenant Party (other than any Immaterial Subsidiary) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Covenant Party (other than any Immaterial Subsidiary) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Covenant Party (other than any Immaterial Subsidiary) any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against any Covenant Party (other than any Immaterial Subsidiary) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Covenant Party (other than any Immaterial Subsidiary) shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Covenant Party (other than any Immaterial Subsidiary) shall admit in writing its inability to pay its debts as they become due; or

(vii)                           one or more judgments, awards or decrees shall be entered against the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) involving for the Borrower and its Subsidiaries (other than Immaterial Subsidiaries) taken as a whole a liability (to the extent not paid or fully covered by insurance and as to which the relevant insurance company has not denied coverage) of $15,000,000 or more, and all such judgments, awards or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof, or

(viii)                        the security interest or lien created under any of the Security Documents shall cease, for any reason (other than by reason of (x) the express release thereof pursuant to Section 10.14, (y) the failure of the Administrative Agent or the Collateral Agent to retain possession of Collateral physically delivered to it or (z) the failure of the Administrative Agent or the Collateral Agent to timely file UCC continuation statements), to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert in writing, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby or any Loan Party or any Affiliate of any Loan Party shall so assert in writing; or

(ix)                                the guarantee contained in Section 2 of the Guaranty and Collateral Agreement shall cease, for any reason (other than in accordance with the terms thereof), to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(x)                                   a Change of Control or a Specified Change of Control shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of Reimbursement Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken:  (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of Reimbursement Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable.  With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of any action taken pursuant to the previous sentence, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit.  Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of Reimbursement Obligations in respect of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations.  After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).  Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

Section 26.

THE AGENTS

(a)                                  Appointment.  Each Lender hereby irrevocably designates and appoints the Administrative Agent and Collateral Agent as the agents of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes each of the Administrative Agent and Collateral Agent, in such capacities, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent or the Collateral Agent, as the case may be, by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement or any other Loan Document, the Administrative Agent and the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Collateral Agent.

(b)                                 Delegation of Duties.  The Administrative Agent and the Collateral Agent may execute any of their respective duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  Each of the Administrative Agent and the Collateral Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

(c)                                  Exculpatory Provisions.  Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder.  The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

(d)                                 Reliance by Administrative Agent and Collateral Agent.  The Administrative Agent and the Collateral Agent shall each be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Parent or the Borrower), independent accountants and other experts selected by the Administrative Agent or the Collateral Agent, as the case may be.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent and the Collateral Agent shall each be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  Each of the Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

(e)                                  Notice of Default.  Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of

Default unless the Administrative Agent has received notice from a Lender, Parent or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders and the Collateral Agent.  The Administrative Agent and the Collateral Agent shall each take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent or the Collateral Agent, as the case may be, shall have received such directions, the Administrative Agent and the Collateral Agent each may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

(f)                                    Non-Reliance on Agents and Other Lenders.

(i)                                     Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender.  Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to extend credit hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent and the Collateral Agent hereunder or under any other Loan Document, the Administrative Agent and the Collateral Agent, as the case may be, shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent, the Collateral Agent or any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates.  Neither the Co-Syndication Agents, the Co-Documentation Agents, the Joint Lead Arrangers nor the Sole Bookrunner shall have nor shall be deemed to have any fiduciary relationship with any Lender.

(ii)                                  For purposes of determining compliance with the conditions specified in Section 5.1 or 5.2, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Borrowing Date specifying its objection thereto.

(g)                                 Indemnification.  The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by Parent or the Borrower and without limiting the obligation of Parent or the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence, bad faith or willful misconduct.  The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

(h)                                 Agent in Its Individual Capacity.  Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent.  With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

(i)                                     Successor Administrative Agent or Collateral Agent.  The Administrative Agent or Collateral Agent may resign as Administrative Agent or Collateral Agent, as the case may be, upon 30 days’ notice to the Lenders and the Borrower.  If the Administrative Agent or the Collateral Agent shall resign as Administrative Agent or Collateral Agent, as the case may be, under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent or Collateral Agent, as the case may be, and the term “Administrative Agent” or “Collateral Agent”, as the case may be, shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s or Collateral Agent’s, as the case may be, rights, powers and duties as Administrative Agent or Collateral Agent, as the case may be, shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or Collateral Agent, as the case may be, or any of the parties to this Agreement or any holders of the Loans.  If no successor agent has accepted appointment as Administrative Agent or Collateral Agent by the date that is 30 days following a retiring Administrative Agent’s or Collateral Agent’s, as the case may be, notice of resignation, the retiring Administrative Agent’s or Collateral Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent or Collateral Agent, as the case may be, hereunder until such time, if any, as the Required Lenders and the Borrower, as applicable, appoint a successor agent as provided for above.  After any retiring Administrative Agent’s or Collateral Agent’s resignation as Administrative Agent or Collateral Agent, as the case may be, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Collateral Agent, as the case may be, under this Agreement and the other Loan Documents.  Notwithstanding the foregoing, the retiring Collateral Agent shall continue to hold the Collateral created by the Loan Documents for the benefit of the Lenders until the successor Collateral Agent has been effectively appointed pursuant to this paragraph.  Notwithstanding anything to the contrary contained herein, if at any time Wells Fargo, resigns as Administrative Agent, Wells Fargo, may, upon 90 days’ notice to the Borrower resign as the Issuing Bank.  If Wells Fargo resigns as the Issuing Bank, it shall retain all the rights and obligations of the Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as the Issuing Bank and all Reimbursement Obligations with respect thereto (including the right to require the Lenders to fund risk participations in respect of any Letter of Credit pursuant to Section 3.4).

(j)                                     Withholding Tax.  To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax.  If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower pursuant to Section 2.18 and Section 2.19 and without limiting the obligation of the Borrower to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such tax was correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

(k)                                  Joint Lead Arrangers, Sole Bookrunner, Co-Syndication Agents and Co-Documentation Agents.  Neither any of the Joint Lead Arrangers, Sole Bookrunner, the Co-Syndication Agents nor the Co-Documentation Agents shall have any duties or responsibilities hereunder in its capacity as such.

Section 27.

MISCELLANEOUS

(a)                                  Amendments and Waivers.  Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1 or Sections 7.13 or 2.23.  The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment (but not prepayment) in respect of any Tranche B Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of any mandatory reductions of Commitments or a waiver, reduction or deferral of a mandatory prepayment required pursuant to Section 2.11, or any amendment of Section 2.11 or the definitions of Asset Sale, Excess Cash Flow or Recovery Event shall only require the consent of Required Lenders and that an increase in the available portion of any Revolving Commitment of any Lender  otherwise in accordance with this Agreement shall not constitute an increase in the Commitment of any Lender) directly affected thereby in an adverse manner; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Loan Parties (or Loan Parties owning all or substantially all of the Collateral) from their obligations under the Guaranty and Collateral Agreement, in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of Section 2.17 without the written consent of the Majority Facility Lenders in respect of each Facility adversely affected thereby; (v) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (vi) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent or, to the extent relating to the Collateral Agent, the Collateral Agent; (vii) amend, modify or waive any provision of Section 2.6 or 2.7 without the written consent of the Swingline Lender; or (viii) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Bank.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent, the Collateral Agent and all future holders of the Loans.  In the case of any waiver, the Loan Parties, the Lenders, the Administrative Agent and the Collateral Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the then Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the extensions of credit under the Facilities and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Tranche B Term Loans (as defined below) to permit the refinancing, replacement or modification of all outstanding Tranche B Term Loans (“Refinanced Tranche B Term Loans”) with a replacement “B” term loan tranche hereunder (“Replacement Tranche B Term Loans”), provided that (a) the aggregate principal amount of such Replacement Tranche B Term Loans (with appropriate adjustments to take into account any upfront fees or original issue discount) shall not exceed the aggregate principal amount of such Refinanced Tranche B Term Loans, (b) the Applicable Margin for such Replacement Tranche B Term Loans shall not be higher than the Applicable Margin for such Refinanced Tranche B Term Loans, (c) the weighted average life to maturity of such Replacement Tranche B Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Tranche B Term Loans at the time of such refinancing, and (d) the Lenders providing the relevant Replacement Tranche B Term Loans shall have the same relative rights and priorities under the Loan Documents as the Lenders of the Refinanced Tranche B Term Loans at the time of such refinancing.

If the Borrower wishes to replace the Commitments, Loans and other extensions of credit, as applicable, under any Facility (the “Facility Interests”) with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders under such Facility, instead of reducing, terminating and repaying such Facility Interests to be replaced, to (i) require the Lenders under such Facility to assign such Facility Interests to the Administrative Agent or its designees (it being understood that none of the Lenders shall be required to be such a designee without its consent) and (ii) amend the terms thereof in accordance with and subject to the requirements of this Section 10.1 (with such replacement, if applicable, being deemed to have been made pursuant to this Section 10.1).  Pursuant to any such assignment, all Facility Interests to be replaced shall be purchased at par (allocated among the Lenders under such Facility in the same manner as would be required if all Loans included therein were being optionally prepaid and all Commitments included therein were being optionally reduced or terminated by the Borrower), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 3, 2.20 or 10.6.  By receiving such purchase price, the Lenders under such Facility shall automatically be deemed to have assigned the Facility Interests under such Facility pursuant to the terms of the form of Assignment and Assumption, and accordingly no other action by such Lenders shall be required in connection therewith.  The provisions of this paragraph are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

Notwithstanding anything to the contrary contained in this Section 10.1, if the Administrative Agent and Parent shall have jointly identified an obvious error (including, but not limited to, an incorrect cross-reference) or any error or omission of a technical nature, in each case, in any provision of any Loan Document, then the Administrative Agent and/or the Collateral Agent (acting in their sole discretion) and the Borrowers or any other relevant Loan Party shall be permitted to amend such provision or cure any ambiguity, defect or inconsistency and such amendment shall become effective without any further action or consent of any other party to any Loan Document.

(b)                                 Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of Parent, the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Parent and Borrower:

Radiation Therapy Services Holdings, Inc.
c/o Vestar Capital Partners V.L.P.
245 Park Avenue,
41st Floor
New York, NY  10167
Attention:  James L. Elrod, Jr.
Telecopy:  (212) 808-4922

Administrative Agent:

Wells Fargo Bank, National Association
301 South College Street
Charlotte, NC 28202
Attention:  Kent Davis
Telecopy:  704-383-6647
Telephone:  704-715-1302

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Documents required to be delivered pursuant to Section 6.1 or Section 6.2 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.2 or on the SEC’s website or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or Intranet website, if any, to which the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that:  (i) the Borrower shall deliver copies (which may be electronic) of such documents to the Administrative Agent which so requests until a written request to cease delivering copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent (and each Lender if there is at the time no incumbent Administrative Agent) of the posting of any such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents referred to in this proviso.  Furthermore, if any financial statement, certificate or other information required to be delivered pursuant to Section 6.1 or 6.2 shall be required to be delivered on any date that is not a Business Day, such financial statement, certificate or other information may be delivered to the Administrative Agent on the next succeeding Business Day after such date.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 or 3 unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)                                  No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

(d)                                 Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

(e)                                  Payment of Expenses.  The Borrower agrees (a) to pay or reimburse each of the Administrative Agent, the Collateral Agent and the Joint Lead Arrangers for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of Cahill Gordon & Reindel LLP, counsel to the Administrative Agent, Collateral Agent and Joint Lead Arrangers (and one local counsel to the Administrative Agent, Collateral Agent and Joint Lead Arrangers in any applicable jurisdiction as to which the Administrative Agent reasonably determines local counsel is appropriate) (provided that in no event shall the Borrower be obligated to reimburse the reasonable expenses of more than one counsel plus one counsel in each jurisdiction pursuant to this clause (a)), (b) to pay or reimburse each Lender, the Collateral Agent and the Administrative Agent for all their reasonable out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including, without limitation, the reasonable fees and disbursements of counsel to Lenders, the Administrative Agent and the Collateral Agent (provided that in no event shall the Borrower be obligated to reimburse the reasonable expenses of more than one counsel plus one counsel in each jurisdiction, unless as reasonably determined by a Lender, representation of all the Lenders, the Administrative Agent and the Collateral Agent would create an actual or potential conflict of interest) and (c) to pay, indemnify and hold each Lender and each Agent and their respective officers, directors, employees, affiliates, partners, advisors, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, claims, penalties, actions, judgments, suits, costs or expenses (including reasonable fees, disbursements, settlement costs and other charges of counsel) of any kind or nature whatsoever (other than consequential, special or punitive damages or losses) with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law relating to the operations of any Group Member or any of the Properties, including the presence or Release or threat of Release of Materials of Environmental Concern at, on, under or from the Properties, and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (c), collectively, the “Indemnified Liabilities”), provided that, in each case, the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from (A) the bad faith, fraud, negligence, or willful misconduct of such Indemnitee (or any of such Indemnitee’s affiliates or their respective officers, directors, employees, advisors, trustees or agents), (B) a dispute arising solely among Indemnitees and not arising from an act or omission of Parent or any of its Subsidiaries or (C) a material breach by such Indemnitee (or any of such Indemnitee’s affiliates or their respective officers, directors, employees, advisors, trustees or agents) of its obligations hereunder.  In the case of any investigation, litigation or other proceeding to which the indemnity in clause (c) of this Section applies, such indemnity shall be effective whether or not such investigation, litigation or other proceeding is brought by a third party or any Group Member or an Indemnitee, and whether or not an Indemnitee is otherwise a party thereto; provided further that the Borrower shall not be required to reimburse the legal fees and expenses of more than one primary outside counsel and reasonably necessary local and specialty counsel for all Indemnitees with respect to any matter for which indemnification is sought unless, as reasonably determined by an Indemnitee’s counsel, representation of all such Indemnitees would create an actual or potential conflict of interest. The Borrower shall not be required to indemnify any Indemnitee for any Indemnified Liabilities paid or payable by such Indemnitee in, or resulting from, the settlement of any action, proceeding or investigation without the written consent of the Borrower, which consent shall not be unreasonably withheld or delayed; provided that the foregoing indemnity shall apply to any such settlement in the event that the Borrower was offered the ability to assume the defense of the action that was the subject matter of such settlement and elected not to assume.  All amounts due under this Section 10.5 shall be payable not later than 30 days after written demand accompanied by a commercially reasonably detailed invoice therefor.  Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent.  The agreements in this Section 10.5 shall survive termination of the Commitments and repayment of the Loans and all other amounts payable hereunder.

(f)                                    Successors and Assigns; Participations and Assignments.

(i)                                     Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.6.  Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(ii)                                  Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it), provided that:

(1)               except in the case of an assignment to an Eligible Assignee or an assignment of the entire remaining amount of the assigning Lender’s interests under any Facility, the amount of the Commitments or Tranche B Term Loans, as applicable, of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (or, in the case of the Revolving Facility, $5,000,000) unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default under Section 8(a) or 8(f) has occurred and is continuing;

(2)               each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of each Facility.  This Section 10.6(b)(ii) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of a single Facility;

(3)               the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 ; provided that only one such fee shall be payable in the event of simultaneous assignments to or from two or more Approved Funds or Affiliates of the same Lender; and

(4)               any Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which such Eligible Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Affiliates or their respective securities) will be made available and who may receive such information in accordance with such Eligible Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

Subject to acceptance and recording thereof pursuant to paragraph (c)(ii) below, from and after the effective date specified in each Assignment and Assumption the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.5).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 10.6.

(iii)                               Register.  (i)  The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments and Revolving Extensions of Credit of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower or any Lender (with respect to any entry relating to such Lender’s Loans)  at any reasonable time and from time to time upon reasonable prior notice.

(ii)                                   Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Eligible Assignee, the Eligible Assignee’s completed administrative questionnaire (unless the Eligible Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b)(iii) of this Section 10.6, all tax forms required under Section 2.19 and any written consent to such assignment required by paragraph (b)(i) of this Section 10.6, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless and until it has been recorded in the Register as provided in this paragraph.  The Register shall be available for inspection by the Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice.

(iv)                              Participations.  Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (other than natural persons) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant.  Subject to paragraph (e) of this Section 10.6, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 and 2.20 (subject to the requirements and limitations of such sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.6.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”).  The entries in the Participant Register shall be conclusive and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(v)                                 Limitation on Participants’ Rights.  No Participant shall be entitled to receive any greater payment under Section 2.18 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent, not to be unreasonably withheld or delayed.

(vi)                              Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender (and any initial or subsequent pledgee or grantee, as the case may be, may in turn at any time and from time to time pledge or grant a security interest in all or any portion of such rights as collateral security to secure obligations of such Person), including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Eligible Assignee for such Lender as a party hereto.

(vii)                           Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Requirement of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(viii)                        The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(g)                                 Adjustments; Set-off.

(i)                                     Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(ii)                                  In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right after the occurrence and during the continuance of an Event of Default, without prior notice to Parent or the Borrower, any such notice being expressly waived by Parent and the Borrower to the extent permitted by applicable law, upon any amount becoming overdue and payable by Parent or the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final other than payroll, tax or trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of Parent or the Borrower, as the case may be.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

(h)                                 Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including Lender Addendums), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile, .pdf file or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

(i)                                     Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(j)                                     Integration.  This Agreement and the other Loan Documents represent the entire agreement of Parent, the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

(k)                                  GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WILL BE REQUIRED THEREBY.

(l)                                     Submission to Jurisdiction; Waivers.  Each of the parties hereto hereby irrevocably and unconditionally:

(i)                                     submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(ii)                                  consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(iii)                               agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Parent or the Borrower, as the case may be at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(iv)                              agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(v)                                 waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 10.12 any special, exemplary, punitive or consequential damages.

(m)                               Acknowledgements.  Each of Parent and the Borrower hereby acknowledges that:

(i)                                     it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(ii)                                  neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to Parent or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and Parent and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(iii)                               no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Parent, the Borrower and the Lenders.

(n)                                 Releases of Guarantees and Liens.

(i)                                     Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent and the Collateral Agent are hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to (A) take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit sale or other disposition of Collateral (other than any such sale or disposition to another Loan Party) not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1, (ii) upon termination of the Total Revolving Commitments and payment in full of all then outstanding Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (unless cash collateralized or subject to other arrangements satisfactory to the Issuing Bank) or (iii) subject to Section 10.1, if otherwise approved, authorized or ratified in writing by the Required Lenders, (B) to the extent agreed by the Administrative Agent, to subordinate any Lien on any Property granted to or held by the Administrative Agent or Collateral Agent under any Loan Document to the holder of any Lien on such Property that is permitted by Section 7.3 or (C) to release any Subsidiary Guarantor from its obligations under the Guarantee and Collateral Agreement if such Person ceases to be a Subsidiary Guarantor as a result of a Disposition or any other transaction permitted under any Loan Document.

(ii)                                  In connection with a termination or release pursuant to Section 10.14(a)(A) or (a)(C), the Administrative Agent and Collateral Agent shall promptly execute and deliver to the applicable Loan Party, at the Borrower’s expense, all documents that the applicable Loan Party shall reasonably request to evidence such termination or release.  Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing such Administrative Agent’s and Collateral Agent’s authority to release or subordinate its interest in particular types or items of Property, or to release any Subsidiary Guarantor from its obligations under the Guarantee and Collateral Agreement pursuant to this Section 10.14.

(o)                                 Confidentiality.  Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ respective partners, directors, officers, employees, agents and representatives, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder, under any other Loan Document or any suit, action or proceeding relating to this Agreement, any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) subject to each such Person being informed of the confidential nature of the Information and to its agreement to keep such Information confidential and subject to an agreement containing provisions substantially the same as those of this Section, to (i) an investor or prospective investor in securities issued by an Approved Fund that also agrees that Information shall be used solely for the purpose of evaluating an investment in such securities issued by the Approved Fund, (ii) a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in securities issued by an Approved Fund in connection with the administration, servicing and reporting on the assets serving as collateral for securities issued by an Approved Fund, or (iii) a nationally recognized rating agency that requires access to information regarding the Loan Parties, the Loans and Loan Documents in connection with ratings issued in respect of securities issued by an Approved Fund, (h) with the written consent of the Borrower or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.15 or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower; provided, however, that with respect to disclosures pursuant to clauses (b) and (c) of this Section 10.15 (other than disclosures pursuant to routine regulatory examinations) and clause (e) of this Section 10.15 (as such clause relates to suits, actions or proceedings in which disclosure is being sought by a third party), unless prohibited by applicable Requirements of Law or court order, each Lender, the Issuing Bank and the Administrative Agent shall (x) notify the Borrower in writing of any request by any Governmental Authority or representative thereof or other Person for disclosure of confidential and non-public information after receipt of such request and (y) if such disclosure of such confidential or non-public information is legally required, furnish only such portion of such information as it is legally compelled to disclose and exercise commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the disclosed information.

For the purposes of this Section 10.15, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower subject to the last paragraph of Section 6.1.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(p)                                 WAIVERS OF JURY TRIAL.  HOLDINGS, THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR

PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

(q)                                 USA PATRIOT Act.  Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

(r)                                    No Advisory or Fiduciary Responsibility.  The Administrative Agent, Co-Syndication Agents, Co-Documentation Agents the Lead Arrangers and each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties. The Loan Parties agree that nothing in the Loan Documents will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other similar implied duty between the Lenders and the Loan Parties. In connection with all aspects of each transaction contemplated by this Agreement, the Loan Parties acknowledge and agree that: (a) (i) the arranging and other services described herein are arm’s-length commercial transactions between the Loan Parties, on the one hand, and the Lenders, on the other hand, (ii) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate and have not relied on any of the Lenders for advice in any of such regards, and (iii) the Loan Parties are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by this Agreement; and (b) (i) each Lender has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any of Loan Parties under the Loan Documents and (ii) under the Loan Documents, no Lender has any obligation to the Loan Parties with respect to the transactions contemplated by this Agreement except those obligations expressly set forth in this Agreement and/or the other Loan Documents.  The Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.

Schedule 1

Mortgaged Property

820 Goodlette Road North

Naples, FL 34102-5445

266 West Hillsboro Blvd.

Deerfield Beach, FL 33441-3322

1176 Vegas Valley Drive

Las Vegas, NV 89109-1500

970 North Broadway

Suites 101, 102 and 103

Yonkers, NY 10701